Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-197227 and
333-197227-01

PROSPECTUS SUPPLEMENT NO. 6

to Prospectus dated
April 12, 2016

________________________

GWG HOLDINGS, INC.

________________________

This prospectus supplement no. 6 filed under Rule 424(b)(3) restates in its entirety and supersedes our prospectus dated April 12, 2016 and all earlier prospectus supplements to that prospectus. You should read this prospectus supplement in its entirety since the information contained herein supplements, amends and restates the information contained in the prospectus. Among other things, this prospectus supplement updates the disclosure in the prospectus based upon the contents of our Annual Report on Form 10-K for the year ended December 31, 2016 (filed with the Commission on March 15, 2017), and the contents of certain other filings made by us under the Securities Exchange Act of 1934.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 5, 2017

________________________

GWG HOLDINGS, INC.

________________________

1,000,000 Units of L Bonds
($1,000,000,000)

GWG Holdings, Inc., through its subsidiaries, invests in life insurance assets in the secondary marketplace. Our objective is to earn returns from our investments in life insurance assets that are greater than the costs necessary to purchase, finance and service those policies to their maturity.

We are offering up to 1,000,000 Units of L Bonds (the “L Bonds”) at $1,000 principal amount per whole Unit, representing $1,000,000,000 in aggregate principal amount of L Bonds. This is a continuous offering and there is no minimum amount of L Bonds that must be sold before we can use any of the proceeds. The proceeds from the sale of the L Bonds will be paid directly to us following each sale and will not be placed in an escrow account. We will use the net proceeds from the offering of the L Bonds primarily to purchase and finance additional life insurance assets, and to service and retire other outstanding debt obligations. The minimum investment in L Bonds is 25 Units, or $25,000. Investments in excess of such minimum amount may be made in any number of whole or fractional Units. The L Bonds will be sold with varying maturity terms, interest rates and frequency of interest payments, all as set forth in this prospectus and in supplements we publish from time to time. Depending on our capital needs and the amount of your investment, L Bonds with certain terms may not always be available. Although we will periodically establish and change interest rates on unsold L Bonds offered pursuant to this prospectus, once an L Bond is sold, its interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in such L Bond). Upon maturity, subject to the terms and conditions described in this prospectus, the L Bonds will be automatically renewed for the same (or lesser) term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless redeemed upon maturity at our or your election.

The L Bonds are secured by the assets of GWG Holdings, Inc. and a pledge of all of the common stock by our largest stockholders. Importantly, GWG Holdings’ most significant assets are cash and its investment in subsidiaries. Obligations under the L Bonds are secured by substantially all the assets of GWG Holdings, a pledge of all our common stock held individually by our largest stockholders, and by a guarantee and corresponding grant of a security interest in substantially all the assets of GWG Life. As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds. Substantially all of our life insurance policies are held by GWG DLP Funding III, LLC (DLP III), GWG DLP Funding IV, LLC (DLP IV) and GWG Life Trust (the Trust), which are subsidiaries of GWG Life. The policies held by DLP III, DLP IV and the Trust are not collateral for the L Bond obligations but serve instead as collateral for our senior credit facilities. These facts present the risk to investors that the collateral security we and our subsidiary have granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default. The security offered for the L Bonds will provide rights as to collateral that are pari passu with the holders of certain other secured debt previously issued by GWG Life and GWG Holdings. This generally means that claims for payment and entitlement to security among the holders of L Bonds and such other secured debt previously issued by GWG Life and GWG Holdings will be treated equally and without preference.

We may call and redeem the entire outstanding principal and accrued but unpaid interest of any or all of the L Bonds at any time without penalty or premium. L Bond holders will have no right to put (that is, require us to redeem) any L Bond prior to the due date unless in the case of death, bankruptcy or total disability. In the event we agree to redeem L Bond upon the request of an L Bond holder — other than after death, bankruptcy or total disability of such holder — we may impose a redemption fee of 6% against the outstanding principal balance of the redeemed L Bond. This redemption fee will be subtracted from the amount paid.

We do not intend to list our L Bonds on any securities exchange during the offering period, and we do not expect a secondary market in the L Bonds to develop. As a result, you should not expect to be able to resell your L Bonds regardless of how we perform. Accordingly, an investment in our L Bonds is not suitable for investors that require liquidity in advance of their L Bond’s maturity date.

We maintain senior borrowing arrangements that subordinate the right to payment on, and shared collateral securing, the L Bonds to our senior secured lenders. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them. In addition, these borrowing arrangements with senior lenders restrict, and are expected to continue to restrict, our cash flows and, subject to certain exceptions, distributions from our operating subsidiaries. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds.

We are an “emerging growth company” under applicable law and are subject to reduced public company reporting requirements. Please read the disclosures on page 18 of this prospectus for more information. Investing in our L Bonds may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 18 to read about the risks you should consider before buying our L Bonds. You should carefully consider the risk factors set forth in this prospectus. The L Bonds are only suitable for persons with substantial financial resources and with no need for liquidity in this investment.

Please read this prospectus before investing and keep it for future reference. We file annual, quarterly and current reports with the SEC. This information will be available free of charge by contacting us at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 or by phone at (612) 746-1944 or on our website at www.gwgh.com. The SEC also maintains a website at www.sec.gov that contains such information.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2017

The L Bonds will be offered and sold on a best-efforts basis by Emerson Equity LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority (“FINRA”). Emerson Equity will be our placement agent for the L Bonds in this offering for purposes of the Securities Act of 1933. Emerson Equity may retain other dealers to act as an agent on its behalf in the course of offering and selling L Bonds in this offering. We will pay Emerson Equity a selling commission ranging from 0.75% to 6.00% of the principal amount of L Bonds sold, depending on the L Bonds’ maturity date. We will also pay Emerson Equity additional compensation consisting of a dealer-manager fee, a wholesaling fee (payable only to wholesaling dealers), and an accountable expense allowance. Emerson Equity will share its commissions and accountable expense allowance with other dealers who may participate in the offering. We have also agreed to reimburse Emerson Equity for certain pre-offering expenses that we anticipate will aggregate to no more than $30,000. The total amount of the selling commissions and additional compensation (including reimbursements, non-transaction-based and non-cash selling compensation) paid to Emerson Equity and any other FINRA member in the course of offering and selling L Bonds will not exceed 8.00% of the aggregate L Bonds. See “Plan of Distribution” and “Use of Proceeds” for further information.

	Units	Price to Investor	Aggregate Commissions, Fees, and Expense Allowances(1)(2)	Net Proceeds to Company
Minimum Investment	25	$25,000	$1,812	$23,188	(3)
Offering	1,000,000	$1,000,000,000	$80,000,000	$920,000,000	(4)

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(1)      Assumes an average sales commission of 5.00%, average dealer-manager fee of 0.50%, average wholesaling fees of 1.30%, and average accountable expense allowance of 1.20%. As explained above, actual commissions will vary based on the term of the L Bonds sold. Nevertheless, the total amount of selling commissions and additional compensation (consisting of dealer-manager fees, wholesaling fees and accountable expense allowance, together with non-transaction-based and non-cash selling compensation, if any) paid to the placement agent will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of the L Bonds sold. Accordingly, and assuming our sale of all $1,000,000,000 in principal amount of bonds offered hereby, the maximum amount of selling commissions we can pay is 6.00% of the gross offering proceeds we receive from the sale of the L Bonds (or $60,000,000), the maximum dealer-manager fee we can pay is 0.50% of the gross offering proceeds we receive from the sale of the L Bonds (or $5,000,000), and the maximum amount of aggregated accountable expenses, wholesaling fees, non-transaction-based and non-cash selling compensation we can pay will not exceed 2.50% of the aggregate gross offering proceeds we receive from the sale of the L Bonds. If all L Bonds sold have seven-year maturities resulting in sales commissions of 6.00%, then the maximum amounts of aggregate accountable expenses, wholesaling fees, non-transaction-based and non-cash selling compensation will not exceed 1.5%.

(2)      Emerson Equity has agreed to offer the L Bonds on a “best efforts” basis.

(3)      Net Proceeds to Company based on the Minimum Investment are calculated after deducting (i) selling commissions and (ii) additional compensation (consisting of a dealer-manager fee, wholesaling fee, an accountable expense allowance and non-transaction-based and non-cash selling compensation). We expect that our own offering expenses, consisting of legal, accounting, printing, mailing, registration, qualification and associated securities offering filing costs and expenses, will through the course of the offering aggregate to approximately $1,500,500, but for purposes of illustrating the Net Proceeds to Company based on the Minimum Investment, those offering expenses of $1,500,500 are not reflected.

(4)      Net Proceeds to Company based on the offering of 1,000,000 L Bond Units (representing $1,000,000,000 in aggregate principal amount) are calculated as described in fn. 3 above, but also before deducting our own expected offering expenses of $1,500,500.

L Bonds will be sold as “Units,” with each whole Unit representing $1,000 in principal amount of L Bonds. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.” We will issue the L Bond Units in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. Depending on the manner in which you purchase L Bonds, you may not receive a physical certificate representing your L Bonds. In all cases, however, we will deliver written confirmation to purchasers of L Bonds. Bank of Utah will act as trustee for the L Bonds.

The current interest rates for the L Bonds based on the applicable maturity thereof is set forth in the table below.

Maturity Term	Interest Rate (%)
2 years	5.50
3 years	6.25
5 years	7.50
7 years	8.50

We may change the interest rates applicable to unsold L Bonds from time to time during this offering, in which case the applicable interest rates will be set forth in an interest rate supplement to this prospectus. Once an L Bond is sold, the interest rate will not change during its term (subject, however, to the extension and renewal provisions contained in such L Bond).

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402
Tel: (612) 746-1944
Fax: (612) 746-0445

i

ABOUT THIS PROSPECTUS

We have prepared this prospectus as part of a registration statement that we filed with the SEC for our continuous offering of L Bonds.

The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus and certain information that is incorporated by reference. You should read this prospectus, the related exhibits filed with the SEC, and any prospectus supplement, together with additional information described below under “Where You Can Find More Information,” and the documents that are incorporated, or deemed to be incorporated, by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a subsequent prospectus supplement (or other disclosure incorporated into this prospectus by reference). This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. Such information necessarily incorporates significant assumptions, as well as factual matters. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

You should rely only on the information contained in this prospectus. Neither we nor the dealer manager have authorized any other person to provide you with any information different from that contained in this prospectus or information furnished by us upon request as described herein. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of our securities. In this prospectus, we use the term “day” to refer to a calendar day, and we use the term “business day” to refer to any day other than Saturday, Sunday, a legal holiday or a day on which banks in New York City are authorized or required to close.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing the L Bonds. This written communication is not intended to be written advice as defined in Circular 230 published by the U.S. Treasury Department.

The L Bonds will be issued under an indenture, as amended or supplemented from time to time (referred to herein collectively as the “indenture”). This prospectus is qualified in its entirety by the terms of that indenture filed with SEC as an exhibit to the registration statement of which this prospectus is a part. All material terms of the indenture are summarized in this prospectus. You may obtain a copy of the indenture upon written request to us or online at www.sec.gov.

The indenture trustee did not participate in the preparation of this prospectus and makes no representations concerning the L Bonds, the collateral, or any other matter stated in this prospectus. The indenture trustee has no duty or obligation to pay the L Bonds from their funds, assets or capital or to make inquiry regarding, or investigate the use of, amounts disbursed from any account.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

HOW TO PURCHASE L BONDS

If, after carefully reading this entire prospectus, obtaining any other information requested and available, and being fully satisfied with the results of pre-investment due-diligence activities, you would like to purchase L Bonds, you will have two different ways in which to consummate a purchase: (1) DTC settlement, and (2) direct settlement with the Company.

1. Depositary Trust Company Settlement (DTC settlement). If your broker-dealer is a participant in the DTC system and makes DTC settlement available to you, then you can place an order for the purchase of L Bonds through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds will be placed to facilitate the monthly closing cycle. Orders will be executed by your broker-dealer electronically and you must coordinate with your broker-dealer’s registered representative to pay the full purchase price for the L Bonds by the final settlement date. Orders may be placed at any time, and the final settlement date will be the date on which your subscription agreement is accepted. You will be credited with ownership of an L Bond on the first business day following the month in which the subscription is made. However, interest will begin to accrue from the final settlement date. Your purchase price for L Bonds purchased in this way will not be held in escrow.

2. Direct Settlement with the Company. If you wish to purchase L Bonds through direct settlement with the Company, then you must complete, execute and return the Subscription Agreement to us together with a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account” (or wire sent to the Subscription Account) equal to the principal amount of L Bonds you wish to purchase. If you are working with a broker-dealer, your subscription materials and the certified check or personal check should be delivered to your broker-dealer, who will deliver it to us at the following address:

GWG Holdings, Inc.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

Wire Instructions
GWG Holdings, Inc. — Subscription Account
Account: 500023916
Routing: 091310521
Bank Name: Bell State Bank & Trust

Your purchase is subject to our acceptance. All information provided is confidential and will be disclosed only to our directors, officers and employees who need to know, affiliates, managing broker-dealer, legal counsel and, if required, to governmental authorities and self-regulatory organizations or as otherwise required by law. For your purchase to be effective as of the first business day of a calendar month, your completed and executed Subscription Agreement, together with your related funds, must be received by the final settlement date (i.e., the last business day of the prior calendar month).

Upon our receipt of the signed Subscription Agreement and acceptance of your purchase, we will notify you of such acceptance. We may, in our sole discretion, accept or reject any purchase, in whole or in part. In the event we do not accept your purchase of L Bonds for any reason, we will promptly return your payment. We may terminate or suspend this offering at any time, for any reason or no reason, in our sole discretion. You may obtain a copy of the Subscription Agreement from our website at www.gwgh.com, your broker-dealer (if you are working with one), or from us by contacting us at 1-877-494-2388.

COVERED SECURITY

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they will be senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. Investors are urged to read carefully the risk factors relating to our business and our Company contained in the Risk Factors section of this prospectus beginning on page 18. In addition, investors should understand that because our L Bonds are a “covered security” exempt from state securities regulations, neither our Company, the L Bonds, or any other aspects of this offering have been the subject of any merit-based review by state securities regulators.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

The following questions and answers about this offering highlight material information regarding us and this offering that you may wish to review. Nevertheless, you should read this entire prospectus, including the section entitled “Risk Factors,” before deciding to purchase our L Bonds.

Can you explain and clarify the interplay between GWG Holdings, Inc. and GWG Life, LLC and its subsidiaries in relation to the L Bonds and the registration statement?

GWG Holdings, Inc. will be issuing the L Bonds, receiving all proceeds from the sale of L Bonds, and will be the only entity making regular payments on the L Bonds. Nevertheless, because a significant amount of the consolidated assets of the Company are held in GWG Life, LLC and its direct subsidiaries, GWG Life is a guarantor of the Company’s obligations under the L Bonds. As guarantor of the L Bonds, SEC rules require that GWG Life be included as a co-registrant under this registration statement. GWG Life will not, however, be otherwise involved in the offering of L Bonds.

It seems as though you are offering several bonds with different interest rates and maturities but calling them all L Bonds. Is this the case?

All bonds we issue in this offering will have identical terms, excepting the interest rate and the maturity length. In this regard, we have essentially created multiple classes of L Bonds, similar to how companies may have different classes of stocks with slightly different economic rights. Currently, we are offering four classes of L Bonds, as follows:

•         “Class 2-2” L Bonds will mature two years from their issuance and accrue interest at 5.50% per annum.

•         “Class 3-2” L Bonds will mature three years from their issuance and accrue interest at 6.25% per annum.

•         “Class 5-2” L Bonds will mature five years from their issuance and accrue interest at 7.50% per annum.

•         “Class 7-2” L Bonds will mature seven years from their issuance and accrue interest at 8.50% per annum.

The economic terms for each L Bond in any particular class will be identical to all other L Bonds in the same class (other than the date of maturity). In the event we adjust the interest rate for any class of bonds we offer, we will create a new class of L Bonds. Upon the renewal of any L Bonds we have sold, any new interest rate applied to an L Bond will be applied to all L Bonds in the same class.

Your prospectus states that the interest rate for the L Bonds may be adjusted from time to time during the course of the offering. Will any such adjustment apply retroactively to L Bonds already issued?

No. Once you purchase an L Bond, the interest rate on that L Bond will not change during the entirety of its original term. The interest rate on an issued L Bond may, however, be adjusted upon renewal of that L Bond. In any such case, we will advise you of any different interest rate that may apply to your L Bond upon renewal. In sum, any new interest rates for the L Bonds will apply only to newly issued L Bonds sold or renewed after the date of any interest rate change. Our decision to change interest rates depends on numerous factors, including but not limited to things such as market interest rates, our capitalization, demand for our L Bonds, the life settlement market in general, our capital requirements, and many other factors. We have not changed interest rates since January 2014, which was the only time we have changed the interest rates on our publicly offered L Bonds. Please see “Description of the L Bonds — Interest Rate.”

How do I subscribe for L Bonds, and what is the settlement process?

L Bonds may be purchased either directly from the Company or through a DTC participant once DTC settlement is permitted.

If you purchase directly from the Company, you will send your completed and executed Subscription Agreement, together with your subscription amount to us at the address listed in “How to Purchase L Bonds.” Your subscription amount is principal amount of L Bonds you wish to purchase, and should be paid through a certified check or personal check payable to the order of “GWG Holdings, Inc. — Subscription Account.” In lieu of paying by check, you may wire your subscription amount to the account referenced in “How to Purchase L Bonds.” If you are working with a broker-dealer or other investment professional, your broker-dealer or professional will gather and send in the required information on your behalf, and may facilitate your payment of the subscription amount. Once we have received your subscription amount and required documentation, we will either reject or accept your subscription. Once accepted, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. Nevertheless, we will formally issue your L Bond on the first day of the month following the month in which your subscription is accepted. This means that if your subscription is accepted July 3, 2015, then your L Bond will be issued August 1, 2015. As indicated above, interest will nonetheless accrue on your L Bond from July 3, 2015 to July 31, 2015, and will be paid on August 15, 2015. If you purchase directly from the Company, your L Bond will ordinarily be issued in book-entry (or certificated) form and payments will be made directly into the account you indicate in your Subscription Agreement.

Purchasing through a DTC participant is a slightly different process. In this case, you will provide your order for the purchase of L Bonds to your broker-dealer, together with such other information as your broker-dealer may require. Your broker-dealer will ensure your order is electronically placed with the Company and that the Company timely receives your subscription amount. There is no need to furnish the Company with a Subscription Agreement when you purchase through a DTC participant. Once we have received your subscription amount, we will either reject or accept your subscription. Once accepted, we will have immediate access to your subscription amount and you will start to accrue interest on your investment at the rate applicable to the L Bond you have purchased. Nevertheless, we will formally issue your L Bond on the first day of the month following the month in which your subscription is accepted. This means that if your subscription is accepted July 3, 2015, then your L Bond will be issued August 1, 2015. As indicated above, interest will nonetheless accrue on your L Bond from July 3, 2015 to July 31, 2015, and will be paid on August 15, 2015. If you purchase through a DTC participant, your L Bond will be issued to DTC in the name of Cede & Co, as its nominee. In this sense, DTC will be the legal owner of the L Bond and you will be the beneficial owner. Your ownership of the L Bond should then appear on the brokerage or other investment statements you receive from your broker-dealer. Settling through a DTC participant will only be permitted if and when approved by DTC (The Depository Trust Company).

If and when DTC settlement is approved, we intend to issue each class of L Bonds a unique identifying number (CUSIP) each month to facilitate the settlement of L Bonds. Thus, Class 1-1 L Bonds issued in August 2015 (and maturing August 2016) will all have the same CUSIP, which will be different from the CUSIP applicable to Class 1-1 L Bonds issued in September 2015 (and maturing September 2016). In this way, all L Bonds belonging to a single CUSIP will be completely fungible, meaning that they will all mature on the same date and have identical terms so that one L Bond with a particular CUSIP is interchangeable with any other L Bond having the same CUSIP. This process helps us track L Bond issuances and creates a tracking system for the L Bonds to be issued to and transferred through DTC.

What is the role of the trustee?

The Bank of Utah is the trustee for the L Bonds. The role of the trustee is essentially to enforce the terms of the L Bonds on behalf of bondholders, including direct and beneficial holders, and facilitate the relationship between our Company and the bondholders. We must notify the trustee of certain events as required under the indenture, and the trustee will in turn notify bondholders. The trustee has also been granted a security interest in all of the assets of GWG Holdings and GWG Life for the benefit of the bondholders. The trustee has no duty to pay any obligations under L Bonds or to make inquiry regarding, or investigate the use of, amounts disbursed from any account. Upon an event of default under the indenture, and subject to those limitations in the indenture designed to benefit our senior creditors, the trustee may take action against us to enforce the rights of holders of the L Bonds.

What is the role of the paying agent?

The paying agent is the term ascribed to whomever it is that is making the payment to the holders of L Bonds. Presently, the Company itself is the paying agent and therefore responsible for tracking investors’ respective payment dates and ensuring timely payment of principal and interest under the L Bonds. Under the indenture, we may designate a third party, such as a transfer agent registered with the SEC, or a banking institution, to serve as paying agent. The role of the paying agent is essentially mechanical, and does not ordinarily involve the exercise of discretion and judgment in the way that is typical for an indenture trustee.

Do I need to sign any paperwork in connection with renewal of my L Bond?

No. The terms of the L Bond allow for the automatic renewal into a new L Bond of an identical maturity, unless we receive notice from you. If we renew your L Bond, then we will notify you of our decision at least 30 days prior to the maturity date of your L Bond. After receiving such notice, you may yourself elect to be repaid. If you do not elect repayment at least 15 days prior to the maturity date of your L Bond, then your L Bond will be renewed. To effect a renewal, you are not required to sign or submit any new paperwork to us or your broker-dealer. Your L Bond will automatically renew in accordance with the terms of the indenture. Please see “Prospectus Summary — Renewal or Redemption at Maturity” and “Description of the L Bonds — Renewal or Redemption at Maturity.”

Can I resell or transfer my L Bond after it has been purchased?

Yes. Since these L Bonds are being offered and sold pursuant to an effective registration statement, the L Bonds may be transferred so long as such transfer is documented in the form approved by us. We do not, however, expect a public trading market to develop for the L Bonds in the foreseeable future, if ever. If you wish to transfer your L Bond held in book-entry (or certificated) form, you should contact us. If you wish to transfer your L Bond held through DTC, you should contact your broker-dealer.

Will I be able to sell my L Bonds in the secondary market?

We do not intend to list the L Bonds on an exchange and do not expect a public trading market to develop for them in the foreseeable future. Because of the lack of a trading market for L Bonds, it is unlikely that holders will be able to sell their L Bonds easily. If you require liquidity from your L Bond investment, you should contact us about the possibility of an early redemption.

How will I receive interest and principal payments on my L Bonds?

This will depend on how you purchased your L Bond. If you purchased your L Bond directly from us, we will directly deposit our payments of interest and principal into the account indicated in your Subscription Agreement. If you purchased through DTC, all payments of principal and interest will be made to DTC, who will forward such payment to participating broker-dealers. Your participating broker-dealer will then forward such funds to you by crediting those funds to your account held with that broker-dealer. In this case, all accountings of what you have contributed and what you are owed will be the responsibility of your participating broker-dealer.

How does a “best efforts” offering work?

When securities, including the L Bonds, are offered to the public on a “best efforts” basis, the broker-dealers participating in the offering are only required to use their best efforts to sell the securities. These broker-dealers do not themselves have any obligation to purchase any of the L Bonds.

What is GWG Holdings, Inc.?

We are a specialty finance company and a leading purchaser of life insurance policies in the secondary market. We are a holding company, meaning that we hold interests in subsidiaries and the subsidiaries generate income through operations. Through our subsidiary GWG Life, we purchase and finance life insurance policies at a discount to the face value of the policy benefit. In addition, through our subsidiary GWG MCA Capital, we participate in the merchant cash advance business.

While our primary wholly owned operating subsidiary began operations in March 2006, we were formed and organized in Delaware in 2008. In September 2014, we consummated an initial public offering of our common stock. In connection with this offering, we started listing our common stock on The NASDAQ Capital Market under the ticker symbol “GWGH.” We are based in Minneapolis, Minnesota.

Do you currently own any assets?

Our assets consist primarily of cash and equity interests in our subsidiaries. Nearly all of our life insurance assets are held through our subsidiaries. As of December 31, 2016, our consolidated assets totaled $643.2 million, of which approximately $78.5 million was cash and equivalents and approximately $511.2 million was the fair value of our life insurance assets. Those life insurance assets had an aggregate face value of policy benefits approximating $1.36 billion.

What is your business strategy?

Our business strategy is to purchase a large and well-diversified portfolio of life insurance policy assets at discounts to their face value of the policy benefits sufficient enough to generate profitable returns. In addition, we seek to bring the value of the secondary market for life insurance to a broader senior consumer market. In order to meet our goals, we have spent and intend to continue to spend significant resources: (i) developing a robust operational platform and systems for originating and purchasing life insurance policies; (ii) obtaining requisite licensure to participate in the life insurance secondary market; (iii) developing financing resources, strategies, and capabilities for servicing a large portfolio of life insurance policies; (iv) recruiting and developing a professional management team; and (v) establishing strategic relationships for delivering its services. We are currently focused on investments in universal life insurance policies.

Operationally, we generally transact directly with the policy owner who originally purchased the life insurance in the primary market through a network of life insurance agents, life insurance brokers, and licensed providers who assist policy owners in accessing the secondary market. We have been expanding our origination practice by marketing to consumers through various marketing initiatives.

Are there any risks involved in investing in this offering?

Yes. Investing in L bonds involves a high degree of risk. You should carefully review the “Risk Factors” section of this prospectus, which contains a detailed discussion of the material risks that you should consider before investing in our L Bonds.

What is the status of this offering and how many L Bonds do you currently have outstanding?

We began the offering under this prospectus on January 9, 2015. As of December 31, 2016, we had approximately $387.1 million in principal amount of L Bonds outstanding. This figure includes, however, L Bonds sold since our initial offering of L Bonds commenced in January 2012.

How long will this offering last?

The offering is a continuous offering. The offering under this registration statement expires under SEC rules after three years (i.e., January 9, 2018). We may, however, conduct similar or identical offerings of L Bonds or other securities during this same time or afterwards. We may also decide to terminate this offering at any time.

Will I be notified of how my investment is doing?

We will provide you with periodic updates on our performance through periodic filings we make with the SEC. Such filings will include: (i) three quarterly financial reports; (ii) one annual report; (iii) supplements and amendments to this offering, as appropriate; and (iv) such other reports as required under Sections 13 and 15(d) of the Securities Exchange Act of 1934. Such information is also available on our corporate website at www.gwgh.com.

Will I receive annual tax information regarding interest payments from you?

You will receive a Form 1099-INT, which will be mailed by March 31 of each year.

Who can help answer my questions about the offering?

If you have more questions about the offering, you should contact a registered representative of your broker-dealer or other investment professional, or else contact:

GWG Holdings, Inc.

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

(612) 746-1944

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” and the documents which are incorporated, or deemed to be incorporated, by reference into this prospectus, before making a decision to invest in our L Bonds. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GWG” refer to GWG Holdings, Inc. together with its wholly owned direct or indirect subsidiaries. In instances where we refer emphatically to “GWG Holdings” or “GWG Holdings, Inc.,” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity.

Our Company

We are a financial services company committed to finding new ways of disrupting and transforming the life insurance and related industries through innovative products and services, business processes, financing strategies, and advanced epigenetic technology. Historically, we have focused on creating opportunities for consumers to maximize the value of their life insurance as compared to the traditional options offered by the insurance industry. As part of our business, we create opportunities for investors to receive income and capital appreciation from our various activities in the life insurance and related industries. More recently, we have focused on applying new technology to our products and services that promises to be more predictive and offer even greater opportunity in the life insurance and related industries.

The life insurance industry provides us with the opportunity to bring value to consumers and earn non-correlated yield by purchasing life insurance policies at a discount to the face value of the policy benefit. We pay the premiums of the policies that we purchase and collect the policy benefit upon maturity. In sum, we seek to earn a net profit between the yield generated by the life insurance assets we own and the costs we incur to originate and finance those assets. This practice is disruptive to the life insurance industry since insurance carriers rely on consumer lapse and surrender behavior resulting in the forfeiture of policy benefits. Since inception, we have purchased approximately $2.2 billion in face value of policy benefits from consumers for over $379.7 million, as compared to the $26.1 million in surrender value offered by insurance carriers on those same policies. Our business allows consumers to maximize their investment in life insurance for their retirement or other financial needs.

We believe the market potential for the secondary life insurance market is large. According to the 2016 American Council of Life Insurers Fact Book (ACLI), in 2015 individuals owned over $12.3 trillion in face value of life insurance policies in the United States. This figure includes all types of policies, including term insurance and permanent insurance known as whole life and universal life. The ACLI reports that in 2015, the lapse and surrender rate of individual life insurance policies was 5.4%, aggregating to a face value of $638.5 billion in surrendered benefits. Research by Conning Research & Consulting (Conning) reports that in 2016 the annual net potential for the secondary life insurance market exceeded $141 billion in benefits. Of that market potential, Conning estimates that, in 2015, secondary market investors purchased approximately $1.7 billion in face value of life insurance benefits. With an aging demographic in need of retirement assets and related financial services, Conning expects the net market potential to grow to an annual $170 billion in face value of life insurance benefits by 2025. We believe that the life insurance secondary market represents both a dramatically underserved market and significant long-term growth opportunity.

A critical factor for our success in bringing value to consumers and creating opportunities for investors to earn yield from our life insurance assets, is our ability to accurately estimate human life expectancy. Our search for increased precision in estimating life expectancy led us to a mortality predictive technology developed by Dr. Steve Horvath, a Professor of Human Genetics and Biostatistics at the University of California, Los Angeles (UCLA). In 2016, we exercised an exclusive option to license Dr. Horvath’s “DNA Methylation Based Predictor of Mortality” technology, or “M-Panel” technology, which tests certain metabolic processes occurring at the molecular level that are referred to as “methylation.” We believe M-Panel technology could improve our ability to more precisely predict human life expectancy. We are currently in the process of negotiating a license agreement and assessing the intellectual property protection we may receive as a result of such a license.

Our M-Panel technology is based upon a revolutionary new science known as “epigenetics” that reads and measures changing methylation levels occurring in human cells at molecular scale. The amount of methylation change that occurs in a human cell is a result of lifestyle, environment, diet, and other factors typically associated with human lifespan. We believe our M-Panel and similar technology may not only improve the way in which we select and price life insurance policies for purchase in the secondary market, but it could also revolutionize the manner in which the entire life insurance industry prices and selects mortality risk. As a result, we intend to use M-Panel and other technology to improve our life insurance secondary market business as well as to pursue additional lines of business in the life insurance industry. According to industry experts, advancements in life expectancy technology have the potential to upend the ability of insurers to assess and select risks. Industry consultants KPMG, Accenture, and Ernst & Young all take the position that the insurance industry will undergo transformational change as advanced technologies affect their businesses. We believe that increased precision in predicting life expectancy through the use of our M-Panel technology, and our broader commitment to innovating through the use of new technologies in an “insurtech” approach, will provide us with a significant competitive advantage in the secondary market. Furthermore, while we are still refining the precise strategies through which we may pursue specific opportunities, we believe that our use of technology may offer us opportunities to innovate and transform historical business methods used throughout the broader insurance, long-term care and annuity industries.

We believe that we are uniquely positioned to continue acquiring life insurance assets from consumers in the secondary market, while developing additional innovative business models in the life insurance and related industries through the use of M-Panel technology. We expect to continue to finance our growth by providing investors with the opportunity to participate in the yield from the life insurance assets we own and growth opportunities we create.

To participate and compete in, and expand, our markets, we spend significant resources: (i) recruiting and developing a professional management team; (ii) establishing strategic relationships for delivering the services we provide; (iii) creating opportunities for investors to participate in the yield and capital appreciation that may be generated by the alternative life insurance assets and technology we own; (iv) creating innovative growth opportunities to participate in the life insurance industry through the use of technology; and (v) developing a robust operational platform and systems for originating life insurance policies and other alternative assets.

Portfolio Information

Our portfolio of life insurance policies owned by our subsidiaries as of September 30, 2016 is summarized below:

Total portfolio face value of contract benefits	$1,272,078,000
Average face value per contract	$2,035,000
Average face value per insured life	$2,263,000
Weighted average age of insured (yrs.)*	81.8
Weighted average life expectancy estimate (yrs.)*	6.8
Total number of contracts	625
Number of unique lives	562
Demographics	73% Males; 27% Females
Number of smokers	24
Largest contract as % of total portfolio	0.79%
Average contract as % of total portfolio	0.16%
Average annual premium as % of face value	3.33%

____________

*         averages presented in the table are weighted averages.

Corporate Organization

Our business was originally organized in February 2006. We added our current parent holding company, GWG Holdings Inc., in March 2008, and in September 2014 we consummated an initial public offering of our common stock on The NASDAQ Capital Market, where our stock trades under the ticker symbol “GWGH.”

GWG Holdings, Inc. conducts its life insurance related business through a wholly owned subsidiary, GWG Life, LLC (GWG Life), and GWG Life’s wholly owned subsidiaries, GWG Life Trust (the Trust), GWG DLP Funding III, LLC (DLP III), and GWG DLP Funding IV, LLC (DLP IV). All of these entities are legally organized in Delaware, other than GWG Life Trust, which is governed by the laws of the State of Utah. Actüa Life & Annuity Ltd. is a new wholly owned subsidiary of GWG Holdings formed to engage in the various life insurance related businesses and activities.

In February 2016, we launched a new operating division in the merchant cash industry through a subsidiary entity, GWG MCA Capital, Inc. (GWG MCA). GWG MCA provides secured loans to merchant cash advance funders, and also provides merchant cash advances directly to small businesses across the United States. To begin this operating division, we acquired a $4.3 million portfolio of loans and advances from a subsidiary of Walker Preston Capital. GWG MCA is serviced by Saratov Capital, LLC.

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402 and our telephone number at that address is (612) 746-1944. Our website address is www.gwgh.com. The information on or accessible through our website is not part of this prospectus. Our corporate structure, including our principal subsidiaries, is depicted below.

“Emerging Growth Company” Status

As a public reporting company with less than $1 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other requirements otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•         are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•         are not required to provide a detailed narrative disclosure discussing our compensation principles and objectives and analyzing how our compensation elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•         are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•         are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•         may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•         are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards. Our election to use the phase-in periods is irrevocable and may make it difficult to compare our financial statements to companies that are either ineligible for, or have opted out of, the longer phase-in periods.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933 (which occurred in September 2014), or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

It should be noted that certain reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules, and our claim to those reduced reporting requirements and exemptions will not be affected by the loss of our status as an “emerging growth company.” In this regard, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

The Offering

Issuer	GWG Holdings, Inc.

Indenture Trustee	Bank of Utah

Paying Agent	GWG Holdings, Inc.

Securities Offered	We are offering up to 1,000,000 Units of L Bonds (“L Bonds”), with each whole Unit representing $1,000 in principal amount of L Bonds. The L Bonds are being sold on a continuous basis.

Method of Purchase

We will sell L Bonds using two different closing or “settlement” services, whenever available. The first service is DTC settlement, and the second is direct settlement with the Company. For more information, see “Plan of Distribution.”

Denomination	The minimum purchase amount is 25 L Bond Units, or $25,000 in principal amount. Additional L Bonds in excess of 25 Units may be purchased in any number of whole or fractional Units.

Offering Price	$1,000 per whole Unit, representing 100% of the principal amount of the L Bond represented by a whole Unit. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.”

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, you will have a limited time within which to rescind your investment subject to the conditions set forth in this prospectus. See “Description of the L Bonds — Limited Rescission Right” for additional information.

Maturity

You may generally choose maturities for your L Bonds of two, three, five or seven years. Nevertheless, depending on our capital requirements, we may not offer and sell L Bonds of all maturities at all times during this offering.

Interest Rates

The interest rate of the L Bonds will be established at the time of your purchase, or at the time of renewal, based upon the rates we are offering in this prospectus or our latest interest rate supplement to this prospectus (i.e., any prospectus supplement containing interest rate information for L Bonds of different maturities), and will remain fixed throughout the term of the L Bond. We may offer higher rates of interest to investors with larger aggregate L Bond portfolios, but only as set forth in the then-current interest rate supplement.

Interest Payments

We will pay interest on the L Bonds based on the terms you choose, which may be monthly or annually. Interest will accrue from the effective date of the L Bond. Interest payments will generally be made on the 15th day immediately following the last day of the month to the L Bond holder of record as of the last day of that interest-payment period. Interest will be paid without any compounding.

Principal Payments

The maturity date for the L Bonds will be the last day of the month during which the L Bond matures. We are obligated to pay the principal on the L Bond by the fifth day of the month next following its maturity (or the first business day following such date).

Payment Method

Principal and interest payments will be made by direct deposit to the account you designate in your Subscription Agreement if you purchase L Bonds through direct settlement with the Company. If you purchase L Bonds through DTC settlement, principal and interest payments will be made to your brokerage or custodial account through DTC.

Renewal or Redemption at Maturity

Upon maturity, the L Bonds will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate L Bond portfolios for L Bonds of the same maturity, unless repaid upon maturity at our or your election. In this regard, we will notify you at least 30 days prior to the maturity date of your L Bonds. In the notice, we will advise you if we intend to repay the L Bonds or else remind you that your L Bonds will be automatically renewed unless you exercise your option, at least 15 days prior to the maturity date, to elect to have your L Bonds repaid. If applicable, a new certificate will be issued.

If we determine that a post-effective amendment to the registration statement covering the offer and sale of L Bonds must be filed during your 15-day repayment election period, we will extend your election period until ten days following the postmark date of our notice to you that the amendment has become effective.

For any L Bonds offered hereby that mature after the three-year anniversary of the commencement of this offering, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we will be able to renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

If L Bonds with similar terms are not being offered at the time of renewal, (i) the interest rate upon renewal will be (a) the rate specified by us in writing on or before the maturity date or (b) if no such rate is specified, the rate of your existing L Bonds, and (ii) the maturity will, if L Bonds of the same maturity are being offered at the time of renewal, be the same or, if not, the next earliest maturity. Accordingly, you should understand that the interest rate offered upon renewal may differ from the interest rate applicable to your L Bonds prior to maturity. See “Description of the L Bonds — Renewal or Redemption on Maturity.”

Call and Redemption Prior to Maturity

We may call and redeem the entire outstanding principal balance and accrued but unpaid interest of any or all of the L Bonds at any time without penalty or premium. L Bond holders will have no right to require us to redeem any L Bond prior to maturity unless the request is due to death, bankruptcy or total disability. In our sole discretion, we may accommodate other requests to redeem any L Bond prior to maturity. If we agree to redeem an L Bond upon the request of an L Bond holder, we may impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed, which fee will be subtracted from the amount paid.

Ranking	The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•       pari passu with respect to payment on and collateral securing the approximately $16.6 million in outstanding principal amount of Series I Secured Notes previously issued by our subsidiary GWG Life, and the previously issued L Bonds, of which approximately $387.1 million in principal amount is outstanding as of December 31, 2016 (see the caption “— Collateral Security” below);

•       structurally junior to the present and future obligations owed by DLP III under a senior credit facility provided by Autobahn/DZ Bank, and owed by DLP IV under a senior secured term loan with LNV/CLMG, and structurally or contractually junior to any future obligations that DLP III and DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

• structurally junior to the present and future claims of other creditors of DLP III and DLP IV, including trade creditors.

The indenture will permit us to issue other forms of debt, including senior and secured debt, in the future. Any such secured senior debt will have priority over L Bonds with respect to claims for payment and claims for any collateral that is shared as between the holders of L Bonds and such senior secured debt.

To fully understand the foregoing summary, you should understand that “pari passu” means that claims for payment and entitlement to security among the holders of L Bonds, the holders of previously issued L Bonds, and the holders of Series I Secured Notes previously issued by GWG Life, together with the holders of any later-created class of “pari passu debt” of ours, will generally be treated equally and without preference. We expect to continue our offering of Series I Secured Notes and previously issued L Bonds for purposes of processing renewals only, and any such debt issued on a pari passu basis in the future would also be treated equally and without preference in respect of the L Bonds and any secured debt issued by GWG Life. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that is pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities that are pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument. See “Description of the L Bonds — Ranking” for further information.

Guarantee

The payment of principal and interest on the L Bonds is fully and unconditionally guaranteed by GWG Life. This guarantee, together with the accompanying grant of a security interest in all of the assets of GWG Life and the terms and conditions of an intercreditor agreement, makes the L Bonds pari passu, with respect to payment and collateral, with the Series I Secured Notes issued by GWG Life and the previously issued L Bonds issued by GWG Holdings. On December 31, 2016, there was approximately $16.6 million in outstanding principal amount owed on the Series I Secured Notes and approximately $387.1 million in outstanding principal amount of previously issued L Bonds.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We have granted a security interest in all of our assets to the indenture trustee for the benefit of the L Bond holders. Our assets consist primarily of our investments in our subsidiaries and any cash proceeds we receive from life insurance assets of our subsidiaries, and all other cash and investments we hold in various accounts.

Substantially all of our life insurance assets are held in our subsidiaries DLP III and DLP IV and the Trust. The L Bonds’ security interest will be structurally subordinate to the security interest in favor of our senior secured lenders, together with any future senior secured lenders of ours. The assets of GWG Life, including proceeds it receives as distributions from DLP III and DLP IV and derived from the insurance policies owned by DLP III and DLP IV, are collateral for GWG Life’s guarantee of the repayment of principal and interest on the L Bonds.

As indicated above under “Collateral,” this security interest will be pari passu to other issued and outstanding debt of GWG Life and GWG Holdings, including our Series I Secured Notes and previously issued L Bonds, respectively. The L Bonds are also secured by a pledge of a majority of our outstanding common stock from our largest stockholders, which pledge is pari passu with the pledge of such common stock to the holders of Series I Secured Notes issued by GWG Life and to the holders of previously issued L Bonds. For a description of the meaning of the term “pari passu,” please refer to the caption “Ranking” above.

Indenture Covenants	The indenture governing the L Bonds places restrictive covenants and affirmative obligations on us. For example, our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant for a period of 30 consecutive days. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 60 calendar days after the trustee’s notice to us of a breach, or such a notice received from the holders of at least 25% in principal amount of outstanding L Bonds.

The indenture also places limitations on our ability to engage in a merger or sale of all of our assets. See “Description of the Indentures — Events of Default” and “— Consolidation Mergers or Sales” for more information.

Use of Proceeds

If all the L Bonds are sold, we would expect to receive up to approximately $918.5 million of net proceeds from this offering after paying estimated offering and related expenses and after paying our estimated average selling commissions, dealer-manager fees, accountable expense allowance, wholesale commissions and our offering expenses. There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

We intend to use the net proceeds from this offering to: service our life insurance assets; and for certain other expenditures we anticipate incurring in connection with this offering and in connection with our business. See “Use of Proceeds” for additional information.

No Market for L Bonds Units; Transferability

There is no existing market for the L Bonds and we do not anticipate that a secondary market for the L Bonds will develop. We do not intend to apply for listing of the L Bonds on any securities exchange or for quotation of the L Bonds in any automated dealer quotation system. Nevertheless, you will be able to freely transfer or pledge L Bonds. See “Description of the L Bonds — Transfers.”

Book Entry	The L Bonds may be issued in book-entry form, certificated form, or in the form of a global certificate deposited with a depositary. See “Description of the L Bonds — Registration and Exchange.”

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds is exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus, as well as the disclosures on page 18 under the heading “Covered Security.”

Risk Factors

An investment in the L Bonds involves significant risks, including the risk of losing your entire investment, and may be considered speculative. Importantly, we maintain a senior borrowing arrangement that subordinates the right to payment on, and shared collateral securing, the L Bonds to our senior secured lender. From time to time we may add or replace senior lenders and the particular arrangements under which we borrow from them. In addition, these borrowing arrangements with senior lenders restrict, and are expected to continue to restrict, our cash flows and, subject to certain exceptions, distributions from our operating subsidiaries. These provisions will restrict cash flows available for payment of principal and interest on the L Bonds. For a summary of risks relating to this offering and our Company and business, please see “Risk Factors,” page 18.

RISK RELATING TO FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus contain forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors discussed under the heading “Risk Factors” in this prospectus and the following:

•         changes in the secondary market for life insurance;

•         changes resulting from the evolution of our business model and strategy with respect to the life insurance industry;

•         our limited operating history;

•         the valuation of assets reflected on our financial statements;

•         the reliability of assumptions underlying our actuarial models, including our life expectancy estimates;

•         our reliance on debt financing;

•         risks relating to the validity and enforceability of the life insurance policies we purchase;

•         risks relating to our ability to license and effectively apply technologies to improve and expand the scope of our business;

•         our reliance on information provided and obtained by third parties;

•         federal, state and FINRA regulatory matters;

•         competition in the secondary market of life insurance;

•         the relative illiquidity of life insurance policies;

•         our ability to satisfy our debt obligations if we were to sell our entire portfolio of life insurance policies;

•         life insurance company credit exposure;

•         cost-of-insurance (premium) increases on our life insurance contracts;

•         general economic outlook, including prevailing interest rates;

•         performance of our investments in life insurance policies;

•         financing requirements;

•         risks associated with our merchant cash business;

•         litigation risks;

•         restrictive covenants contained in borrowing agreements; and

•         our ability to make cash distributions in satisfaction of dividend obligations and redemption requests.

Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involves risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements.

We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus. We undertake no obligation to update our forward-looking statements. We caution you that the forward-looking statements in (or incorporated by reference into) this prospectus are only estimates and predictions, or statements or current intent. Actual results or outcomes, or actions that we ultimately undertake, could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before purchasing the securities offered by this prospectus, you should carefully consider the risks, uncertainties and additional information (i) set forth in our most recent Annual Report on Form 10-K filed with the SEC on March 15, 2017, Currents Reports on Form 8-K filed with SEC on February 9, 2017, February 22, 2017, March 8, 2017 and April 3, 2017 and our definitive proxy statement filed with the SEC on March 30, 2017, all which are incorporated by reference into this prospectus, and (ii) contained herein or in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.” The risks and uncertainties in this prospectus and in the documents incorporated, or deemed to be incorporated, by reference in this prospectus are those that we currently believe may materially impact the Company. Additional risks not presently known or are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects.

We may not be able to raise the capital that we are seeking from our securities offerings, and may be unable to meet our overall business objective of growing a larger, actuarially diverse portfolio of life insurance.

Our offer and sale of preferred stock and our L Bond offerings are the principal means by which we intend to raise funds needed to meet our goal of growing a larger and more statistically diverse portfolio likely to meet our cash flow projections. While we plan to continue financing our business, if we are unable to continue to do so for any reason we may be unable to meet our goal. In addition, if holders of our L Bonds were to fail to renew those securities with the frequency we have historically experienced, and if actual cash flows from our portfolio of life insurance policies do not occur as our actuarial projections have forecasted, we could be forced to sell our investments in life insurance policies in order to service or satisfy our debt-related obligations. If we are forced to sell investments in life insurance policies or our entire portfolio, we may be unable to sell them at prices we believe are optimal, and may not be able to sell them at prices that approximate the discount rate we have applied to value our portfolio, particularly if our sale of policies occurs at a time when we are (or are perceived to be) in distress. In any such event, our business and the value of our securities, including preferred shares, may be materially and adversely impacted.

We depend upon cash distributions from our subsidiaries, and contractual restrictions on distributions to us or adverse events at one of our operating subsidiaries could materially and adversely affect our ability to pay our debts and to continue to operate our business.

GWG Holdings, Inc. is a holding company. As a holding company, we conduct our operations through operating subsidiaries, and as such our most significant assets are cash and our ownership interests in our subsidiaries. Accordingly, our ability to meet our obligations, including our obligations under the L Bonds, materially depends upon the ability of our subsidiaries to make cash distributions to us. In this regard, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by certain negative covenants in the agreements governing our revolving senior credit facilities. If any of these contractual limitations were to materially impede the flow of cash to us, such circumstance would materially and adversely affect our ability to service and repay our debt, including obligations under the L Bonds and Series I Secured Notes, and make cash dividend payments to holders of our preferred stock offerings. In addition, any adverse event at the subsidiary level, such as a declaration of bankruptcy, liquidation or reorganization or an event of default under our senior credit facilities, could materially and adversely affect the ability of our subsidiaries to make cash distributions to us. Just as with a material contractual impediment to cash flow, any such subsidiary corporate event would materially and adversely affect our ability to service and repay our debt, including obligations under the L Bonds, and negatively impact our ability to continue operations.

Cost-of-insurance (premium) increases could materially and adversely affect our financial condition and our profitability.

We are subject to the risk of increased cost-of-insurance (“COI”) charges (i.e., premium charges) for the universal life insurance policies we own in our portfolio. Approximately 16% of the policies in our portfolio have premium levels that are guaranteed, under the terms of the policy, to keep the policy’s death benefit in force even in a situation where the policy’s cash account has been wholly depleted. On the remaining 84% of our policies we pay the “non-guaranteed COI charges,” and therefore we are subject to the risk that the insurer could increase the COI charges for the policy. In all cases, the amount of increase is subject to limits set forth in the insurance policy. Because very few of the policies we own have significant cash account value balances, any COI increase will require us to use more cash to satisfy the minimum premium amount required to keep the policy in force.

A COI increase can be expected to impair the value of the affected policy since extra expense (i.e., additional premium amounts) will be required to keep the policy in force, and such extra expense will diminish the economic value, or return, of the policy upon the mortality of the insured. As a result, any widespread COI increases in policies owned in our portfolio would likely have a material and adverse effect on the value of our portfolio, which in turn would materially and adversely affect our financial condition and our profitability.

Subordination provisions contained in the indenture will restrict the ability of the trustee or the L Bond holders to enforce their rights against us under the indenture, including the right to payment on the L Bonds, if a default then exists under a senior credit facility.

The L Bonds will be subordinate in right of payment to any claims of our senior lenders under our senior credit facilities. In this regard, subordination provisions limiting the right of L Bond holders to enforce their rights are contained in the indenture. These provisions include:

•         a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by a senior lender against us and our affiliates;

•         a 180-day standstill period during which there may not be brought any action to enforce an event of default against us or our affiliates unless our senior credit facilities have been repaid in full, which period may be extended if the credit facility provider takes action during such standstill period; and

•         a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after any senior credit facility lender has been paid in full.

Furthermore, in the event of a default, we will be prohibited from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness, and neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment. This payment restriction will generally remain in effect unless and until: (i) the default and event of default respecting the senior credit facility has been cured or waived or has ceased to exist; and (ii) the end of the period commencing on the date the indenture trustee receives written notice of default from a holder of such credit facility and ending on the earlier of the indenture trustee’s receipt of (1) a valid waiver of default from the holder of a credit facility, or (2) a written notice from the holder of a credit facility terminating the payment blockage period.

Other provisions of the indenture permit the trustee to take action to enforce the right of L Bond holders to payment after 179 days have passed since the trustee’s receipt of notice of default from the senior lender, but in such case any funds paid as a result of any such suit or enforcement action shall be applied toward the senior credit facility until the facility is indefeasibly paid in full before being applied to the L Bonds. These subordination provisions present the risk that, upon any default by us on obligations owed under our senior debt, the holders of the L Bonds will be unable to enforce their right to payment.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture or L Bonds is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

The collateral granted as security for our obligations under the L Bonds and Series I Secured Notes may be insufficient to repay the indebtedness upon an event of default.

Our L Bonds and Series I Secured Notes are structurally subordinate to all obligations of our wholly owned DLP III and DLP IV subsidiaries. Importantly in this regard, DLP III and DLP IV own substantially all of our life insurance policies and are the borrowers under our senior credit facility with Autobahn/DZ Bank and senior credit facility with LNV/CLMG. This means that holders of the L Bonds and Series I Secured Notes will have a junior position to the claims of our senior credit facility providers. Thus, L Bonds and Series I Secured Notes are subordinate to all senior secured debt we have or may incur, to the extent of the value of the assets securing that debt. Importantly, as the issuers of the L Bonds and Series I Secured Notes which have granted a general security interest in their assets as collateral security for those obligations, GWG Holdings’ and GWG Life’s most significant assets are cash and their investments in subsidiaries. GWG Holdings’ total assets at December 31, 2016 were approximately $462.3 million, of which approximately $430.0 million was its investment in subsidiaries. While the indenture agreements governing the L Bonds limits the amount of debt we and our subsidiaries can incur, the indenture permits us and our subsidiaries to incur secured debt (subject to the debt coverage ratio) that may be senior to the L Bonds.

As indicated above, as of December 31, 2016, we had approximately $162.7 million of outstanding secured indebtedness under our senior credit facilities that are senior to the L Bonds. For a description of the ranking of the L Bonds, see “Description of the L Bonds — Ranking” in this prospectus. In addition, the guarantee and associated grant of collateral security by GWG Life for our obligations under the L Bonds may offer security that is insufficient to fully satisfy obligations under the L Bonds. Like GWG Holdings, GWG Life’s most significant asset is its investment in its subsidiaries (in this case, DLP III and DLP IV). GWG Life’s total assets at December 31, 2016 were approximately $447.2 million, of which approximately $352.3 million was its investment in subsidiaries.

Because of the foregoing, and because of the fact that substantially all of our life insurance assets as of December 31, 2016 are held in our DLP III and DLP IV subsidiaries or their associated master trust (and all of those assets serve as collateral security for our obligations under the senior credit facilities), L Bond holders risk the possibility that the collateral security we have granted for our obligations under such securities may be insufficient to repay those securities upon an event of default.

If a significant number of holders of our Series I Secured Notes and L Bonds demand repayment of those instruments upon maturity instead of renewing them, and at such time we do not have sufficient capital on hand to fund those repayments (and do not otherwise have access to sufficient capital), we may be forced to liquidate some of our life insurance policy assets, which could have a material and adverse impact on our results of operations and financial condition.

As of December 31, 2016, GWG Holdings had approximately $387.1 million in principal amount of L Bonds outstanding, and GWG Life had approximately $16.6 million in principal amount of Series I Secured Notes outstanding. By virtue of GWG Life’s full and unconditional guarantee of obligations under the L Bonds, and other agreements contained in or made in connection with the indenture, the L Bonds are pari passu in right of payment and collateral with the Series I Secured Notes. The indenture governing the L Bonds, and the note issuance and security agreement governing the Series I Secured Notes, each provide for cross defaults upon an event of default under the provisions of the other agreement (i.e., an event of default under the note issuance and security agreement will constitute an event of default under the indenture for the L Bonds, and vice versa).

Since we first issued our Series I Secured Notes, we have experienced $166.3 million in maturities, of which $125.0 million has renewed for an additional term, as of December 31, 2016. This has provided us with an historical renewal rate of approximately 75% for investments in our Series I Secured Notes. Since we first issued our L Bonds, we have experienced $282.1 million in maturities, of which $181.5 million has renewed for an additional term, as of December 31, 2016. This has provided us with an historical renewal rate of approximately 64% for investments in our L Bonds. Future contractual maturities of Series I Secured Notes and L Bonds as of December 31, 2016 are as follows:

Years Ending December 31,	Series I Secured Notes	L Bonds	Total
2017	10,523,000	106,955,000	117,478,000
2018	2,401,000	109,407,000	111,808,000
2019	1,024,000	90,463,000	91,487,000
2020	1,725,000	20,679,000	22,404,000
2021	941,000	28,923,000	29,864,000
Thereafter	—	30,640,000	30,640,000
	$16,614,000	$387,067,000	$403,681,000

Although as of the date of this filing we have ceased renewing Series I Secured Notes, if investors holding existing indebtedness which matures do not elect to renew their investments and we do not at such time have or have access to sufficient capital, then we may need to liquidate some of our investments in life insurance policies earlier than anticipated. In such an event, we may be unable to sell those policies at prices we believe are fair or otherwise appropriate and such sales could have a material and adverse impact on our results of operations and financial condition. See also “We may not be able to raise the capital that we are seeking . . . .”

Because we intend to hold our life insurance policies to their maturity, we therefore measure our debt coverage ratio against the interest cost of our debt obligations, which may not reflect the sale price of our life insurance policies if we were to liquidate them.

We intend to hold our life insurance policy investments until they are paid out at the mortality of the insured. As a result, we measure our debt coverage ratio based on the portfolio’s gross expected yield against the interest cost of our total debt obligations to finance the portfolio. The debt coverage ratio, expressed as a percentage, is defined as the ratio of (i) total amounts outstanding on interest-bearing debt, over (ii) the net present asset value of all life insurance assets we own, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is calculated as the present value of the life insurance portfolio’s expected future cash flows discounted at the weighted-average interest rate of the interest bearing indebtedness for the previous month. Under the indenture governing the L Bonds, the maximum amount of such securities we may issue at any time is limited to an amount such that our debt coverage ratio does not exceed 90%. This limitation is designed to provide some comfort to our L Bond holders that the value of our assets exceeds our obligations to those holders. Nevertheless, the debt coverage ratio (as calculated) is not based on the fair value of our life insurance policies, which may be different — greater or less — than the amount we would receive if we were forced to sell those assets in the marketplace. Furthermore, mere compliance with the debt coverage ratio does not account for the significant transactional costs that could be associated with a sale of all or any significant portion of our portfolio.

We have no obligation to redeem L Bonds prior to their maturity date except in narrowly limited circumstances.

We will have no obligation, and L Bond holders will have no right to require us, to redeem any L Bonds prior to their maturity date. The only exceptions exist for situations in which an individual natural person investor suffers a total permanent disability or a bankruptcy, or dies. In any such event, we will be required to redeem the L Bonds of such person so long as certain procedural requirements are met. Outside these narrow exceptions, we may nonetheless agree, in our sole and absolute discretion, to accommodate requests to redeem L Bonds prior to their maturity in other cases. If we do agree to redeem any L Bonds, we will assess a 6% redemption fee for such transaction. For more information, see “Description of the L Bonds — Call and Redemption Prior to Stated Maturity.” As a result, any investment in our L Bonds should be considered illiquid and unable to be redeemed until its stated maturity.

Accuracy of the life expectancy estimates and mortality curves we use for small face policies could have a material and adverse effect on our results of operation and financial condition.

As of December 31, 2016, we owned 359 “small face” life insurance policies (i.e., a policy with $1 million in face value benefits or less) having $193 million in face value of insurance benefits. The underwriting processes and mortality curves we use to evaluate, price and purchase small face policies are different from, and may not be as reliable as, the processes we use for life insurance policies with larger face values of benefits. In particular, the processes used to develop these life expectancy reports are less extensive than traditional methods. Although we have professional actuarial guidance in the use and application of mortality curves to price and value small face policies, the application of these mortality curves may not be as reliable as or more subject to adjustment than the processes we use for larger face value of benefits. As the face value of our small face policies increases relative to the size of our total portfolio, the accuracy with which we have estimated life expectancies and mortality curves for these policies will become increasingly material to our business. Any shortcomings in the processes we have used to evaluate, price, purchase and value the small face policies we own could have a material and adverse effect on our results of operation and financial condition. Any such outcomes would likely have a negative and possibly material effect on the price of our common stock and our ability to satisfy our debts.

We may in the future rely, in part, on new and unproven technology as part of our underwriting processes. If the mortality predictions we obtain through use of this technology proves inaccurate, our results of operation and financial condition could be materially and adversely affected.

We recently exercised our option to license, on an exclusive basis for use in the life insurance industry, new technology (which we call “M-Panel” technology) that we believe may be applied to assist us with the mortality predictions in the course of underwriting and valuing life insurance policies. This M-Panel technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will be unable to elicit more accurate mortality predictions through its use. It is also possible that the mortality predictions we obtain through the use of this M-Panel technology will prove inaccurate, and perhaps materially so. In such a case, our failure to accurately forecast mortalities could have a material and adverse effect on our results of operation and financial condition, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

We may be unable to enter into a license prohibiting competitors from using the M-Panel technology, and we may be required to obtain additional licenses from other parties prior to our use of that technology. If we encounter difficulties in these regards, we may be forced to develop our own proprietary processes, the success of which may not be certain. Difficulties we encounter in our efforts to use or develop, and protect, intellectual property may prove costly and affect our results of operations.

Although we recently exercised our option to exclusively license M-Panel technology for use in the life insurance industry, we have not yet entered into a written license agreement for this purpose. We continue, however, negotiating the terms and conditions of that written license agreement and assessing the scope of protection we would obtain through such an agreement. The intellectual property rights (relating to the M-Panel technology) that we have a right to license are the subject of a provisional patent, and no patent protection will be afforded those rights unless and until a non-provisional patent application is filed with the U.S. Patent and Trademark Office, which filing is beyond our control. If the patent for the M-Panel technology were to issue and we were to enter into the license agreement, we would be legally entitled to prevent third parties from using any part of the technology that is both covered by the claims of the patent and licensed to us. If, on the other hand, no patent is ultimately granted with respect to the M-Panel technology (or the scope of claims is too narrow to afford us with meaningful protection), or if we are unable to enter into a license agreement, we may be unable to prevent third parties from using the M-Panel technology. This outcome may severely diminish any competitive advantage we hope to obtain through our use of the M-Panel technology.

We are aware that other patent applications pending in the U.S. Patent and Trademark Office may have scopes of claims that overlap with the claims contained in the provisional patent application filed with respect to the M-Panel technology. If those other patents were to issue with scopes of claims that in fact overlap with the claims in any patent application for the M-Panel technology, we would likely be required to enter into a license agreement with other third parties before we could use processes that are covered by those overlapping claims. We may be unable, however, to procure such a license, and even if we are able to procure such a license it may prove too costly for us. Alternatively, we would ourselves be required to develop other processes that would not overlap with other patent claims. Our own development of these processes could be costly and time consuming and may ultimately prove unsuccessful.

In sum, any difficulties we encounter in our efforts to use (through a license), or develop, and ultimately protect, intellectual property from which we hope to gain a competitive advantage and enter into new insurance-related markets could prove costly and time-consuming enough to materially and adversely affect our results of operations.

The technology we license may subject us to claims of infringement or invalidity from third parties, and the magnitude of this risk to our business generally rises if and as we become more successful in employing and relying on the technology. Any such claims would be complex and costly, and adverse outcomes could undermine the competitive advantages we seek.

Our reliance on M-Panel technology (or any other technology we own or license) will subject us to the risk that other parties may assert, rightly or wrongly, that our intellectual property rights are invalid or violate the rights of those parties, as well as the risk that our intellectual property rights will be infringed upon by third parties. Any outcome that invalidates our intellectual property rights or that otherwise diminishes the competitive advantages obtained, at least in part, through the use of those rights could have a material and adverse effect on our competitive position and our prospects.

Commercializing the M-Panel or other technology may require significant expenses, may cause us to incur losses, and may ultimately prove ineffective in disrupting the life insurance and related industries in which we operate.

We intend to pursue new business models and business strategies in the insurance industry with M-Panel or similar technology. This M-Panel technology, however, has not yet been commercially applied in the manner we envision, and it is possible that we will incur losses as a result of these operations. The mortality predictions we obtain through M-Panel technology may prove inaccurate. In such a case, our failure to accurately forecast mortalities could have a material and adverse effect on our results of operation and financial condition, which could in turn materially and negatively affect the price of our common stock and our ability to satisfy our debts.

Fraudulent transfer statutes may limit your rights under the guarantee of the L Bonds.

Our obligations under the L Bonds will be fully and unconditionally guaranteed by our direct wholly owned subsidiary, GWG Life. The guarantee may be subject to review under various laws for the protection of creditors. It is possible that other creditors of GWG Life may challenge the guarantee as a fraudulent transfer under relevant federal and state laws. Under certain circumstances, including a finding that GWG Life was insolvent at the time its guarantee was issued, a court could hold that the obligations of GWG Life under the guarantee may be voided or are subordinate to other obligations of GWG Life, or that the amount for which GWG Life is liable under its guarantee of the L Bonds may be limited. Different jurisdictions define “insolvency” differently, and we cannot assure you as to what standard a court would apply to determine whether GWG Life was insolvent. If a court were to determine that GWG Life was insolvent on the date on which it guaranteed the L Bonds, or that the guarantee constituted a fraudulent transfer on other legal grounds, the claims of creditors of GWG Life would effectively have priority with respect to GWG Life’s assets and earnings over the claims of the holders of the L Bonds.

Our controlling stockholders and principal executives are involved in litigation “clawback” claims, and it is possible that adverse outcomes from these claims could negatively affect us.

Our Chief Executive Officer, Jon R. Sabes, and our corporate secretary and Executive Vice President of Originations and Servicing, Steven F. Sabes, who together beneficially own or control approximately 70% of our common stock, are subject to litigation relating to claims by a bankruptcy trustee for loan payments made to an affiliate, Opportunity Finance, LLC. The litigation stems from the 2010 conviction of an individual operating a fraudulent business, which business filed for bankruptcy in 2008. The bankruptcy trustee alleges that loan repayments to Opportunity Finance were avoidable transfers under preference or other legal theories and seeks to recover amounts for other creditors of the bankruptcy estate. Case No. 08-45257 (U.S. Bankruptcy Court District of Minnesota). Such payments may ultimately be deemed to be avoidable transfers under preference or other legal theories. In addition, GWG Holdings invested $1.0 million in Opportunity Finance, LLC in 2006 and was repaid and received $176,948 of interest income from that investment in 2007. To date no claim has been made against GWG.

While we believe there are numerous meritorious defenses to the claims made by the bankruptcy trustee and others, and we are advised that the defendants in that action will vigorously defend against the trustee’s claims, such defendants may not prevail. If the bankruptcy trustee were to succeed in any effort to sell or transfer the equity interests of Jon R. Sabes or Steven F. Sabes in our company as a result of the litigation, there could be a change in control of our company, and our company and business could be materially and adversely impacted. Such adverse results would likely arise a breach of negative change-in-control covenants contained in our senior credit facility agreements. In addition, such an event would adversely affect holders of our L Bonds by reducing the number of shares of common stock of GWG Holdings that have been pledged as collateral security for our obligations under those securities. Finally, regardless of the outcome of this litigation, these matters may distract management and reduce the time and attention that they are able to devote to our business.

The loss of the services of our current executives or other key employees, or the failure to attract additional key individuals, would materially adversely affect our business operations and prospects.

Our financial success is significantly dependent upon the efforts of our current executive officers and other key employees. In addition, our senior credit facility with Autobahn/DZ Bank requires Messrs. Jon R. Sabes and Steven F. Sabes to generally remain active within the business. We have entered into employment agreements with Messrs. Jon R. Sabes, Steven F. Sabes, William B. Acheson, Michael D. Freedman and Jon L. Gangelhoff. Nevertheless, there can be no assurance that these individuals will continue to provide services to us. A voluntary or involuntary termination of employment could have a materially adverse effect on our business operations if we were not able to attract qualified replacements in a timely manner. At present, we do not maintain key-man life insurance policies for any of these individuals. In addition, our success and viability is also dependent to a significant extent upon our ability to attract and retain qualified personnel in all areas of our business, especially our sales, policy acquisition, and financial management team. If we were to lose the members of these service teams, we would need to replace them with qualified individuals in a timely manner or our business operations and prospects could be adversely impacted.

We have no obligation to contribute to a sinking fund to retire the L Bonds, nor are the L Bonds guaranteed by any governmental agency.

We have no obligation to contribute funds to a sinking fund to repay principal or interest on the L Bonds upon maturity or default. The L Bonds are not certificates of deposit or similar obligations of, or guaranteed by, any depository institution. Further, no governmental entity insures or guarantees payment on the L Bonds if we do not have enough funds to make principal or interest payments.

We have the discretion to purchase assets, including life insurance policies, through different subsidiaries, and to transfer assets among our subsidiaries. Any decision to purchase or hold title to assets in one subsidiary, as opposed to a different subsidiary, may affect the value of collateral security for our obligation under the L Bonds.

We may at our discretion direct the purchase of policies by, and the sale of policies and other assets amongst, different subsidiaries of GWG Holdings as a method of asset and liability management and to attempt to maintain diversification and certain ratios in our investment portfolio. Purchases of assets in, or movements of assets amongst, different subsidiaries could affect the value of the collateral security for obligations under the L Bonds. For example, purchases through, or transfers of life insurance policies to, DLP III or DLP IV would cause the policies acquired by DLP III or DLP IV to become collateral for our senior credit facilities, whereas purchases through, or transfers of life insurance policies to, GWG Life would cause the policies acquired by GWG Life to become collateral for the L Bonds. Accordingly, purchases of assets such as life insurance policies through, or transfers of such assets to, different subsidiaries may affect the value of collateral security for different classes of holders of our debt, including the L Bonds. In the case of a liquidation, any of these discretionary decisions may affect the value of and amount you may ultimately be entitled to receive with respect to your L Bonds.

We are an “emerging growth company” under federal securities laws, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements normally applicable to public companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a non-binding advisory vote on executive compensation, and delayed adoption of new or revised financial accounting standards. We could be an emerging growth company through 2019, although certain circumstances could cause us to lose that status earlier. It is possible that investors will find our common stock less attractive due to our use of these reduced reporting requirements. If some investors do in fact find our common stock less attractive, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not expect a market to exist that will enable you to sell your L Bonds.

Although we are a public reporting company that files information with the SEC, the L Bonds will not be readily resalable or transferable. No public market for the L Bonds exists and none is expected to develop. As a result, the transferability of the L Bonds will be limited. Accordingly, the purchase of L Bonds is not suitable for investors desiring liquidity at any time prior to the maturity of the L Bonds.

We cannot know the tax implications of an investment in the L Bonds for the L Bond holder.

The section of this prospectus entitled “Material Federal Income Tax Considerations” sets forth a summary of federal income tax consequences to the purchasers of the L Bonds. No information is provided concerning tax consequences under any other federal, state, local or foreign laws that may apply to the purchasers of the L Bonds. Prospective investors or their representatives should read that section very carefully in order to properly evaluate the federal income tax risks of an investment in the L Bonds. Each prospective investor should consult his personal counsel, accountant and other business advisors as to the federal, state, local and foreign tax consequences of an investment in the L Bonds. L Bond holders will receive an IRS Form 1099-INT in connection with their receipt of interest payments.

USE OF PROCEEDS

If all of the L Bonds are sold, we expect to receive up to approximately $918.5 million of net proceeds from this offering after paying estimated offering and related expenses and after paying our estimated average selling and wholesale commissions, dealer-manager fees, and accountable expense allowance. The estimated commissions, dealer-manager fees, accountable expense allowance and wholesale commissions of our selling group members aggregate to approximately $80 million based on expected average selling commissions of $50 million (5.00%), dealer-manager fees of $5 million (0.50%), and accountable expenses, wholesale commissions, and any non-transaction-based and non-cash selling compensation aggregating to $25 million (2.50%), assuming the sale of all of the L Bonds. We have also agreed to reimburse Emerson Equity for certain pre-offering expenses that we expect will aggregate to no more than $180,500. In addition, we expect that our offering expenses, consisting of legal, accounting, printing, mailing, registration, qualification and associated securities offering filing costs and expenses, will aggregate to approximately $1,350,000 through the course of this offering.

As explained elsewhere in this prospectus, the maximum amount of commissions, fees and allowances (including non-transaction-based and non-cash selling compensation, if any) payable to FINRA selling members is 8.00% of the aggregate principal amount of L Bonds sold. Therefore, if all of the L Bonds were sold and the maximum commissions, fees and allowances and reimbursements were paid, we estimate that the net proceeds to us, after paying our own estimated offering and related expenses, would be approximately $918.5 million. Nevertheless, because we do not know the total number of Units and principal amount of L Bonds that will be ultimately sold, we are unable to accurately forecast the total net proceeds that will be generated by this offering. For more information about dealer-manager fees, selling commissions, and accountable expenses payable to our selling group in connection with the sale of L Bonds, as well as our own offering and related expenses, please see “Plan of Distribution.”

There is no minimum amount of L Bonds that must be sold before we access investor funds. The exact amount of proceeds we receive may vary considerably depending on a variety of factors, including how long the L Bonds are offered.

Our goal is to use a majority of the net proceeds from the sale of L Bonds to purchase additional life insurance policy assets in the secondary market. The amount of proceeds we apply towards purchasing additional life insurance policy assets will depend, among other things, on how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets, our cash needs for certain other expenditures (summarized below) we anticipate incurring in connection with this offering and in connection with our business, and the availability of other sources of cash (e.g., our senior credit facilities). These certain other expenditures, listed in order of priority, include:

•         servicing of life insurance assets;

•         paying principal at maturity, interest and fees to our lenders, including under our senior credit facilities, the Series I Secured Notes, the previously issued L Bonds and the L Bonds offered hereby; and paying fees and expenses of the trustees of certain trusts associated with our Series I Secured Notes, the previously issued L Bonds and the L Bonds offered hereby; and

•         general working capital purposes.

Our use of funds for general working capital purposes is expected to include, but not be limited to, expenditures such as (i) obtaining life expectancy reports, (ii) mortality tracking and (iii) legal and collections expenses; and our use of funds for working capital purposes is expected to include, but not be limited to, (iv) sales and marketing expenses, (v) general and administrative expenses, as well as (vi) tax liabilities, and (vii) interest rate caps, swaps or hedging instruments for our life insurance policy portfolio or our indebtedness.

As indicated above, the extent to which we will use proceeds from this offering for these other purposes, and the amounts and timing of such expenditures will depend on, among other things, how long the L Bonds are offered, the amount of net proceeds that we receive from the sale of L Bonds being offered, the existence and timing of opportunities to expand our portfolio of insurance policy assets, the availability of funds from other sources, including borrowings from our senior credit facilities and cash generated from our operations, and certain other factors. We currently expect to allocate net offering proceeds (assuming the maximum amount of commissions, fees, allowances and any other items of selling compensation equal to 8.00% of the aggregate principal amount of L Bonds sold) as follows, based upon various assumed amounts of gross proceeds that we receive from the sale of L Bonds:

	Gross Offering Proceeds
	$1,000,000,000		$500,000,000		$250,000,000
Net Offering Proceeds	918,500,000	100%	458,500,000	100%	228,500,000	100%
Purchase Policies	661,320,000	72%	330,120,000	72%	141,670,000	62%
Payment of Premiums	91,850,000	10%	45,850,000	10%	34,275,000	15%
Payment of Principal and Interest	119,405,000	13%	59,605,000	13%	41,130,000	18%
Other Expenditures	45,925,000	5%	22,925,000	5%	11,425,000	5%

Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. Treasury Bills and similar securities investments pending their use. We may also purchase interest rate hedges to lock in our cost of capital, or longevity hedges to lock in our expected return from our portfolio.

As indicated above, we may use some of the net proceeds from this offering to pay premiums on life insurance assets we own. The amount of payments for anticipated premiums and servicing costs that we will be required to make over the next five years to maintain our current portfolio, assuming no mortalities, is set forth in the table below.

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2017	$44,787,000	$534,000	$45,321,000
2018	50,165,000	534,000	50,699,000
2019	55,685,000	534,000	56,219,000
2020	60,561,000	534,000	61,095,000
2021	67,824,000	534,000	68,358,000
	$279,022,000	$2,670,000	$281,692,000

Also as indicated above, we may use some of the net proceeds from this offering to pay principal amounts owing under our Series I Secured Notes or previously issued L Bonds when such amounts become due and payable. The amount of such securities that we would repay with proceeds of this offering will depend on whether the holders of such notes elect repayment rather than renewal of such securities, as well as whether we elect to use other sources of repayment. We believe it is most likely that such payments, if any, would relate to securities that mature within the first three years after the initial effective date of the registration statement of which this prospectus is a part (i.e., the maximum period of time during which we may offer securities under the registration statement). At December 31, 2016 and December 31, 2015, the weighted-average interest rate of Series I Secured Notes was 8.68% and 8.47%, respectively. The notes are secured by assets of GWG Life. The principal amount outstanding under these Series I Secured Notes was $16,614,000 and $23,578,000 at December 31, 2016 and 2015, respectively. We do not intend to use any net proceeds from this offering to repurchase Series I Secured Notes or previously issued L Bonds prior to their maturity.

Some of the outstanding previously issued L Bonds due to mature within the next year may have been issued within the prior year (i.e., less than one year ago). In such a case, we used the proceeds of such debt to purchase life insurance policies or finance the servicing of such policies.

BUSINESS

Overview

GWG Holdings, Inc. is a financial services company committed to finding new ways of disrupting and transforming the life insurance and related industries through innovative products and services, business processes, financing strategies, and advanced epigenetic technology. Historically, we have focused on creating opportunities for consumers to obtain significantly more value for their life insurance policies as compared to the traditional options offered by the insurance industry. As part of our business, we create opportunities for investors to receive income and capital appreciation from our various activities.

The life insurance industry provides us with the opportunity to earn non-correlated yield by purchasing life insurance policies in the secondary market at a discount to the face value of the policy benefit. We pay the premiums of the policies that we purchase and collect the policy benefits upon maturity. This practice is disruptive to the life insurance industry since insurance carriers rely on consumer lapse and surrender behavior resulting in the forfeiture of policy benefits. As of December 31, 2016, we had purchased approximately $2.3 billion in face value of policy benefits from consumers for over $398 million, as compared to the $29 million in surrender value offered by insurance carriers on those same policies. As such, we provide unique and valuable services that help meet the financial need of life-insurance-owning consumers 65 years or older.

By purchasing life insurance policies at a discount to the face value of the policy benefit, we have the opportunity to generate attractive investment returns from assets not correlated to traditional financial markets. The potential yield generated from a portfolio of life insurance assets equals the difference between the (i) purchase price of the life insurance assets, plus the premiums and financing costs to maintain those assets; and (ii) the face value of the policy benefits received. As of December 31, 2016, our total investment in our portfolio of life insurance assets, including the purchase price, attendant premiums and financing costs was $494.9 million, and the total face value of our life insurance policy benefits was $1.36 billion.

We seek to build a profitable and large portfolio of life insurance assets that is well diversified in terms of insurance companies and insureds. We believe that diversification is a key factor and risk mitigation strategy to provide consistent cash flows and reliable investment returns. Accordingly, we seek to grow our portfolio and achieve diversification through a variety of financings and securities products offered to investors. We have built a robust operational platform to work with financial advisors and insurance professionals to assist consumers and to access the valuable products and services that we offer.

A critical factor for our overall success is our ability to accurately estimate human life expectancy. Our search for increased precision in estimating human life expectancy led us to a mortality predictive technology developed by Dr. Steve Horvath, a Professor of Human Genetics and Biostatistics at the University of California, Los Angeles (UCLA). We recently exercised an exclusive option to license, for use in the life insurance industry, Dr. Horvath’s “DNA Methylation Based Predictor of Mortality” technology or “M-Panel” technology. We believe M-Panel technology could improve our ability to more precisely predict life expectancy and, in turn, generate more reliable investment returns from our portfolio of the life insurance assets. We are currently in the process of negotiating a license agreement and assessing the intellectual property protection we may receive as a result of such a license.

We believe that M-Panel and related epigenetic technology could revolutionize the life insurance industry’s ability to underwrite insurance risk to more accurately predict human life expectancy. The ability to create more precise, non-invasive underwriting methods that can be delivered in a timely, cost-effective basis could be a significant innovation for the life insurance, long-term care, and annuity industries. Accordingly, we intend to pursue additional lines of business in the life insurance industry that commercialize and capitalize on the use of M-Panel technology. We believe this presents us with significant growth opportunities in what is referred to as the “insurtech” marketplace, where new technologies are disrupting and transforming the historical methods and models of the insurance industry.

To grow our portfolio and achieve the diversification we seek, as well as to pursue additional opportunities in the life insurance and related industries through the use of technology, we offer investors the opportunity to potentially receive income and capital appreciation through a variety of financings and securities offerings.

We are dedicated to finding new ways of disrupting and transforming the life insurance industry, both as it relates to our historical secondary life insurance business and now with the application of advanced epigenetic technology. Today, we provide consumers additional value for their life insurance policies by disrupting the status quo of high policy lapse rates and low surrender values that life insurance carriers have enjoyed for years. In the future, we intend to disrupt the industry further by providing consumers with additional innovative products and services that benefit from the use of advanced epigenetic technologies, such as M-Panel technology we are seeking to license. We believe this advanced epigenetic technology will permit us to reimagine the way in which risk is assessed, selected and priced in the life insurance industry, and possibly also the long-term care and annuity industries.

Our business was originally organized in February 2006. We added our current parent holding company, GWG Holdings Inc., in March 2008, and in September 2014 we consummated an initial public offering of our common stock on The NASDAQ Capital Market, where our stock trades under the ticker symbol “GWGH.”

GWG Holdings, Inc. conducts its life insurance related business through a wholly owned subsidiary, GWG Life, LLC, and GWG Life’s wholly owned subsidiaries, GWG Life Trust, GWG DLP Funding III, LLC, and GWG DLP Funding IV, LLC. All of these entities are legally organized in Delaware, other than GWG Life Trust, which is governed by the laws of the State of Utah. Actüa Life & Annuity Ltd. is a new wholly owned subsidiary of GWG Holdings formed to engage in the various life insurance related businesses and activities. Unless the context otherwise requires or we specifically so indicate, all references in this prospectus to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to these entities collectively. Our headquarters are based in Minneapolis, Minnesota.

In February 2016, we launched a new operating division in the merchant cash industry through a subsidiary entity, GWG MCA Capital, Inc. (“GWG MCA”). GWG MCA provides secured loans to merchant cash advance funders, and also provides merchant cash advances directly to small businesses across the United States. To begin this operating division, we acquired a $4.3 million portfolio of loans and advances from a subsidiary of Walker Preston Capital. GWG MCA is serviced by Saratov Capital, LLC.

Markets

Consumers Owning Life Insurance and the Life Insurance Secondary Market

The market for life insurance is large. According to the American Council of Life Insurers Fact Book 2016 (ACLI), individual consumers owned over $10.3 trillion in face value of life insurance policy benefits in the United States in 2015. In that same year, the ACLI reports individual consumers purchased an aggregate of $1.6 trillion of new life insurance policy benefits. This figure includes all types of policies, including term insurance and permanent insurance known as whole life and universal life.

The secondary market for life insurance exists as a result of consumer lapse behaviors and inadequate surrender values offered to consumers by the insurance carriers. The ACLI reports that the lapse and surrender rate for individual life insurance policies is 5.4%, amounting to over $638.5 billion in face value of policy benefits lapsed and surrendered in 2015 alone. According to testimony by Gottlieb & Smetters, it is estimated that nearly 88% of all universal life insurance policies sold in the United States do not result in the payment of a benefit claim.

The life insurance secondary market is geared towards consumers, 65 years and older, who own life insurance and are addressing their retirement financial needs. These consumers represent the fastest growing demographic segment in the United States according to the U.S. Census Bureau. And as these consumers age, they and their families will be faced with a variety of financial needs that can benefit from the value-added products and services we offer. Our life insurance secondary market products and services address the convergence of three major trends: under-saving for retirement, longer life expectancies, and high and rising medical expenses. Our approach to the life insurance secondary market allows consumers to more efficiently access an illiquid asset to offset these costs.

Research by Conning Research & Consulting (Conning) reports that the annual net market potential for life insurance policy benefits sold in the secondary market exceeds $141 billion face value of policy benefits in 2016. Of that market potential, Conning estimates that investors purchased approximately $1.7 billion in face value of life insurance benefits in 2015, indicating that the market is dramatically underserved. And with an aging demographic in the United States, Conning expects the net market potential to grow to an annual $170 billion in face value of life insurance benefits by 2025. We share the belief that the life insurance secondary market represents both a dramatically underserved market and a significant long-term growth opportunity. We further believe that GWG is well positioned to address the market need.

Technology and the Life Insurance Industry

The opportunity to apply technology to transform the life insurance industry is significant. According to industry consultants at KPMG, Accenture, and Ernst & Young, there is a major movement afoot to transform the insurance industry through the use and application of advanced technologies. This movement, commonly referred to as “insurtech,” suggests a new era of disruptive entrants into the traditional insurance marketplace that have the potential to upend the insurance industry’s historical approach to assessing and selecting acceptable risks.

We intend to participate in the life insurance industry’s insurtech movement, initially through the advanced epigenetic technology developed by Dr. Steve Horvath. We began working with Dr. Horvath in 2015 after he reported that human cells have an internal “biological age” and “biological clock” at the DNA molecular level that is indicative of the aging process. The study of chemical modifications of methylation levels to the DNA molecule that reveal aging, and upon which the M-Panel technology is based, is part of the epigenetics field. Epigenetics is the study of how the DNA molecule’s instructions are translated into the production of proteins that make us who we are. Dr. Horvath’s epigenetic research has focused on methylation levels on our DNA in order to study the determinants of aging and mortality. For example, epigenetic methylation levels may be indicative of an individual’s exposure to smoking, cancer, cardiovascular, or other diseases.

In 2016, Dr. Horvath reported a discovery upon the completion of a statistical meta-analysis of over 13,000 individual DNA samples that was reported in the September 2016 issue of Aging. His research identified specific sets of DNA methylation-based bio-markers that was predictive of individual risk of all-cause mortality. We believe the implications of this discovery are simple and profound: individual lifespans can now be estimated with significantly greater precision across large groups of people. We are currently working to translate this technology into an actuarial underwriting methodology that we believe could prove revolutionary to traditional underwriting practices of the life insurance industry.

Investors Seeking Yield from Alternative Assets

Since the credit crisis of 2008, the flow of capital to a variety of alternative asset classes has undergone a structural shift. Alternative assets, broadly defined, are any non-traditional asset with potential economic value that would not be found in a standard investment portfolio. An asset is generally considered “alternative” if it has some or all of the following characteristics: a limited investment history, not commonly found in portfolios, an illiquid market, different performance characteristics, and requires specialized skill to originate and service the asset. Definitions of traditional assets today extend well beyond stocks and bonds, and can include a variety of assets which may have been better classified as “alternative” a decade ago, i.e., real estate, commodities or natural resources. Thus, what is an alternative asset today may largely be considered tomorrow’s mainstream investment asset.

Once dominated by banks, alternative asset markets are in many cases no longer viable for banks to finance due to vast new regulation effected since the crisis, regulation that has in effect reshaped the way in which banks participate in many parts of the economy. At the same time, an increasing number of investors are now turning to alternative asset classes as a means to diversify their investment portfolio and manage risk and volatility, and to obtain greater returns in the low interest rate environment that has persisted since 2008. According to research published by Goldman Sachs, retail investors are expected to shift a significant allocation of their investments towards alternative assess from a current average of 4% to the 20% allocation favored by institutional investors over the next five to ten years (see Goldman Sachs, Retail Liquid Alternatives: The Next Frontier (2013)).

The trend of investors seeking access and exposure to alternative investment products is expected to continue as traditional bank sources of capital for these assets continues to retreat and alternative investment product offering innovations occur within the regulated securities markets. Researchers at McKinsey report that U.S. individual investors are expected to be a primary driver of growth in alternative asset investments. McKinsey reports that high net-worth individuals and the mass affluent are increasingly looking to hedge downside risk, protect principal, manage volatility, and generate income — the same reason institutional investors have favored larger allocations to alternative asset investment classes.

Our Business Model

Our business model is to earn a net profit between the yield generated by the assets we own and the costs we incur to originate and finance those assets. We believe that we are uniquely positioned to acquire life insurance assets in the secondary market directly from consumers needing our services, and to finance our portfolio’s growth by providing investors with the opportunity to participate in the yield we generate from those assets. In addition, upon our implementation of M-Panel or other similar technology, we believe that we will be uniquely positioned to create even more opportunities for capital appreciation by obtaining a competitive edge in our current market space, integrating our technologies in other insurance-related industries, and continuing to bring disruptive and innovative products and services to those industries.

To participate and compete in, and expand, our markets, we spend significant resources: (i) recruiting and developing a professional management team; (ii) establishing strategic relationships for delivering the services we provide; (iii) creating opportunities for investors to participate in the yield and capital appreciation generated by the alternative life insurance assets and technology we own; (iv) creating innovative growth opportunities to participate in the life insurance industry through the use of technology; and (v) developing a robust operational platform and systems for originating life insurance policies and other alternative assets.

Originating Life Insurance Assets

We generally purchase life insurance assets in the secondary market directly from policy owners who purchased their life insurance in the primary market. Historically, we have purchased these life insurance policies through a network of specialized brokers who assist consumers and financial professionals in accessing the secondary market. We maintain membership affiliations and representation within key industry groups, such as the Life Insurance Settlement Association. We typically attend and sponsor trade events where we maintain contacts and visibility among professionals who submit life insurance policies for our potential purchase.

A key strategic initiative of ours has been to expand our origination capabilities by marketing our products and services directly to consumers through financial professionals. Most recently, we focused these efforts towards financial professionals, namely financial advisors and life insurance agents, through our “Appointed Agent Program.” Our Appointed Agent Program is designed to empower financial professionals to bring the life insurance secondary market’s value proposition to their respective markets. Our Appointed Agent Program emphasizes education, training, regulatory compliance, and marketing support. We have built an extensive team capable of marketing our products and services directly to life insurance professionals. We expect to continue allocating considerable resources towards the development and support of our direct origination team. We believe these resources will be of particular value as we seek to expand our business into other, more conventional, insurance-related industries.

Underwriting and Purchasing Life Insurance Assets

We focus on investing in high quality life insurance assets through our origination practices and underwriting procedures. These practices and procedures strive to meet guidelines and methodologies published by rating agency A.M. Best. At the same time, we seek innovative value-added tools, services, and methodologies to improve both the accuracy and efficiency with which we acquire life insurance assets.

Our secondary market underwriting procedures consist of a careful review and analysis of available materials and information related to a life insurance policy and the insured. The goal of our underwriting procedures is to make an informed purchasing decision. We typically purchase life insurance policies from insureds who are 65 years or older and whose life expectancies are less than 120 months (ten years). The life expectancies we use are estimates, stated in months, which indicate the 50% probability of an individual’s mortality (meaning actuarial analysis predicts half of the individuals with similar age, sex, and medical conditions will experience mortality before that number of months, and half will experience mortality after that number of months). Life expectancies are based on actuarial tables that predict statistical probability of individual mortality.

We obtain life expectancies from independent third-party medical-actuarial underwriting firms, unless the life insurance policy benefit has a face value of $1,000,000 or less (which we generally refer to as a “small face policy”). When we obtain life expectancies from independent third-party medical-actuarial firms, we receive a medical underwriter’s report summarizing the health of the insured based on a review of the insured’s historical medical records. For all life insurance policies we purchase, other than small face policies, we average two life expectancies from two independent medical-actuarial underwriting firms to form the life expectancy we use to price and value our life insurance assets. In some cases, we may obtain more than two life expectancy estimates. In those cases, we average the two life expectancy estimates that we believe are the most reliable of those we have received, based on our own analyses and conclusions. In this regard, the two life expectancy estimates we ultimately choose to average may not always be the most conservative. For small face policies, we use modified procedures to estimate a life expectancy that may, or may not, use life expectancies from independent third-party medical-actuarial underwriting firms. As a result, our practices and procedures for small face policies may not meet the guidelines and methodologies published by the rating agency A.M. Best. If in the future we believe our business model will benefit from changes in our underwriting process and if such revisions are permitted under our borrowing covenants, we may change our underwriting processes and policies.

Our success with our Appointed Agent Program, and in designing and implementing small face policy underwriting procedures, has presented us with the opportunity to purchase a greater number of small face life insurance policies. We believe this opportunity is meaningful since the majority of life insurance policies outstanding are small face policies, and policy diversification is critical in obtaining normalized actuarial performance. Historically, however, small face policies have not been available to purchasers of life insurance policies because secondary market industry participants have significantly relied on life insurance brokers who are paid a commission determined as a percentage of the face value benefit of the purchased policy, to present purchase opportunities. Not surprisingly, because larger commissions are associated with larger face value life insurance policies, brokers have focused on larger policies and the industry has developed origination practices and underwriting procedures to accommodate such practices. As a result, the industry’s traditional approaches to underwriting and purchasing life insurance assets are ill suited for small face policies. For example, procuring complete medical records, two separate life expectancy reports, and engaging in related activities, can be time consuming and expensive, and these same costs cannot be justified when purchasing smaller life insurance assets. In sum, our method is focused on obtaining enough medical information to generate reliable life expectancy estimates, and thereby make informed purchase decisions. Our streamlined procedures have made it possible to complete a preliminary underwriting in a number of days (as opposed to weeks), and complete the entire purchasing process in a number of weeks (as opposed to months).

We expect to further refine our underwriting processes for large- and small-face policies over time and, to the extent possible, use new technologies to enhance this process and our overall business. In 2015 we began an initiative to re-examine the way in which we approached underwriting. Our initiative included a review of new advanced medical technologies capable of predicting aging and related mortality more accurately than traditional methods. One of these technologies uses new developments in the examination of epigenetic biomarkers, and was pioneered by Dr. Steve Horvath, Professor of Human Genetics and Biostatistics at the University of California, Los Angeles (UCLA). Dr. Horvath is a recognized expert on aging who has focused his research on the root causes of aging encoded in the chemical modifications of the DNA molecule.

Value Proposition — Life Insurance as an Alternative Asset

We realize profits from the life insurance assets we own by earning a spread between the investment cost of our life insurance assets and the face value of the policy benefits we receive. Accordingly, if we purchase life insurance assets in the secondary market, and make all the attendant premium payments to maintain those assets in order to receive the policy benefits, the most significant risk factors (among others that we discuss in the “Risk Factors” section of this prospectus) in the performance of those assets are: (i) the predictability of mortality, or longevity risk; and (ii) the creditworthiness of the issuing life insurance company, or credit risk. We believe the value proposition of our investments in the alternative asset of life insurance is our ability to obtain superior risk-adjusted returns.

Longevity Risk. We believe actuarial mortality is the single largest variable affecting the returns on our investments in life insurance assets and impacting our life insurance portfolio’s performance over time. Accurately predicting an individual’s mortality date is impossible, and the best an actuary can do is provide a set of probabilities of survival over time. Nevertheless, predicting mortality among a group of similarly situated individuals is less difficult — in fact, the larger the group, the more accurate actuarial predictions tend to become. The statistical mathematical concept stating that the results of random events tend to become very predictable as the number of events becomes large is the “Central Limit Theorem” (or more commonly known as the “Law of Large Numbers”). “Mean regression” is another statistical mathematical concept used to describe that, on average, observations (in this case, the actual mortality of insureds) tend to cluster around the mean observation (i.e., our estimate of mortality of insureds as described further under “Value Proposition” below). These statistical mathematical concepts are the basis for many business models, ranging from insurance to the lottery. Insurance carriers, for example, can be very certain of the number of insurance claims they can expect when they have spread their risk over a large book of diversified policies. In this way, insurance carriers can price a large number of insurance policies of any type to collect premiums slightly above the level of expected claims, and thereby expect to earn a surplus or profit. Similarly, a lottery can depend on an expected amount of earnings equal to the small advantage built into the odds of the games.

The implications for our business model are two-fold: first, as we accumulate larger numbers of life insurance policies, we should expect our results to increasingly correlate with our expectations; second, over the long run, we should expect that the actual cash flows will converge with the forecasted cash flows from our portfolio of life insurance assets, and the actual return on our portfolio of life insurance assets will converge with our expected return. Although medical advances and life expectancy changes may significantly impact the longevity risk we face and our understanding of that risk, these concepts nevertheless serve as guiding principles as we seek to build, manage, and forecast the performance of our portfolio of life insurance assets.

These expectations are affirmed in research published by A.M. Best and others, illustrating that as the number of insured lives increase within a portfolio of life insurance policies, there is a corresponding decrease in the standard deviation of the mortality events within the portfolio — i.e., longevity risk decreases as the number of insureds increases. Standard & Poor’s indicates that 1,000 insured lives are required to reach statistical “significance” (where the relationship, in this context, between mortality projections and actual mortality events is not random). A.M. Best concludes that a portfolio of at least 300 insured lives is statistically significant. Our current portfolio covers 622 insured lives and we believe that both the predictability and actual performance will continue to improve with additional size and diversification. Accordingly, we continue to seek to grow the size and diversification of the portfolio in order to mitigate risk and improve our profitability.

Credit Risk. We rely on the payment of policy benefit claims by life insurance companies as our most significant source of revenue collection. The life insurance assets we own represent obligations of third-party life insurance companies to pay the benefit amount under the relevant policy upon the mortality of the insured. As a result, we manage this credit risk exposure by generally purchasing policies issued by insurance companies with investment-grade ratings from Standard & Poor’s, and diversifying our portfolio among a number of insurance companies.

Approximately 96.3% of life insurance assets in our portfolio were issued by insurance companies with investment-grade credit ratings from Standard & Poor’s, as of December 31, 2016. Our largest life insurance company credit exposures and the Standard & Poor’s credit rating of their respective financial strength and claims-paying ability is set forth below:

Rank	Policy Benefits	Percentage of Policy Benefit Amount	Insurance Company	Ins. Co. S&P Rating
1	$195,555,000	14.4%	John Hancock Life Insurance Company (U.S.A.)	AA-
2	$182,744,000	13.4%	AXA Equitable Life Insurance Company	A+
3	$152,755,000	11.2%	Lincoln National Life Insurance Company	AA-
4	$130,965,000	9.6%	Transamerica Life Insurance Company	AA-
5	$89,941,000	6.6%	Metropolitan Life Insurance Company	AA-
6	$58,250,000	4.3%	Massachusetts Mutual Life Insurance Company	AA+
7	$51,425,000	3.8%	American General Life Insurance Company	A+
8	$48,670,000	3.6%	Reliastar Life Insurance Company	A
9	$44,250,000	3.2%	Pacific Life Insurance Company	AA-
10	$41,790,000	3.1%	West Coast Life Insurance Company	AA-
	$996,347,000	73.2%

The yield to maturity on bonds issued by life insurance carriers reflects, among other things, the credit risk (risk of default) of such insurance carrier. We follow the yields on certain publicly traded life insurance company bonds since this information is part of the data we consider when valuing our portfolio of life insurance policies for our financial statements.

Name of Bond	Maturity	YTM	Duration (Years)	Bond S&P Rating
AXA 7.125%	12/15/2020	1.69%	4.0	BBB
Manulife Finl 4.15%	3/4/2026	3.67%	9.2	A
Lincoln National Corp Ind 3.35%	3/9/2025	3.59%	8.7	A-
Amer Intl Grp 4.875%	6/1/2022	3.12%	5.4	A-
Protective Life 7.375%	10/15/2019	2.62%	2.8	A-
Metlife 3.048%	12/15/2022	2.93%	6.0	AA-
Prudential Finl Inc Mtns Book 3.5%	5/15/2024	3.52%	7.9	A
Average yield on insurance bonds		2.58%	6.3

The table above indicates the current yields to maturity (YTM) for the senior bonds of selected life insurance carriers with durations, on average, that are similar to our life insurance portfolio. The average yield to maturity of these bonds was 2.58%, which we believe reflects, in part, the financial market’s judgment that credit risk is low with regard to these carriers’ financial obligations. It should be noted that the obligations of life insurance carriers to pay life insurance policy benefits ranks senior to all of their other financial obligations, such as the bonds they issue. This “super senior” priority is not reflected in the yield to maturity in the table and, if considered, would result in a lower yield to maturity all else being equal. As such, as long as the respective premium payments have been made, it is highly likely that the owner of the insurance policy will collect the insurance policy benefit upon the mortality of the insured.

Value Proposition. We define the value proposition presented by our portfolio of life insurance assets as our ability to earn superior risk-adjusted returns. At any time, we calculate our returns from our life insurance assets based upon (i) our historical results; and (ii) the future cash flows we expect to realize from our statistical forecasts. To forecast our expected future cash flows, we use the probabilistic method of analysis. The actuarial software we use to produce our expected future cash flows and conduct our probabilistic analysis was developed by the actuarial firm Milliman and is now owned by Modeling Actuarial Pricing Systems, Inc. (“MAPS”). The expected internal rate of return of our portfolio is based upon future cash flow forecasts derived from a probabilistic analysis of our policy benefits received in relation to our investment cost basis. As of December 31, 2016, the expected internal rate of return on our portfolio of life insurance assets was 11.34% based on our portfolio benefits of $1.362 billion and our investment cost basis of $494.9 million (including purchase price, premiums paid, and financing costs incurred to date).

We seek to further enhance our understanding of our expected future cash flow forecast by applying a stochastic analysis, sometimes referred to as a “Monte Carlo simulation,” to provide us with a greater understanding of the variability of our future cash flow projections. The stochastic analysis we perform is built within the MAPS actuarial software and provides internal rate of return calculations for different statistical confidence intervals. The results of our stochastic analysis, in which we run 10,000 random mortality scenarios, demonstrates that the scenario ranking at the 50th percentile of all 10,000 results generates an internal rate of return of 11.29%, which is near to our expected internal rate of return of 11.34%. The stochastic analysis results also reveal that our portfolio is expected to generate an internal rate of return of 10.75% or better in 75% of all generated scenarios; and an internal rate of return of 10.30% or better in 90% of all generated scenarios. As the portfolio continues to grow, all else equal, the percentage of observations that result in an internal rate of return at or very near 11.29% (currently our median, or 50th percentile, internal rate of return expectation) is expected to increase, thereby lowering future cash flow volatility and potentially justifying our use of lower discount rates to value our portfolio.

In sum, we believe our statistical analyses show that, if we can continue to grow and maintain our investments in life insurance assets, then, in the absence of significant negative events affecting our most significant risks, including but not limited to longevity and credit risk, and interest rate and financing risk, those investments will provide superior risk-adjusted returns for our company and provide us with the means to generate attractive returns for our investors.

Portfolio Information

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2016, is summarized below:

Total portfolio face value of policy benefits	$1,361,675,000
Average face value per policy	$1,973,000
Average face value per insured life	$2,189,000
Average age of insured (yrs.)	81.6
Average life expectancy estimate (yrs.)	6.9
Total number of policies	690
Number of unique lives	622
Demographics	73% Males; 27% Females
Number of smokers	29
Largest policy as % of total portfolio	0.97%
Average policy as % of total portfolio	0.14%
Average annual premium as % of face value	3.29%

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2016, organized by the insured’s current age and the associated policy benefits, is summarized below:

Min Age	Max Age	Policy Benefits	Weighted Average Life Expectancy (yrs.)	Percentage of Total Policy Benefits
90	96	$123,491,000	2.6	9.1%
85	89	$355,249,000	4.8	26.1%
80	84	$381,592,000	6.5	28.0%
75	79	$253,761,000	9.2	18.6%
70	74	$150,403,000	10.1	11.1%
65	69	$97,179,000	11.2	7.1%
Total		$1,361,675,000	6.9	100.0%

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2016, organized by the insured’s current age and number of policies owned, is summarized below:

Min Age	Max Age	Policies	Weighted Average Life Expectancy (yrs.)	Percentage of Total Policies
90	95	67	2.6	9.7%
85	89	171	4.8	24.8%
80	84	152	6.5	22.0%
75	79	130	9.2	18.8%
70	74	102	10.1	14.8%
65	69	68	11.2	9.9%
Total		690	6.9	100.0%

Our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2016, organized by the insured’s estimated life expectancy estimates and associated policy benefits, is summarized below:

Min LE (Months)	Max LE (Months)	Policies	Policy Benefits	Percentage of Total Policy Benefits
3	47	177	$303,598,000	22.3%
48	71	156	308,318,000	22.6%
72	95	133	269,022,000	19.8%
96	119	103	224,796,000	16.5%
120	143	66	141,918,000	10.4%
144	205	55	114,023,000	8.4%
Total		690	$1,361,675,000	100.0%

We track concentrations of pre-existing medical conditions among insured individuals within our portfolio based on information contained in life expectancy reports. We track these medical conditions within the following ten primary disease categories: (1) cancer, (2) cardiovascular, (3) cerebrovascular, (4) dementia, (5) diabetes, (6) multiple, (7) neurological disorders, (8) no disease, (9) other, and (10) respiratory diseases. Our primary disease categories are summary generalizations based on the ICD-9 codes we track on each insured individuals within our portfolio. ICD-9 codes, published by the World Health Organization, are used worldwide for medical diagnoses and treatment systems, as well as morbidity and mortality statistics. Currently, the only primary disease category within our portfolio that represents a concentration of over 10% is cardiovascular, which constitutes 20.3% of the face amount of insured benefits of our portfolio as at December 31, 2016.

The complete detail of our portfolio of life insurance policies, owned by our subsidiaries as of December 31, 2016, organized by the current age of the insured and the associated policy benefits, sex, estimated life expectancy, issuing insurance carrier, and the credit rating of the issuing insurance carrier, is set forth below.

Life Insurance Portfolio Detail
(as of December 31, 2016)

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
1	$4,000,000	Male	96	24	Metropolitan Life Insurance Company	AA-
2	$1,100,000	Male	96	16	Reliastar Life Insurance Company	A
3	$184,000	Male	95	36	Reliastar Life Insurance Company	A
4	$219,000	Male	95	36	Reliastar Life Insurance Company	A
5	$1,500,000	Female	95	22	Accordia Life and Annuity Company	A-
6	$125,000	Female	95	4	Lincoln National Life Insurance Company	AA-
7	$1,000,000	Female	94	21	Transamerica Life Insurance Company	AA-
8	$250,000	Male	94	21	North American Company for Life and Health Insurance	A+
9	$8,000,000	Female	94	13	Massachusetts Mutual Life Insurance Company	AA+
10	$264,000	Female	94	11	Lincoln Benefit Life Company	BBB+
11	$572,429	Female	93	24	Reliastar Life Insurance Company	A
12	$3,500,000	Male	93	27	Reliastar Life Insurance Company	A
13	$3,000,000	Male	93	28	West Coast Life Insurance Company	AA-
14	$500,000	Male	93	5	John Hancock Life Insurance Company (U.S.A.)	AA-
15	$2,000,000	Female	93	5	Pruco Life Insurance Company	AA-
16	$500,000	Female	93	39	Sun Life Assurance Company of Canada (U.S.)	AA-
17	$250,000	Male	93	6	Transamerica Life Insurance Company	AA-
18	$1,682,773	Female	92	39	Hartford Life and Annuity Insurance Company	BBB+
19	$500,000	Female	92	53	John Hancock Life Insurance Company (U.S.A.)	AA-
20	$5,000,000	Female	92	44	American General Life Insurance Company	A+
21	$400,000	Female	92	57	Principal Life Insurance Company	A+
22	$5,000,000	Female	92	22	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
23	$1,000,000	Female	92	24	Lincoln National Life Insurance Company	AA-
24	$500,000	Male	92	38	Reliastar Life Insurance Company	A
25	$300,000	Female	92	15	West Coast Life Insurance Company	AA-
26	$500,000	Male	91	38	Massachusetts Mutual Life Insurance Company	AA+
27	$5,000,000	Male	91	21	John Hancock Life Insurance Company (U.S.A.)	AA-
28	$3,500,000	Female	91	59	John Hancock Life Insurance Company (U.S.A.)	AA-
29	$3,100,000	Female	91	24	Lincoln Benefit Life Company	BBB+
30	$1,500,000	Female	91	53	Lincoln National Life Insurance Company	AA-
31	$2,500,000	Female	91	3	AXA Equitable Life Insurance Company	A+
32	$2,500,000	Female	91	3	AXA Equitable Life Insurance Company	A+
33	$3,000,000	Female	91	23	Lincoln National Life Insurance Company	AA-
34	$5,000,000	Female	91	29	Reliastar Life Insurance Company	A
35	$144,000	Male	91	48	Lincoln National Life Insurance Company	AA-
36	$5,000,000	Female	91	11	Lincoln National Life Insurance Company	AA-
37	$1,000,000	Female	91	61	Lincoln National Life Insurance Company	AA-
38	$1,000,000	Male	91	9	Voya Retirement Insurance and Annuity Company	A
39	$1,203,520	Male	91	32	Columbus Life Insurance Company	AA
40	$1,350,000	Female	91	25	Lincoln National Life Insurance Company	AA-
41	$600,000	Female	91	13	Columbus Life Insurance Company	AA
42	$1,000,000	Female	91	37	Pan-American Assurance Company	N/A
43	$5,000,000	Female	90	36	Massachusetts Mutual Life Insurance Company	AA+
44	$2,500,000	Female	90	36	American General Life Insurance Company	A+
45	$2,500,000	Male	90	43	Pacific Life Insurance Company	AA-
46	$1,000,000	Female	90	39	United of Omaha Life Insurance Company	AA-
47	$5,000,000	Male	90	40	AXA Equitable Life Insurance Company	A+
48	$1,200,000	Male	90	39	Massachusetts Mutual Life Insurance Company	AA+
49	$1,200,000	Male	90	39	Massachusetts Mutual Life Insurance Company	AA+
50	$375,000	Male	90	30	Lincoln National Life Insurance Company	AA-
51	$1,103,922	Female	90	49	Sun Life Assurance Company of Canada (U.S.)	AA-
52	$1,000,000	Female	90	52	Transamerica Life Insurance Company	AA-
53	$250,000	Female	90	52	Transamerica Life Insurance Company	AA-
54	$500,000	Female	90	32	Transamerica Life Insurance Company	AA-
55	$5,000,000	Male	90	41	AIG Life Insurance Company	A+
56	$500,000	Male	90	50	Lincoln National Life Insurance Company	AA-
57	$800,000	Male	90	51	Lincoln National Life Insurance Company	AA-
58	$400,000	Male	90	35	Lincoln National Life Insurance Company	AA-
59	$977,000	Male	90	33	New York Life Insurance Company	AA+
60	$2,000,000	Male	90	30	John Hancock Life Insurance Company (U.S.A.)	AA-
61	$500,000	Female	90	24	Nationwide Life and Annuity Insurance Company	A+
62	$715,000	Female	90	43	Lincoln National Life Insurance Company	AA-
63	$2,225,000	Female	90	72	Transamerica Life Insurance Company	AA-
64	$3,000,000	Female	90	68	Massachusetts Mutual Life Insurance Company	AA+
65	$1,500,000	Male	90	34	Union Central Life Insurance Company	N/A
66	$3,500,000	Female	90	30	Lincoln National Life Insurance Company	AA-
67	$1,500,000	Male	90	90	Transamerica Life Insurance Company	AA-
68	$1,000,000	Female	89	42	Metropolitan Life Insurance Company	AA-
69	$248,859	Female	89	23	Lincoln National Life Insurance Company	AA-
70	$500,000	Female	89	55	Sun Life Assurance Company of Canada (U.S.)	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
71	$3,000,000	Male	89	34	Transamerica Life Insurance Company	AA-
72	$250,000	Male	89	58	Metropolitan Life Insurance Company	AA-
73	$4,000,000	Female	89	59	Transamerica Life Insurance Company	AA-
74	$2,000,000	Female	89	38	Beneficial Life Insurance Company	N/A
75	$250,000	Female	89	38	John Hancock Life Insurance Company (U.S.A.)	AA-
76	$1,050,000	Male	89	32	John Hancock Life Insurance Company (U.S.A.)	AA-
77	$3,000,000	Male	89	82	Transamerica Life Insurance Company	AA-
78	$1,000,000	Male	89	42	AXA Equitable Life Insurance Company	A+
79	$1,250,000	Male	89	25	Columbus Life Insurance Company	AA
80	$300,000	Male	89	25	Columbus Life Insurance Company	AA
81	$4,785,380	Female	89	30	John Hancock Life Insurance Company (U.S.A.)	AA-
82	$2,500,000	Male	89	44	Transamerica Life Insurance Company	AA-
83	$1,000,000	Female	89	39	West Coast Life Insurance Company	AA-
84	$2,000,000	Female	89	39	West Coast Life Insurance Company	AA-
85	$1,803,455	Female	89	59	Metropolitan Life Insurance Company	AA-
86	$1,529,270	Female	89	59	Metropolitan Life Insurance Company	AA-
87	$5,000,000	Male	89	39	John Hancock Life Insurance Company (U.S.A.)	AA-
88	$800,000	Male	89	42	National Western Life Insurance Company	A
89	$500,000	Female	89	38	Transamerica Life Insurance Company	AA-
90	$400,000	Female	89	38	Lincoln Benefit Life Company	BBB+
91	$200,000	Male	89	38	Lincoln Benefit Life Company	BBB+
92	$4,445,467	Male	89	45	Penn Mutual Life Insurance Company	A+
93	$7,500,000	Male	89	37	Lincoln National Life Insurance Company	AA-
94	$3,600,000	Female	89	55	AXA Equitable Life Insurance Company	A+
95	$300,000	Male	89	37	John Hancock Life Insurance Company (U.S.A.)	AA-
96	$3,000,000	Male	89	31	Lincoln National Life Insurance Company	AA-
97	$2,000,000	Male	89	34	John Hancock Life Insurance Company (U.S.A.)	AA-
98	$100,000	Female	89	44	American General Life Insurance Company	A+
99	$100,000	Female	89	44	American General Life Insurance Company	A+
100	$2,000,000	Female	89	62	U.S. Financial Life Insurance Company	N/A
101	$396,791	Male	89	24	Lincoln National Life Insurance Company	AA-
102	$1,000,000	Male	88	38	John Hancock Life Insurance Company (U.S.A.)	AA-
103	$2,000,000	Male	88	38	John Hancock Life Insurance Company (U.S.A.)	AA-
104	$5,000,000	Male	88	38	Lincoln National Life Insurance Company	AA-
105	$5,000,000	Female	88	26	Transamerica Life Insurance Company	AA-
106	$1,200,000	Male	88	60	Transamerica Life Insurance Company	AA-
107	$6,000,000	Female	88	45	Sun Life Assurance Company of Canada (U.S.)	AA-
108	$250,000	Male	88	37	Wilton Reassurance Life Insurance Company	N/A
109	$1,000,000	Female	88	74	Security Life of Denver Insurance Company	A
110	$330,000	Male	88	57	AXA Equitable Life Insurance Company	A+
111	$175,000	Male	88	57	Metropolitan Life Insurance Company	AA-
112	$335,000	Male	88	57	Metropolitan Life Insurance Company	AA-
113	$3,000,000	Male	88	63	AXA Equitable Life Insurance Company	A+
114	$1,000,000	Female	88	18	State Farm Life Insurance Company	AA
115	$1,000,000	Female	88	28	New York Life Insurance Company	AA+
116	$209,176	Male	88	79	Lincoln National Life Insurance Company	AA-
117	$10,000,000	Female	88	59	West Coast Life Insurance Company	AA-
118	$8,500,000	Male	88	66	Massachusetts Mutual Life Insurance Company	AA+
119	$500,000	Male	88	67	Metropolitan Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
120	$347,211	Male	88	28	Pruco Life Insurance Company	AA-
121	$500,000	Female	88	43	Beneficial Life Insurance Company	N/A
122	$1,269,017	Male	88	23	Hartford Life and Annuity Insurance Company	BBB+
123	$1,000,000	Male	88	32	Security Life of Denver Insurance Company	A
124	$5,000,000	Male	88	66	Lincoln National Life Insurance Company	AA-
125	$120,500	Male	88	27	New England Life Insurance Company	A+
126	$4,513,823	Female	88	17	Accordia Life and Annuity Company	A-
127	$2,000,000	Male	88	75	Security Life of Denver Insurance Company	A
128	$2,000,000	Male	88	75	Security Life of Denver Insurance Company	A
129	$2,000,000	Male	88	75	Security Life of Denver Insurance Company	A
130	$309,000	Male	88	25	Transamerica Life Insurance Company	AA-
131	$1,500,000	Male	88	46	AXA Equitable Life Insurance Company	A+
132	$1,365,000	Female	87	80	Transamerica Life Insurance Company	AA-
133	$200,000	Female	87	72	Lincoln National Life Insurance Company	AA-
134	$1,000,000	Male	87	35	Sun Life Assurance Company of Canada (U.S.)	AA-
135	$1,000,000	Male	87	28	Massachusetts Mutual Life Insurance Company	AA+
136	$1,000,000	Female	87	60	AXA Equitable Life Insurance Company	A+
137	$2,000,000	Male	87	82	Transamerica Life Insurance Company	AA-
138	$1,000,000	Male	87	27	John Hancock Life Insurance Company (U.S.A.)	AA-
139	$1,000,000	Male	87	42	AXA Equitable Life Insurance Company	A+
140	$2,328,547	Male	87	32	Metropolitan Life Insurance Company	AA-
141	$2,000,000	Male	87	32	Metropolitan Life Insurance Company	AA-
142	$1,000,000	Male	87	22	Transamerica Life Insurance Company	AA-
143	$750,000	Female	87	68	Lincoln National Life Insurance Company	AA-
144	$1,500,000	Female	87	68	Lincoln National Life Insurance Company	AA-
145	$400,000	Female	87	68	Lincoln National Life Insurance Company	AA-
146	$1,250,000	Female	87	68	Lincoln National Life Insurance Company	AA-
147	$2,000,000	Male	87	48	Lincoln National Life Insurance Company	AA-
148	$3,000,000	Female	87	51	Transamerica Life Insurance Company	AA-
149	$5,000,000	Male	87	58	Security Life of Denver Insurance Company	A
150	$1,800,000	Male	87	40	John Hancock Life Insurance Company (U.S.A.)	AA-
151	$284,924	Male	87	48	Transamerica Life Insurance Company	AA-
152	$2,000,000	Male	87	49	AXA Equitable Life Insurance Company	A+
153	$1,750,000	Male	87	49	AXA Equitable Life Insurance Company	A+
154	$4,000,000	Male	87	38	Metropolitan Life Insurance Company	AA-
155	$2,000,000	Male	87	24	Transamerica Life Insurance Company	AA-
156	$1,425,000	Male	87	60	John Hancock Life Insurance Company (U.S.A.)	AA-
157	$800,000	Male	87	38	Metropolitan Life Insurance Company	AA-
158	$1,000,000	Female	86	69	John Hancock Life Insurance Company (U.S.A.)	AA-
159	$1,500,000	Male	86	24	Transamerica Life Insurance Company	AA-
160	$1,500,000	Female	86	114	Lincoln Benefit Life Company	BBB+
161	$1,000,000	Female	86	32	Metropolitan Life Insurance Company	AA-
162	$3,750,000	Male	86	61	AXA Equitable Life Insurance Company	A+
163	$2,000,000	Male	86	41	Metropolitan Life Insurance Company	AA-
164	$3,000,000	Male	86	41	Metropolitan Life Insurance Company	AA-
165	$4,000,000	Male	86	24	John Hancock Life Insurance Company (U.S.A.)	AA-
166	$1,000,000	Male	86	63	John Hancock Life Insurance Company (U.S.A.)	AA-
167	$2,000,000	Female	86	71	AXA Equitable Life Insurance Company	A+
168	$2,000,000	Female	86	84	Lincoln Benefit Life Company	BBB+

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
169	$1,000,000	Male	86	41	Security Life of Denver Insurance Company	A
170	$5,000,000	Female	86	46	Security Life of Denver Insurance Company	A
171	$3,000,000	Female	86	69	Sun Life Assurance Company of Canada (U.S.)	AA-
172	$2,400,000	Male	86	25	Genworth Life Insurance Company	BB
173	$3,000,000	Male	86	77	Transamerica Life Insurance Company	AA-
174	$125,000	Male	86	51	Jackson National Life Insurance Company	AA
175	$1,500,000	Male	86	64	AXA Equitable Life Insurance Company	A+
176	$5,000,000	Male	86	73	Security Life of Denver Insurance Company	A
177	$1,500,000	Male	86	36	Reliastar Life Insurance Company	A
178	$1,500,000	Male	86	36	Reliastar Life Insurance Company	A
179	$1,000,000	Male	86	52	Lincoln National Life Insurance Company	AA-
180	$450,000	Male	86	52	American General Life Insurance Company	A+
181	$2,500,000	Female	86	63	American General Life Insurance Company	A+
182	$500,000	Male	86	30	Genworth Life Insurance Company	BB
183	$1,980,000	Male	86	38	New York Life Insurance Company	AA+
184	$1,000,000	Male	86	34	John Hancock Life Insurance Company (U.S.A.)	AA-
185	$500,000	Male	86	37	New England Life Insurance Company	A+
186	$4,000,000	Female	86	39	Reliastar Life Insurance Company	A
187	$5,000,000	Female	86	78	American General Life Insurance Company	A+
188	$1,703,959	Male	86	57	Lincoln National Life Insurance Company	AA-
189	$1,000,000	Male	86	44	Hartford Life and Annuity Insurance Company	BBB+
190	$2,000,000	Female	86	74	John Hancock Life Insurance Company (U.S.A.)	AA-
191	$500,000	Female	86	23	Transamerica Life Insurance Company	AA-
192	$3,500,000	Female	86	92	Lincoln Benefit Life Company	BBB+
193	$5,000,000	Female	85	86	AXA Equitable Life Insurance Company	A+
194	$6,000,000	Female	85	95	American General Life Insurance Company	A+
195	$1,433,572	Male	85	41	Security Mutual Life Insurance Company of NY	N/A
196	$10,000,000	Male	85	113	Pacific Life Insurance Company	AA-
197	$1,000,000	Male	85	49	Texas Life Insurance Company	N/A
198	$500,000	Male	85	90	Metropolitan Life Insurance Company	AA-
199	$2,000,000	Male	85	51	National Life Insurance Company	A
200	$2,147,816	Female	85	104	John Hancock Life Insurance Company (U.S.A.)	AA-
201	$4,200,000	Female	85	103	Transamerica Life Insurance Company	AA-
202	$850,000	Male	85	46	American General Life Insurance Company	A+
203	$750,000	Male	85	72	West Coast Life Insurance Company	AA-
204	$5,000,000	Male	85	44	AXA Equitable Life Insurance Company	A+
205	$2,000,000	Female	85	59	New York Life Insurance Company	AA+
206	$5,000,000	Male	85	60	Lincoln National Life Insurance Company	AA-
207	$1,500,000	Male	85	66	Lincoln National Life Insurance Company	AA-
208	$250,000	Male	85	39	Ohio State Insurance Company	N/A
209	$3,500,000	Female	85	74	AXA Equitable Life Insurance Company	A+
210	$1,000,000	Female	85	87	West Coast Life Insurance Company	AA-
211	$8,500,000	Male	85	90	John Hancock Life Insurance Company (U.S.A.)	AA-
212	$600,000	Male	85	86	AXA Equitable Life Insurance Company	A+
213	$3,000,000	Female	85	54	Metropolitan Life Insurance Company	AA-
214	$7,600,000	Female	85	83	Transamerica Life Insurance Company	AA-
215	$250,000	Male	85	16	Midland National Life Insurance Company	A+

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
216	$250,000	Male	85	39	Transamerica Life Insurance Company	AA-
217	$2,275,000	Male	85	78	Reliastar Life Insurance Company	A
218	$2,500,000	Male	85	46	AXA Equitable Life Insurance Company	A+
219	$3,000,000	Male	85	46	Lincoln National Life Insurance Company	AA-
220	$300,000	Female	85	92	AXA Equitable Life Insurance Company	A+
221	$500,000	Female	85	92	AXA Equitable Life Insurance Company	A+
222	$340,000	Female	85	72	Jackson National Life Insurance Company	AA
223	$2,000,000	Male	85	71	Pacific Life Insurance Company	AA-
224	$7,600,000	Male	85	86	Transamerica Life Insurance Company	AA-
225	$3,000,000	Female	85	34	AXA Equitable Life Insurance Company	A+
226	$250,000	Male	85	65	Voya Retirement Insurance and Annuity Company	A
227	$1,800,000	Female	85	47	Lincoln National Life Insurance Company	AA-
228	$3,000,000	Male	85	47	Metropolitan Life Insurance Company	AA-
229	$1,275,000	Male	85	42	General American Life Insurance Company	AA-
230	$500,000	Male	85	10	Great Southern Life Insurance Company	N/A
231	$2,247,450	Female	85	47	Transamerica Life Insurance Company	AA-
232	$500,000	Female	85	83	Metropolitan Life Insurance Company	AA-
233	$400,000	Male	85	37	Transamerica Life Insurance Company	AA-
234	$1,000,000	Male	85	78	Lincoln National Life Insurance Company	AA-
235	$1,000,000	Male	85	48	Metropolitan Life Insurance Company	AA-
236	$300,000	Male	85	48	New England Life Insurance Company	A+
237	$3,500,000	Male	85	51	Pacific Life Insurance Company	AA-
238	$2,500,000	Male	85	51	AXA Equitable Life Insurance Company	A+
239	$80,000	Female	84	45	Protective Life Insurance Company	AA-
240	$1,000,000	Male	84	56	Lincoln National Life Insurance Company	AA-
241	$3,000,000	Male	84	29	U.S. Financial Life Insurance Company	N/A
242	$325,000	Male	84	51	Genworth Life and Annuity Insurance Company	BB
243	$175,000	Male	84	51	Genworth Life and Annuity Insurance Company	BB
244	$600,000	Male	84	59	Massachusetts Mutual Life Insurance Company	AA+
245	$5,000,000	Male	84	95	American General Life Insurance Company	A+
246	$1,900,000	Male	84	52	American National Insurance Company	A
247	$500,000	Male	84	34	New York Life Insurance Company	AA+
248	$500,000	Male	84	34	New York Life Insurance Company	AA+
249	$385,000	Male	84	59	Metropolitan Life Insurance Company	AA-
250	$500,000	Male	84	59	Metropolitan Life Insurance Company	AA-
251	$75,000	Male	84	37	Fidelity and Guaranty Insurance Company	BBB-
252	$10,000,000	Male	84	60	Lincoln National Life Insurance Company	AA-
253	$1,000,000	Female	84	64	American General Life Insurance Company	A+
254	$5,000,000	Female	84	63	Sun Life Assurance Company of Canada (U.S.)	AA-
255	$750,000	Male	84	64	John Hancock Life Insurance Company (U.S.A.)	AA-
256	$4,500,000	Male	84	59	AXA Equitable Life Insurance Company	A+
257	$1,995,000	Female	84	67	Transamerica Life Insurance Company	AA-
258	$4,000,000	Male	84	44	Lincoln National Life Insurance Company	AA-
259	$10,000,000	Male	84	69	AXA Equitable Life Insurance Company	A+
260	$1,000,000	Male	84	56	Hartford Life and Annuity Insurance Company	BBB+
261	$1,000,000	Male	84	56	Jackson National Life Insurance Company	AA
262	$2,300,000	Male	84	12	American General Life Insurance Company	A+

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
263	$3,500,000	Male	84	58	AXA Equitable Life Insurance Company	A+
264	$6,217,200	Female	84	91	Phoenix Life Insurance Company	BB-
265	$2,500,000	Female	84	60	Reliastar Life Insurance Company	A
266	$5,000,000	Female	84	46	Massachusetts Mutual Life Insurance Company	AA+
267	$5,000,000	Male	84	66	Transamerica Life Insurance Company	AA-
268	$2,000,000	Female	84	83	Lincoln National Life Insurance Company	AA-
269	$500,000	Female	84	90	AXA Equitable Life Insurance Company	A+
270	$1,000,000	Male	84	39	American General Life Insurance Company	A+
271	$750,000	Male	84	75	AXA Equitable Life Insurance Company	A+
272	$350,000	Male	84	25	Jackson National Life Insurance Company	AA
273	$5,000,000	Male	84	69	Lincoln National Life Insurance Company	AA-
274	$3,000,000	Male	83	54	Protective Life Insurance Company	AA-
275	$1,500,000	Male	83	54	American General Life Insurance Company	A+
276	$2,000,000	Female	83	91	Transamerica Life Insurance Company	AA-
277	$5,000,000	Female	83	65	Security Mutual Life Insurance Company of NY	N/A
278	$550,000	Male	83	103	Genworth Life Insurance Company	BB
279	$500,000	Male	83	52	West Coast Life Insurance Company	AA-
280	$1,500,000	Male	83	59	Pacific Life Insurance Company	AA-
281	$1,000,000	Female	83	78	Lincoln National Life Insurance Company	AA-
282	$2,000,000	Male	83	72	New York Life Insurance Company	AA+
283	$250,000	Male	83	129	Reliastar Life Insurance Company	A
284	$1,000,000	Male	83	140	Reliastar Life Insurance Company	A
285	$1,500,000	Male	83	57	Lincoln Benefit Life Company	BBB+
286	$2,000,000	Female	83	74	Lincoln National Life Insurance Company	AA-
287	$10,000,000	Male	83	66	New York Life Insurance Company	AA+
288	$417,300	Male	83	88	Jackson National Life Insurance Company	AA
289	$5,000,000	Male	83	60	AXA Equitable Life Insurance Company	A+
290	$300,000	Female	83	62	Hartford Life and Annuity Insurance Company	BBB+
291	$10,000,000	Male	83	100	John Hancock Life Insurance Company (U.S.A.)	AA-
292	$2,000,000	Male	83	57	Ohio National Life Assurance Corporation	AA-
293	$1,000,000	Male	83	57	Ohio National Life Assurance Corporation	AA-
294	$7,000,000	Male	83	74	Genworth Life Insurance Company	BB
295	$5,000,000	Male	82	78	AXA Equitable Life Insurance Company	A+
296	$6,000,000	Male	82	93	Transamerica Life Insurance Company	AA-
297	$8,000,000	Male	82	71	AXA Equitable Life Insurance Company	A+
298	$850,000	Female	82	86	Zurich Life Insurance Company	AA-
299	$1,680,000	Female	82	57	AXA Equitable Life Insurance Company	A+
300	$600,000	Male	82	42	Lincoln National Life Insurance Company	AA-
301	$2,000,000	Male	82	19	Metropolitan Life Insurance Company	AA-
302	$1,250,000	Male	82	87	Metropolitan Life Insurance Company	AA-
303	$3,000,000	Female	82	59	AXA Equitable Life Insurance Company	A+
304	$1,000,000	Male	82	54	AXA Equitable Life Insurance Company	A+
305	$1,250,000	Female	82	73	Principal Life Insurance Company	A+
306	$320,987	Female	82	94	John Hancock Life Insurance Company (U.S.A.)	AA-
307	$1,000,000	Male	82	45	AXA Equitable Life Insurance Company	A+
308	$700,000	Male	82	89	Banner Life Insurance Company	AA-
309	$2,000,000	Female	82	78	Pacific Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
310	$3,000,000	Male	82	85	John Hancock Life Insurance Company (U.S.A.)	AA-
311	$10,000,000	Male	82	58	Hartford Life and Annuity Insurance Company	BBB+
312	$1,750,000	Male	82	70	AXA Equitable Life Insurance Company	A+
313	$250,000	Male	82	67	American General Life Insurance Company	A+
314	$3,500,000	Male	82	73	Metropolitan Life Insurance Company	AA-
315	$2,502,000	Male	82	133	Transamerica Life Insurance Company	AA-
316	$170,000	Female	82	52	Reliastar Life Insurance Company	A
317	$240,000	Male	82	33	Lincoln National Life Insurance Company	AA-
318	$250,000	Female	82	91	Accordia Life and Annuity Company	A-
319	$3,000,000	Male	82	112	Principal Life Insurance Company	A+
320	$1,700,000	Male	82	52	Lincoln National Life Insurance Company	AA-
321	$1,210,000	Male	82	54	Lincoln National Life Insurance Company	AA-
322	$3,000,000	Female	82	94	West Coast Life Insurance Company	AA-
323	$8,000,000	Male	81	115	Metropolitan Life Insurance Company	AA-
324	$3,000,000	Male	81	33	Pacific Life Insurance Company	AA-
325	$3,000,000	Male	81	33	Minnesota Life Insurance Company	A+
326	$3,000,000	Male	81	33	Pruco Life Insurance Company	AA-
327	$3,000,000	Male	81	79	Reliastar Life Insurance Company	A
328	$5,000,000	Male	81	87	Pacific Life Insurance Company	AA-
329	$5,000,000	Male	81	87	Pacific Life Insurance Company	AA-
330	$4,000,000	Male	81	70	Lincoln National Life Insurance Company	AA-
331	$500,000	Male	81	44	Genworth Life and Annuity Insurance Company	BB
332	$3,000,000	Male	81	133	Metropolitan Life Insurance Company	AA-
333	$300,000	Female	81	88	Metropolitan Life Insurance Company	AA-
334	$200,000	Male	81	62	Protective Life Insurance Company	AA-
335	$150,000	Male	81	62	Protective Life Insurance Company	AA-
336	$150,000	Male	81	62	Protective Life Insurance Company	AA-
337	$350,000	Male	81	62	Lincoln National Life Insurance Company	AA-
338	$1,187,327	Male	81	86	Transamerica Life Insurance Company	AA-
339	$5,000,000	Male	81	117	Principal Life Insurance Company	A+
340	$5,000,000	Male	81	96	John Hancock Life Insurance Company (U.S.A.)	AA-
341	$800,000	Male	81	68	North American Company for Life And Health Insurance	A+
342	$7,000,000	Male	81	75	Lincoln Benefit Life Company	BBB+
343	$8,000,000	Female	81	96	John Hancock Life Insurance Company (U.S.A.)	AA-
344	$1,000,000	Female	81	77	Lincoln Benefit Life Company	BBB+
345	$1,000,000	Male	81	82	Penn Mutual Life Insurance Company	A+
346	$250,000	Male	81	86	AXA Equitable Life Insurance Company	A+
347	$6,000,000	Male	81	111	AXA Equitable Life Insurance Company	A+
348	$130,000	Male	81	42	Genworth Life Insurance Company	BB
349	$5,500,000	Male	81	110	Metropolitan Life Insurance Company	AA-
350	$1,000,000	Male	81	89	John Hancock Life Insurance Company (U.S.A.)	AA-
351	$1,000,000	Male	81	112	Protective Life Insurance Company	AA-
352	$4,000,000	Male	81	84	Lincoln National Life Insurance Company	AA-
353	$2,000,000	Male	81	71	Metropolitan Life Insurance Company	AA-
354	$2,000,000	Male	81	71	Metropolitan Life Insurance Company	AA-
355	$4,300,000	Female	81	99	American National Insurance Company	A
356	$100,000	Male	81	75	Prudential Insurance Company of America	AA-
357	$200,000	Male	81	56	Kansas City Life Insurance Company	N/A

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
358	$200,000	Male	81	47	Lincoln National Life Insurance Company	AA-
359	$6,000,000	Male	81	96	AXA Equitable Life Insurance Company	A+
360	$2,000,000	Female	81	65	Transamerica Life Insurance Company	AA-
361	$1,500,000	Female	81	66	Protective Life Insurance Company	AA-
362	$1,000,000	Male	81	47	Pacific Life Insurance Company	AA-
363	$200,000	Male	81	38	Pruco Life Insurance Company	AA-
364	$500,000	Male	81	38	Transamerica Life Insurance Company	AA-
365	$5,000,000	Male	80	69	John Hancock Life Insurance Company (U.S.A.)	AA-
366	$3,601,500	Male	80	83	Transamerica Life Insurance Company	AA-
367	$1,000,000	Male	80	85	Sun Life Assurance Company of Canada (U.S.)	AA-
368	$5,000,000	Male	80	78	John Hancock Life Insurance Company (U.S.A.)	AA-
369	$150,000	Male	80	82	MetLife Insurance Company USA	AA-
370	$1,009,467	Male	80	49	John Hancock Life Insurance Company (U.S.A.)	AA-
371	$4,000,000	Male	80	41	Metropolitan Life Insurance Company	AA-
372	$100,000	Male	80	56	North American Company for Life And Health Insurance	A+
373	$1,000,000	Male	80	105	Lincoln National Life Insurance Company	AA-
374	$5,000,000	Male	80	47	John Hancock Life Insurance Company (U.S.A.)	AA-
375	$6,799,139	Male	80	111	AXA Equitable Life Insurance Company	A+
376	$476,574	Male	80	61	Transamerica Life Insurance Company	AA-
377	$2,250,000	Male	80	83	Massachusetts Mutual Life Insurance Company	AA+
378	$775,000	Male	80	113	Lincoln National Life Insurance Company	AA-
379	$1,000,000	Female	80	112	John Hancock Life Insurance Company (U.S.A.)	AA-
380	$6,000,000	Male	80	108	AXA Equitable Life Insurance Company	A+
381	$1,445,000	Female	80	94	AXA Equitable Life Insurance Company	A+
382	$1,500,000	Female	80	94	AXA Equitable Life Insurance Company	A+
383	$1,000,000	Male	80	76	Lincoln National Life Insurance Company	AA-
384	$325,000	Male	80	34	American General Life Insurance Company	A+
385	$3,750,000	Male	80	50	AXA Equitable Life Insurance Company	A+
386	$1,000,000	Male	80	99	Metropolitan Life Insurance Company	AA-
387	$5,000,000	Female	80	106	Reliastar Life Insurance Company	A
388	$750,000	Male	80	59	Lincoln National Life Insurance Company	AA-
389	$5,000,000	Male	80	167	West Coast Life Insurance Company	AA-
390	$3,000,000	Male	80	85	Principal Life Insurance Company	A+
391	$5,000,000	Male	79	126	Lincoln National Life Insurance Company	AA-
392	$3,000,000	Male	79	76	American General Life Insurance Company	A+
393	$70,000	Male	79	41	Pioneer Mutual Life Insurance Company	N/A
394	$500,000	Male	79	58	John Hancock Life Insurance Company (U.S.A.)	AA-
395	$500,000	Male	79	126	Prudential Insurance Company of America	AA-
396	$1,000,000	Male	79	104	Metropolitan Life Insurance Company	AA-
397	$1,250,000	Male	79	88	AXA Equitable Life Insurance Company	A+
398	$3,000,000	Female	79	79	New York Life Insurance Company	AA+
399	$2,500,000	Male	79	77	Massachusetts Mutual Life Insurance Company	AA+
400	$2,500,000	Male	79	77	Massachusetts Mutual Life Insurance Company	AA+
401	$500,000	Female	79	105	Columbus Life Insurance Company	AA
402	$4,000,000	Female	79	84	Transamerica Life Insurance Company	AA-
403	$2,000,000	Male	79	92	Lincoln National Life Insurance Company	AA-
404	$2,000,000	Male	79	92	Lincoln National Life Insurance Company	AA-
405	$4,000,000	Male	79	137	John Hancock Life Insurance Company (U.S.A.)	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
406	$1,750,000	Male	79	54	John Hancock Life Insurance Company (U.S.A.)	AA-
407	$5,000,000	Male	79	93	Transamerica Life Insurance Company	AA-
408	$1,000,000	Male	79	112	Principal Life Insurance Company	A+
409	$500,000	Female	79	131	Ohio National Life Assurance Corporation	AA-
410	$550,000	Male	79	70	Pruco Life Insurance Company	AA-
411	$300,000	Male	79	70	Pruco Life Insurance Company	AA-
412	$1,200,000	Female	79	102	AXA Equitable Life Insurance Company	A+
413	$6,250,000	Male	79	182	John Hancock Life Insurance Company (U.S.A.)	AA-
414	$750,000	Male	79	107	General American Life Insurance Company	AA-
415	$2,000,000	Female	79	48	Transamerica Life Insurance Company	AA-
416	$300,000	Male	78	70	Penn Mutual Life Insurance Company	A+
417	$1,200,000	Female	78	124	Athene Annuity & Life Assurance Company	A-
418	$1,000,000	Male	78	95	Accordia Life and Annuity Company	A-
419	$2,840,000	Male	78	89	Transamerica Life Insurance Company	AA-
420	$750,000	Male	78	80	North American Company for Life and Health Insurance	A+
421	$1,000,000	Male	78	80	John Hancock Life Insurance Company (U.S.A.)	AA-
422	$500,000	Male	78	80	North American Company for Life and Health Insurance	A+
423	$200,000	Female	78	136	West Coast Life Insurance Company	AA-
424	$50,000	Male	78	38	Lincoln National Life Insurance Company	AA-
425	$4,000,000	Male	78	60	Massachusetts Mutual Life Insurance Company	AA+
426	$1,000,000	Female	78	66	John Hancock Life Insurance Company (U.S.A.)	AA-
427	$1,000,000	Female	78	120	John Hancock Life Insurance Company (U.S.A.)	AA-
428	$5,000,000	Male	78	110	Lincoln National Life Insurance Company	AA-
429	$7,000,000	Female	78	113	Pacific Life Insurance Company	AA-
430	$100,946	Female	78	152	Genworth Life and Annuity Insurance Company	BB
431	$2,000,000	Male	78	97	Genworth Life Insurance Company	BB
432	$350,000	Male	78	103	AXA Equitable Life Insurance Company	A+
433	$600,000	Male	78	103	AXA Equitable Life Insurance Company	A+
434	$2,000,000	Male	78	110	Transamerica Life Insurance Company	AA-
435	$200,000	Male	78	109	Prudential Insurance Company of America	AA-
436	$490,620	Male	78	78	Ameritas Life Insurance Corporation	A+
437	$600,000	Male	78	75	Protective Life Insurance Company	AA-
438	$400,000	Male	78	110	John Hancock Life Insurance Company (U.S.A.)	AA-
439	$1,000,000	Male	77	76	Metropolitan Life Insurance Company	AA-
440	$730,000	Male	77	94	Transamerica Life Insurance Company	AA-
441	$5,000,000	Male	77	140	Pruco Life Insurance Company	AA-
442	$250,000	Male	77	96	Midland National Life Insurance Company	A+
443	$5,000,000	Male	77	128	AXA Equitable Life Insurance Company	A+
444	$3,000,000	Male	77	49	Accordia Life and Annuity Company	A-
445	$1,000,000	Male	77	140	AXA Equitable Life Insurance Company	A+
446	$3,000,000	Male	77	88	Pruco Life Insurance Company	AA-
447	$500,000	Male	77	94	AXA Equitable Life Insurance Company	A+
448	$3,000,000	Female	77	98	John Hancock Life Insurance Company (U.S.A.)	AA-
449	$5,000,000	Male	77	133	Massachusetts Mutual Life Insurance Company	AA+
450	$5,000,000	Male	77	133	Massachusetts Mutual Life Insurance Company	AA+
451	$1,100,000	Male	77	130	Accordia Life and Annuity Company	A-
452	$3,000,000	Male	77	95	Protective Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
453	$2,000,000	Female	77	110	Accordia Life and Annuity Company	A-
454	$1,000,000	Male	77	87	Transamerica Life Insurance Company	AA-
455	$2,200,000	Female	77	132	Reliastar Life Insurance Company	A
456	$10,000,000	Male	77	125	AXA Equitable Life Insurance Company	A+
457	$2,500,000	Male	77	131	John Hancock Life Insurance Company (U.S.A.)	AA-
458	$2,500,000	Male	77	131	John Hancock Life Insurance Company (U.S.A.)	AA-
459	$1,000,000	Male	77	96	Athene Annuity & Life Assurance Company of New York	A-
460	$5,000,000	Male	77	80	Lincoln Benefit Life Company	BBB+
461	$250,000	Male	77	133	West Coast Life Insurance Company	AA-
462	$1,000,000	Male	77	109	Transamerica Life Insurance Company	AA-
463	$1,000,000	Male	77	75	Pacific Life Insurance Company	AA-
464	$2,000,000	Female	77	159	Lincoln National Life Insurance Company	AA-
465	$150,000	Male	77	97	Genworth Life Insurance Company	BB
466	$2,000,000	Male	77	56	Athene Annuity & Life Assurance Company	A-
467	$7,097,434	Male	77	150	Lincoln National Life Insurance Company	AA-
468	$5,000,000	Male	77	52	West Coast Life Insurance Company	AA-
469	$1,000,000	Male	76	119	Transamerica Life Insurance Company	AA-
470	$750,000	Male	76	105	Protective Life Insurance Company	AA-
471	$100,000	Male	76	113	Transamerica Life Insurance Company	AA-
472	$200,000	Male	76	64	Reliastar Life Insurance Company	A
473	$200,000	Male	76	64	Metropolitan Life Insurance Company	AA-
474	$100,000	Male	76	64	Metropolitan Life Insurance Company	AA-
475	$3,000,000	Male	76	105	John Hancock Life Insurance Company (U.S.A.)	AA-
476	$5,000,000	Male	76	105	John Hancock Life Insurance Company (U.S.A.)	AA-
477	$8,000,000	Male	76	91	Metropolitan Life Insurance Company	AA-
478	$100,000	Male	76	50	AXA Equitable Life Insurance Company	A+
479	$500,000	Male	76	87	AXA Equitable Life Insurance Company	A+
480	$750,000	Male	76	25	North American Company for Life And Health Insurance	A+
481	$4,000,000	Female	76	135	American General Life Insurance Company	A+
482	$500,000	Male	76	86	AIG Life Insurance Company	A+
483	$1,000,000	Male	76	152	Security Mutual Life Insurance Company of NY	N/A
484	$355,700	Male	76	101	Security Life of Denver Insurance Company	A
485	$300,000	Male	76	34	Lincoln National Life Insurance Company	AA-
486	$750,000	Female	76	77	Delaware Life Insurance Company	BBB+
487	$5,004,704	Male	76	130	American General Life Insurance Company	A+
488	$1,000,000	Male	76	97	General American Life Insurance Company	AA-
489	$2,000,000	Male	76	143	John Hancock Life Insurance Company (U.S.A.)	AA-
490	$10,000,000	Female	76	131	Reliastar Life Insurance Company	A
491	$1,000,000	Female	76	147	John Hancock Life Insurance Company (U.S.A.)	AA-
492	$7,500,000	Female	76	170	Security Life of Denver Insurance Company	A
493	$500,000	Male	76	70	American General Life Insurance Company	A+
494	$3,000,000	Female	76	107	General American Life Insurance Company	AA-
495	$100,000	Male	76	65	Transamerica Life Insurance Company	AA-
496	$300,000	Female	76	130	Minnesota Life Insurance Company	A+
497	$250,000	Male	76	86	United of Omaha Life Insurance Company	AA-
498	$600,000	Male	75	67	United of Omaha Life Insurance Company	AA-
499	$500,000	Male	75	84	Protective Life Insurance Company	AA-
500	$1,000,000	Male	75	90	Security Life of Denver Insurance Company	A

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
501	$500,000	Male	75	32	Midland National Life Insurance Company	A+
502	$1,000,000	Male	75	94	Transamerica Life Insurance Company	AA-
503	$3,000,000	Male	75	69	AXA Equitable Life Insurance Company	A+
504	$1,000,000	Male	75	136	John Hancock Life Insurance Company (U.S.A.)	AA-
505	$500,000	Male	75	101	United of Omaha Life Insurance Company	AA-
506	$8,000,000	Female	75	128	West Coast Life Insurance Company	AA-
507	$250,000	Female	75	152	AXA Equitable Life Insurance Company	A+
508	$172,245	Female	75	52	Symetra Life Insurance Company	A
509	$2,000,000	Male	75	116	Pruco Life Insurance Company	AA-
510	$190,000	Male	75	100	Protective Life Insurance Company	AA-
511	$100,000	Male	75	148	Protective Life Insurance Company	AA-
512	$5,000,000	Male	75	126	AIG Life Insurance Company	A+
513	$4,000,000	Male	75	106	Security Mutual Life Insurance Company of NY	N/A
514	$89,626	Female	75	115	Union Central Life Insurance Company	N/A
515	$2,000,000	Male	75	92	American General Life Insurance Company	A+
516	$400,000	Male	75	78	Protective Life Insurance Company	AA-
517	$250,000	Male	75	70	Genworth Life and Annuity Insurance Company	BB
518	$500,000	Male	75	92	Delaware Life Insurance Company	BBB+
519	$100,000	Male	75	140	Genworth Life Insurance Company	BB
520	$370,000	Female	75	122	Minnesota Life Insurance Company	A+
521	$1,000,000	Female	74	117	United of Omaha Life Insurance Company	AA-
522	$1,000,000	Male	74	148	John Hancock Life Insurance Company (U.S.A.)	AA-
523	$150,000	Male	74	101	Genworth Life Insurance Company	BB
524	$500,000	Male	74	58	William Penn Life Insurance Company of New York	AA-
525	$2,500,000	Male	74	101	John Hancock Life Insurance Company (U.S.A.)	AA-
526	$500,000	Male	74	132	Pruco Life Insurance Company	AA-
527	$8,600,000	Male	74	149	AXA Equitable Life Insurance Company	A+
528	$485,000	Male	74	150	Metropolitan Life Insurance Company	AA-
529	$2,500,000	Male	74	102	American General Life Insurance Company	A+
530	$100,000	Male	74	39	Voya Retirement Insurance and Annuity Company	A
531	$3,000,000	Male	74	91	Transamerica Life Insurance Company	AA-
532	$800,000	Male	74	119	John Hancock Life Insurance Company (U.S.A.)	AA-
533	$1,500,000	Male	74	123	Lincoln National Life Insurance Company	AA-
534	$1,500,000	Male	74	123	Lincoln National Life Insurance Company	AA-
535	$1,500,000	Male	74	123	Lincoln National Life Insurance Company	AA-
536	$2,500,000	Male	74	134	Banner Life Insurance Company	AA-
537	$800,000	Male	74	82	Commonwealth Annuity and Life Insurance Company	A-
538	$450,000	Male	74	115	Jackson National Life Insurance Company	AA
539	$10,000,000	Male	74	141	John Hancock Life Insurance Company (U.S.A.)	AA-
540	$1,784,686	Male	74	151	Transamerica Life Insurance Company	AA-
541	$250,000	Female	74	169	Protective Life Insurance Company	AA-
542	$500,000	Male	73	120	Ameritas Life Insurance Corporation	A+
543	$370,000	Male	73	120	Ameritas Life Insurance Corporation	A+
544	$750,000	Male	73	128	Security Life of Denver Insurance Company	A
545	$500,000	Male	73	95	Lincoln National Life Insurance Company	AA-
546	$5,000,000	Male	73	126	John Hancock Life Insurance Company (U.S.A.)	AA-
547	$500,000	Male	73	103	William Penn Life Insurance Company of New York	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
548	$100,000	Male	73	107	Protective Life Insurance Company	AA-
549	$2,500,000	Male	73	112	Lincoln National Life Insurance Company	AA-
550	$2,500,000	Male	73	112	John Hancock Life Insurance Company (U.S.A.)	AA-
551	$500,000	Male	73	125	Metropolitan Life Insurance Company	AA-
552	$2,000,000	Male	73	118	Voya Retirement Insurance and Annuity Company	A
553	$1,500,000	Male	73	118	Voya Retirement Insurance and Annuity Company	A
554	$230,000	Male	73	114	Transamerica Life Insurance Company	AA-
555	$500,000	Male	73	77	Phoenix Life Insurance Company	BB-
556	$300,000	Male	73	111	Protective Life Insurance Company	AA-
557	$190,000	Female	73	188	Protective Life Insurance Company	AA-
558	$250,000	Male	73	66	American General Life Insurance Company	A+
559	$2,000,000	Male	73	128	John Hancock Life Insurance Company (U.S.A.)	AA-
560	$267,988	Male	73	50	Minnesota Life Insurance Company	A+
561	$75,000	Female	73	99	American General Life Insurance Company	A+
562	$300,000	Male	73	108	New England Life Insurance Company	A+
563	$1,167,000	Male	73	48	Transamerica Life Insurance Company	AA-
564	$600,000	Male	73	82	AXA Equitable Life Insurance Company	A+
565	$1,500,000	Male	73	106	Metropolitan Life Insurance Company	AA-
566	$4,000,000	Male	73	138	MONY Life Insurance Company of America	A+
567	$1,000,000	Female	73	141	Reliastar Life Insurance Company	A
568	$420,000	Male	73	119	RiverSource Life Insurance Company	A+
569	$10,000,000	Male	73	115	AXA Equitable Life Insurance Company	A+
570	$650,000	Female	72	69	Security Life of Denver Insurance Company	A
571	$1,000,000	Male	72	127	AIG Life Insurance Company	A+
572	$500,000	Male	72	117	Ohio National Life Assurance Corporation	AA-
573	$2,500,000	Male	72	49	Transamerica Life Insurance Company	AA-
574	$400,000	Male	72	193	Protective Life Insurance Company	AA-
575	$232,000	Male	72	177	Protective Life Insurance Company	AA-
576	$3,000,000	Male	72	157	John Hancock Life Insurance Company (U.S.A.)	AA-
577	$2,000,000	Male	72	97	New York Life Insurance Company	AA+
578	$2,000,000	Male	72	97	New York Life Insurance Company	AA+
579	$250,000	Female	72	106	Protective Life Insurance Company	AA-
580	$1,350,000	Male	72	98	Lincoln National Life Insurance Company	AA-
581	$139,398	Female	72	21	Lincoln National Life Insurance Company	AA-
582	$500,000	Male	72	90	Transamerica Life Insurance Company	AA-
583	$500,000	Male	72	90	North American Company for Life And Health Insurance	A+
584	$420,000	Male	72	128	Protective Life Insurance Company	AA-
585	$160,000	Male	72	89	RiverSource Life Insurance Company	A+
586	$5,000,000	Male	72	112	John Hancock Life Insurance Company (U.S.A.)	AA-
587	$5,000,000	Male	72	112	John Hancock Life Insurance Company (U.S.A.)	AA-
588	$100,000	Male	72	134	Protective Life Insurance Company	AA-
589	$250,000	Male	71	48	Protective Life Insurance Company	AA-
590	$57,500	Male	71	92	Lincoln National Life Insurance Company	AA-
591	$185,000	Male	71	129	Genworth Life and Annuity Insurance Company	BB
592	$750,000	Male	71	122	Transamerica Life Insurance Company	AA-
593	$1,250,000	Male	71	97	West Coast Life Insurance Company	AA-
594	$1,500,000	Female	71	150	Pruco Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
595	$5,000,000	Male	71	88	Transamerica Life Insurance Company	AA-
596	$10,000,000	Male	71	165	Principal Life Insurance Company	A+
597	$300,000	Male	71	192	John Hancock Life Insurance Company (U.S.A.)	AA-
598	$100,000	Male	71	42	Genworth Life and Annuity Insurance Company	BB
599	$250,000	Male	71	97	Massachusetts Mutual Life Insurance Company	AA+
600	$150,000	Male	71	32	Protective Life Insurance Company	AA-
601	$150,000	Male	71	32	AXA Equitable Life Insurance Company	A+
602	$1,000,000	Male	71	52	John Hancock Life Insurance Company (U.S.A.)	AA-
603	$250,000	Male	71	181	Lincoln National Life Insurance Company	AA-
604	$202,700	Male	71	114	Farmers New World Life Insurance Company	N/A
605	$700,000	Male	71	114	Massachusetts Mutual Life Insurance Company	AA+
606	$5,000,000	Male	71	148	Metropolitan Life Insurance Company	AA-
607	$750,000	Male	70	132	North American Company for Life And Health Insurance	A+
608	$250,000	Female	70	118	Ohio National Life Assurance Corporation	AA-
609	$1,000,000	Male	70	188	AXA Equitable Life Insurance Company	A+
610	$1,000,000	Male	70	85	AXA Equitable Life Insurance Company	A+
611	$2,000,000	Male	70	169	John Hancock Life Insurance Company (U.S.A.)	AA-
612	$400,000	Male	70	158	Lincoln National Life Insurance Company	AA-
613	$100,000	Male	70	98	Massachusetts Mutual Life Insurance Company	AA+
614	$5,000,000	Male	70	114	John Hancock Life Insurance Company (U.S.A.)	AA-
615	$92,000	Female	70	196	Protective Life Insurance Company	AA-
616	$175,000	Female	70	108	Lincoln National Life Insurance Company	AA-
617	$1,500,000	Male	70	69	Lincoln National Life Insurance Company	AA-
618	$1,000,000	Male	70	160	Accordia Life and Annuity Company	A-
619	$1,000,000	Male	70	60	Protective Life Insurance Company	AA-
620	$1,500,000	Male	70	103	Midland National Life Insurance Company	A+
621	$400,000	Female	70	139	AXA Equitable Life Insurance Company	A+
622	$500,000	Male	70	108	Lincoln Benefit Life Company	BBB+
623	$1,200,000	Male	69	123	Massachusetts Mutual Life Insurance Company	AA+
624	$1,000,000	Male	69	135	Transamerica Life Insurance Company	AA-
625	$2,500,000	Male	69	158	Pruco Life Insurance Company	AA-
626	$2,500,000	Male	69	158	Pruco Life Insurance Company	AA-
627	$4,000,000	Male	69	131	MetLife Insurance Company USA	AA-
628	$3,000,000	Male	69	144	Genworth Life Insurance Company	BB
629	$500,000	Male	69	40	Voya Retirement Insurance and Annuity Company	A
630	$1,000,000	Male	69	84	Protective Life Insurance Company	AA-
631	$200,000	Male	69	177	Protective Life Insurance Company	AA-
632	$2,000,000	Male	69	110	Transamerica Life Insurance Company	AA-
633	$1,000,000	Male	69	110	Genworth Life Insurance Company	BB
634	$2,000,000	Male	69	170	John Hancock Life Insurance Company (U.S.A.)	AA-
635	$250,000	Female	69	155	Protective Life Insurance Company	AA-
636	$150,000	Male	69	115	Protective Life Insurance Company	AA-
637	$13,250,000	Male	69	205	TIAA-CREF Life Insurance Company	AA+
638	$500,000	Male	69	118	Lincoln National Life Insurance Company	AA-
639	$1,000,000	Male	69	129	Transamerica Life Insurance Company	AA-
640	$1,000,000	Male	69	129	Protective Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
641	$156,538	Female	69	104	New York Life Insurance Company	AA+
642	$2,000,000	Male	69	49	Metropolitan Life Insurance Company	AA-
643	$2,000,000	Male	69	49	Metropolitan Life Insurance Company	AA-
644	$1,000,000	Male	69	150	John Hancock Life Insurance Company (U.S.A.)	AA-
645	$3,000,000	Male	69	190	John Hancock Life Insurance Company (U.S.A.)	AA-
646	$300,000	Male	69	89	Protective Life Insurance Company	AA-
647	$1,000,000	Male	68	157	Lincoln National Life Insurance Company	AA-
648	$250,000	Female	68	73	Transamerica Life Insurance Company	AA-
649	$3,000,000	Male	68	98	Reliastar Life Insurance Company	A
650	$2,000,000	Male	68	98	AXA Equitable Life Insurance Company	A+
651	$2,000,000	Male	68	98	AXA Equitable Life Insurance Company	A+
652	$750,000	Male	68	158	Northwestern Mutual Life Insurance Company	AA+
653	$600,000	Male	68	85	William Penn Life Insurance Company of New York	AA-
654	$229,725	Female	68	105	Hartford Life and Annuity Insurance Company	BBB+
655	$5,616,468	Male	68	178	John Hancock Life Insurance Company (U.S.A.)	AA-
656	$125,000	Male	68	48	Genworth Life and Annuity Insurance Company	BB
657	$1,100,000	Male	68	153	John Hancock Life Insurance Company (U.S.A.)	AA-
658	$400,000	Male	67	188	Lincoln National Life Insurance Company	AA-
659	$1,000,000	Male	67	46	Lincoln National Life Insurance Company	AA-
660	$1,000,000	Male	67	76	Transamerica Life Insurance Company	AA-
661	$350,000	Female	67	83	Assurity Life Insurance Company	N/A
662	$5,000,000	Male	67	102	Athene Annuity & Life Assurance Company	A-
663	$1,000,000	Male	67	146	Sun Life Assurance Company of Canada (U.S.)	AA-
664	$846,510	Male	67	126	Lincoln National Life Insurance Company	AA-
665	$846,210	Male	67	126	Lincoln National Life Insurance Company	AA-
666	$490,000	Male	67	95	AXA Equitable Life Insurance Company	A+
667	$105,798	Female	67	132	Lincoln Benefit Life Company	BBB+
668	$67,602	Female	67	132	Allstate Life Insurance Company of New York	A+
669	$220,581	Male	67	23	American General Life Insurance Company	A+
670	$1,000,000	Male	67	106	The Savings Bank Life Insurance Company of Massachusetts	A-
671	$350,000	Male	67	95	RiverSource Life Insurance Company	A+
672	$320,000	Male	67	159	Transamerica Life Insurance Company	AA-
673	$250,000	Male	67	160	Pruco Life Insurance Company	AA-
674	$250,000	Male	67	196	Zurich Life Insurance Company	AA-
675	$650,000	Male	67	183	Lincoln National Life Insurance Company	AA-
676	$750,000	Male	66	83	Massachusetts Mutual Life Insurance Company	AA+
677	$500,000	Male	66	74	Transamerica Life Insurance Company	AA-
678	$265,000	Male	66	157	Protective Life Insurance Company	AA-
679	$400,000	Male	66	130	Jackson National Life Insurance Company	AA
680	$500,000	Female	66	168	Banner Life Insurance Company	AA-
681	$540,000	Male	66	170	West Coast Life Insurance Company	AA-
682	$200,000	Male	66	161	Prudential Insurance Company of America	AA-
683	$200,000	Male	66	161	Prudential Insurance Company of America	AA-
684	$750,000	Male	66	126	Pacific Life Insurance Company	AA-
685	$500,000	Male	66	133	Transamerica Life Insurance Company	AA-

	Face Amount	Gender	Age (ALB)(1)	LE (mo.)(2)	Insurance Company	S&P Rating
686	$500,000	Female	66	130	AIG Life Insurance Company	A+
687	$2,000,000	Female	65	173	Metropolitan Life Insurance Company	AA-
688	$3,500,000	Male	65	197	Prudential Insurance Company of America	AA-
689	$250,000	Male	65	118	Transamerica Life Insurance Company	AA-
690	$10,000,000	Male	65	62	Lincoln National Life Insurance Company	AA-
	$1,361,675,334

____________

(1)      Person’s age on last birthday (ALB).

(2)      The insured’s life expectancy estimate, other than for a small face value insurance policy (i.e., a policy with $1 million in face value benefits or less), is the average of two life expectancy estimates provided by independent third-party medical-actuarial underwriting firms at the time of purchase, actuarially adjusted through the measurement date. Numbers in this column represent months.

Competition

We encounter significant competition from numerous companies in the life insurance secondary market, including hedge funds, investment banks, secured lenders, specialty life insurance finance companies and life insurance companies. Many of these competitors have greater financial and other resources than we do and may have significantly lower cost of funds because they have greater access to insured deposits or the capital markets. Moreover, some of these competitors have significant cash reserves and can better fund shortfalls in collections that might have a more pronounced impact on companies such as ours. They may also have greater market share. In the event that better-financed life insurance companies make a significant effort to compete against our business or the secondary market in general, we would experience significant challenges with our business model.
Competition can take many forms, including the pricing of the financing, transaction structuring, timeliness and responsiveness in processing a seller’s application, and customer service. Some competitors may outperform us in these areas. Some competitors target the same type of life insurance clients as we do and generally have operated in the markets we service for a longer period of time. Increased competition may result in increased costs of purchasing policies or may affect the availability and quality of policies that are available for our purchase. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk.

As we enter new markets, we expect to experience significant competition from incumbent market participants. Our ability to compete in these markets will be dependent upon our ability to deliver value-added products and services to the customers we serve. Even still, our competitors in these markets may have greater financial, market share and other resources than we do. These factors could adversely affect our profitability by reducing our return on investment or increasing our risk as we enter these markets.

Government Regulation

Our business is highly regulated at the state level with respect to life insurance assets, and at the federal level with respect to the issuance of securities. At the state level, states generally subject us to laws and regulations requiring us to obtain specific licenses or approvals to purchase or issue life insurance policies in those states. State statutes typically provide state regulatory agencies with significant powers to interpret, administer and enforce the laws relating to the life insurance industry. Under this authority, state regulators have broad discretionary power and may impose new licensing and other requirements, and interpret or enforce existing regulatory requirements in new and different ways. Any of these new requirements, interpretations or enforcement directives could be adverse to our industry, even in a material way. Furthermore, because the life insurance secondary market is relatively new and because of the history of certain abuses in the industry, we believe it is likely that state regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new regulation would specifically involve or how it might affect our industry or our business.

State regulation more generally affecting life insurance assets (and not necessarily directed at the life insurance secondary market itself) may also affect our industry and business in negative ways. For example, we are aware of recent legislative efforts in some states to mandate the sale or liquidation of life insurance policies as a precondition to eligibility for health care under the Patient Protection and Affordable Care Act. These kinds of laws, if passed, may adversely affect the number of life insurance policies available for purchase.

Although the federal laws and regulations do not directly affect life insurance, in some cases the purchase of a variable life insurance policy may constitute a transaction involving a “security” that is governed by federal securities laws. While we presently hold few variable life insurance policies, our holding of a significant amount of such policies in the future could cause our company or one of our subsidiaries to be characterized as an “investment company” under the federal Investment Company Act of 1940. The application of that law to all or part of our businesses — whether due to our purchase of life insurance policies or to the expansion of the definition of “securities” under federal securities laws — could require us to comply with detailed and complex regulatory requirements, and cause us to fall out of compliance with certain covenants under our senior credit facilities. Such an outcome could negatively affect our liquidity and increase our cost of capital and operational expenses, all of which would adversely affect our operating results. It is possible that such an outcome could even threaten the viability of our business and our ability to satisfy our obligations as they come due.

We hold licenses to purchase life insurance policies in 37 states and can also purchase in the eight unregulated states. At times, we may work with licensed entities to purchase a policy in a state where we are not licensed.

Health Insurance Portability and Accountability Act (HIPAA)

HIPAA requires that holders of medical records maintain such records and implement procedures designed to assure the privacy of patient records. In order to carry out our business, we receive medical records and obtain a release to share such records with a defined group of persons, take on the responsibility for preserving the privacy of that information, and use the information only for purposes related to the life insurance policies we own.

The Genetic Information Nondiscrimination Act of 2008 (GINA)

GINA is a federal law that protects people from genetic discrimination in health insurance and employment. GINA prohibits health insurers from: (i) requesting, requiring, or using genetic information to make decisions about eligibility for health insurance; or (ii) making decisions on the health insurance premium, contribution amounts, or coverage terms they offer to consumers. This means it is against the law for health insurance companies to use a genetic test result or family health history to deny health insurance, or to decide how much to charge for health insurance. In addition, GINA makes it against the law for health insurers to consider family history or a genetic test result, a pre-existing condition, require a genetic test, or use any genetic information, to discriminate coverage, even if the health insurance company did not mean to collect such genetic information.

GINA does not apply to the life insurance, long-term care or annuity industries. The life insurance, long-term care or annuity industries are founded on medical-evidenced underwriting principles in which specific medical conditions are taken into account when assessing and pricing risk. The regulation of genomic data is relatively new, and we believe it is likely that regulation will increase and grow more complex in the foreseeable future. We cannot, however, predict what any new law or regulation would specifically involve or how it might affect our industry, our business, or our future plans.

Employees

We employ approximately 70 employees.

Properties

Our principal executive offices are located at 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402. At that location, we lease 17,687 square feet of space for a lease term expiring in 2025. We believe that these facilities are adequate for our current needs and that suitable additional space will be available as needed.

Company Website Access and SEC Filings

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 are filed with the SEC. We are subject to the informational requirements of the Securities Exchange Act of 1934 and file or furnish reports, proxy statements and other information with the SEC.

Our general website address is www.gwgh.com. Our website has a wealth of information about our company, its mission, and our specialty finance business. Our website also has tools that could be used by our potential clients, financial advisors and investors alike.

DESCRIPTION OF THE L BONDS

General

The L Bonds are secured obligations of GWG Holdings. The L Bonds will be issued under the indenture between us and Bank of Utah as the indenture trustee, dated October 19, 2011, as amended or supplemented from time to time, including by that certain Amendment No. 3 to Indenture to be entered into in connection with this offering of L Bonds (referred to collectively herein as the “indenture”). The terms and conditions of the L Bonds include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the L Bonds, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and is available from us at no charge upon request.

The following is a summary of the material terms associated with the L Bonds:

•         The L Bonds are general secured obligations of GWG Holdings. The obligations are secured by a grant of a security interest in all of the assets of GWG Holdings, which assets will serve as collateral for our obligations under the L Bonds. This grant of a security interest is effected pursuant to a pledge and security agreement attached to the indenture.

•         The L Bonds are fully and unconditionally guaranteed by our wholly owned direct subsidiary, GWG Life, but otherwise are not guaranteed by any other person or entity. The guarantee is backed by a grant of a security interest in all of the assets of GWG Life, which assets will serve as additional collateral for our obligations under the L Bonds. Chief among these assets is GWG Life’s ownership interest in DLP III and DLP IV. This guarantee is effected pursuant to provisions contained in the indenture.

•         The L Bonds are also secured by a pledge of the equity ownership interests in GWG Holdings by its principal stockholders — Jon R. Sabes and Steven F. Sabes — which pledge is effected pursuant to a pledge and security agreement attached to the indenture.

•         The collateral granted for our obligations under the L Bonds (i.e., the security interest in all of the assets of GWG Holdings, and the guarantee by GWG Life and corresponding security interest in all of its assets including a pledge of the equity ownership interests in DLP III and DLP IV), together with (i) certain covenants contained in the documents relating to our earlier issued Series I Secured Notes (of which approximately $16.6 million was outstanding as of December 31, 2016), and (ii) an intercreditor agreement, as amended, between Bank of Utah (on behalf of the L Bond holders, and on behalf of the previously issued L Bonds) and Lord Securities Corporation (the collateral trustee for the Series I Secured Notes), make the L Bonds pari passu with the Series I Secured Notes and the previously issued L Bonds (of which approximately $387.1 million was outstanding as of December 31, 2016) with respect to payment, security and collateral. The intercreditor agreement is attached to the indenture.

•         Through DLP III, we are party to a $105 million senior credit facility with Autobahn Funding Company LLC. The amount outstanding under this facility was $0 and $65 million at December 31, 2016 and December 31, 2015, respectively. Through DLP IV, we are party to a $172.3 million senior credit facility with LNV/CLMG. The amount outstanding under this facility at December 31, 2016 was $162.7 million. The L Bonds will also be junior to any other senior lending facility we may later obtain.

•         The L Bonds are not savings accounts, certificates of deposit (CDs) or other forms of “deposits,” and are not insured by the FDIC or any other governmental agency.

•         The L Bonds are not directly secured by any life insurance assets not owned by GWG Life. Substantially all of our life insurance assets are held by DLP III and DLP IV. Although GWG Life’s equity ownership interests in DLP III and DLP IV is an asset in which GWG Life has pursuant to its guarantee granted a security interest to serve as collateral for obligations under the L Bonds, the payment on such equity interests will be subordinate to the interests of creditors of DLP III and DLP IV, including our senior creditors Autobahn/DZ Bank and LNV/CLMG.

•         The L Bonds do not have the benefit of a “sinking fund” for the retirement of principal.

•         The L Bonds are not convertible into our capital stock or other securities.

•         We have the option to call and redeem the entire outstanding principal balance and accrued but unpaid interest of any L Bonds at any time and without premium or penalty. If we elect to call and redeem your L Bonds, those redeemed L Bonds will cease to accrue interest after the redemption date under the terms and subject to the conditions of the indenture.

•         Except in limited circumstances (death, bankruptcy or total disability), L Bond holders will have no right to require us to redeem any L Bond prior to its maturity date. Any early redemption will be for the total outstanding principal balance and accrued but unpaid interest. If we in our sole discretion nonetheless elect to accommodate a redemption request, we will redeem the entire (but not less than the entire) outstanding principal balance and accrued but unpaid interest of the L Bonds and may impose a redemption fee of 6% against the outstanding principal balance of the L Bond redeemed. This fee will be subtracted from the amount paid to you.

The L Bonds will be represented by “Units,” with each whole Unit representing $1,000 in principal amount (USD) of L Bonds. Accordingly, L Bond Units will be sold at 100% of their principal face amount. Throughout this prospectus, we refer to L Bond Units simply as “L Bonds.” The minimum investment amount in the L Bonds will be 25 Units, or $25,000. Above that minimum amount, L Bonds may be purchased in whole or fractional Units of any amount. Subject to the minimum investment amount, you may select the principal amount and term of the L Bonds (ranging from six months to seven years) you would like to purchase when you subscribe. The interest rate of your L Bonds will remain fixed until maturity. Depending on our capital requirements, we may not, however, always offer L Bonds with the particular terms you seek. See “Description of the L Bonds — Interest Rate and Maturity” below.

Upon acceptance of your subscription, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will also send you a purchase confirmation that will indicate our acceptance of your subscription. If your subscription is rejected, all funds deposited will be promptly returned to you without any interest. See “— Registration and Exchange” below. Alternatively, you may subscribe for L Bonds as a direct participant with Depository Trust Company (DTC settlement). See “Plan of Distribution — Settlement Procedures” for more information.

Investors whose subscriptions for L Bonds have been accepted and anyone who subsequently acquires L Bonds in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus. We may modify or supplement the terms of the L Bonds described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “— Amendment, Supplement and Waiver” below, any modification or amendment will not affect L Bonds outstanding at the time of such modification or amendment.

The L Bonds are transferable pursuant to the terms of the indenture. The L Bonds may be transferred or exchanged for other L Bonds of the same series and class of a like aggregate principal amount (i.e., the same number of Units) subject to limitations contained in the indenture. We will not charge a fee for any registration, transfer or exchange of L Bonds. However, we may require the holder to pay any tax, assessment fee, or other governmental charge required in connection with any registration, transfer or exchange of L Bonds. The registered holder of any L Bonds will be treated as the owner of such L Bond Units for all purposes.

Denomination

You may purchase L Bonds in the minimum amount of 25 Units, representing a minimum principal amount of $25,000, and in any whole or fractional amounts in excess thereof. You will determine the exact number of L Bond Units you purchase when you subscribe. You may not cumulate multiple purchases L Bond Units in amounts less than 25 Units to satisfy the 25 Unit minimum requirement. In our discretion, however, we may waive the 25 Unit minimum purchase requirement for any investor.

Term

We may offer L Bonds with the following terms to maturity: two years, three years, five years, and seven years.

You will select the term of the L Bonds you purchase when you subscribe. You may purchase multiple L Bonds with different terms by filling in investment amounts for more than one term on your Subscription Agreement. Nevertheless, during this offering we may not always offer L Bonds with each of the maturity terms outlined above.

The actual maturity date will be on the last day of the month in which the L Bond matures (i.e., the month in which the L Bond’s term ends). For example, if you select a one-year term and your L Bond becomes effective on January 1, 2015, the actual maturity date will be January 31, 2016. After actual maturity, we will pay all outstanding principal and accrued but unpaid interest on the L Bond no later than the fifth day of the calendar month next following its maturity (or the first business day following the fifth day of such month). So, in the case of an L Bond with a maturity date of January 31, 2016, actual payment will be made on or prior to February 5, 2016 (unless such date is not a business day, in which case actual payment will be made on the next business day). The L Bonds do not earn interest after the maturity date or any date set for prepayment.

Should the original L Bond holder (x) no longer be the holder of the L Bond or (y) be unavailable, or a change in payee be necessary, such as in the case of a surviving estate, we may require a copy of the executed assignment to any transferee, or an order from a court or probate commission, as the case may be, in order that we know the principal is returned to the rightful party.

Interest Rate

The rate of interest we will offer to pay on L Bonds at any particular time will vary based upon market conditions, and will be determined by the term to maturity of the L Bonds, our capital requirements and other factors described below. The interest rate on particular L Bonds will be determined at the time of subscription or renewal and then remain fixed for the original or renewal term of the L Bond. We will establish and may change the interest rates payable for L Bonds of various terms and at various investment levels in an interest rate supplement to this prospectus.

We may offer L Bonds that earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the L Bond portfolio of the holder increases. If applicable, the interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus. We may change the interest rate for any or all maturities to reflect market conditions at any time by supplementing this prospectus. If we change the interest rates, the interest rate on L Bonds issued before the date of the change will not be affected.

Payments on the L Bonds; Paying Agent and Registrar

Investors will have the opportunity to select whether interest on their L Bonds will be paid monthly or annually. For investors using direct settlement with the Company, this selection opportunity will be presented in the Subscription Agreement.

Interest will accrue on the L Bonds at the stated rate from and including the effective date of the L Bond until maturity. The effective date of an L Bond will be as follows:

•         If you purchase an L Bond through DTC settlement, the first business day after the monthly closing cycle with DTC. In this regard, you should be aware that the final settlement date for participating in a closing cycle will generally require you to have paid your subscription no later than the last business day of the prior calendar month. So for example, to participate in a closing cycle on which L Bonds will be issued on May 1, your DTC settlement subscription must be effected and paid for no later than April 30 (if April 30 is a business day, and if not then the last business day prior to April 30).

•         If you purchase an L Bond through direct settlement with the Company, the effective date of your L Bond purchase will be the following, as applicable: (i) in cases where you pay for your bond via wire transfer directly to us, the first business day of the next calendar month after which we receive the wire; (ii) in cases where you pay for your bond by bank draft directly to us, the first business day of the next calendar month after which we receive the draft; or (iii) in cases where you pay for your bond by personal check, the first business day of the calendar month that is at least five full business days after which we receive the check. In all cases involving direct settlement with the Company, we must also have received your completed and executed Subscription Agreement.

Interest payments on L Bonds will be paid on the 15th day immediately following the last day of the applicable interest payment period. Interest will be paid without any compounding. The first payment of interest will include interest for the partial period in which the purchase occurred. The indenture provides that all interest will be calculated based on a year with twelve 30-day months.

If you purchase your L Bond Units through direct settlement, we will pay the principal of, and interest on, L Bonds by direct deposit to the account you specify in your Subscription Agreement. We will not accept subscriptions from investors who are not willing to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest payments on the L Bonds will be payable at our principal executive office or at such other place as we may designate for payment purposes. If you purchase your L Bond Units through DTC settlement, our payments of principal and interest will be paid to the depositary (DTC) and then be credited to your brokerage or custodial account through the DTC procedures followed by your brokerage firm or custodian. For more information, please see “Registration and Exchange — Global Certificates Deposited with DTC” below.

We will withhold 28% of any interest payable to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the Subscription Agreement (or another document) or where the IRS has notified us that backup withholding is otherwise required. Please see “Material Federal Income Tax Considerations — Backup Withholding and Information Reporting.”

Registration and Exchange

The L Bonds that we settle directly will generally be issued in book-entry form, which means that no physical L Bond is created, subject, however, to limited exceptions described in the indenture. The L Bonds settled through DTC settlement will be represented by global certificates deposited with the depositary as described below.

Book-Entry Registration

Evidence of your ownership will be provided by written confirmation. As described below, holders may, under certain circumstance described below, opt to receive physical delivery of a certificated security that evidences their L Bonds. Otherwise, the issuance and transfer of L Bonds will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

The holders of the accounts established upon the purchase or transfer of L Bonds will be deemed to be the owners of the L Bonds under the indenture. The holder of the L Bonds must rely upon the procedures established by the trustee to exercise any rights of a holder of L Bonds under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

On or prior to any interest payment date or upon redemption, we will also provide the trustee with information regarding the total amount of any principal and interest due to holders of L Bonds. On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry accounts for the L Bonds.

Book-entry notations in the accounts evidencing ownership of the L Bonds are exchangeable for certificated L Bonds only: (i) at the request of the holder, at the end of the Company’s next fiscal quarter; or (ii) after the occurrence of an event of default under the indenture, if holders of more than 50% of the aggregate outstanding principal amount of the L Bonds advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of L Bonds. In its discretion, the Company may elect to terminate the book-entry system and replace book-entry notations with physical certificates.

Global Certificates Deposited with DTC

L Bonds may be issued in the form fully registered global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, NY, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged, in whole or in part, for L Bonds in definitive registered form, a global certificate may not be transferred except as a whole by the depositary to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any nominee of such depositary to a successor of such depositary or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the managing broker-dealer), banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

If available, purchases of L Bonds within the DTC system must be made by or through direct participants, which will receive a credit for the L Bonds on DTC’s records. The ownership interest of each beneficial owner of the L Bonds will be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners entered into the transaction. Transfers of ownership interests in the L Bonds are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

To facilitate subsequent transfers, all L Bonds deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of L Bonds with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the L Bonds. DTC’s records will reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will make payments due on the notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not our responsibility or that of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. is our responsibility. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Thereafter, disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants (i.e., brokers, dealers and custodians).

Except as provided herein, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of the L Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the L Bonds. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

As long as the depositary, or its nominee, is the registered holder of a global certificate, the depositary or such nominee will be considered the sole owner and holder of the L Bonds represented thereby for all purposes under the L bonds and the indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global certificate will not be entitled to have such global certificate or any L Bonds represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated L Bonds in exchange for the global certificate and will not be considered to be the owners or holders of such global certificate or any certificates represented thereby for any purpose under the L Bonds or the indenture. Accordingly, each person owning a beneficial interest in such global certificate must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

If the depositary for a global certificate representing L Bonds is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue L Bonds in definitive form in exchange for such global certificate. In addition, we may at any time and in our sole discretion determine not to have the L Bonds represented by one or more global certificates and, in such event, we will issue the notes in definitive form in exchange for all of the global certificates representing the L Bonds. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the L Bonds represented by a global certificate has occurred and is continuing, then we will issue L Bonds in definitive form in exchange for all of the global certificates representing the notes.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Limited Rescission Right

If you are purchasing L Bonds through direct settlement with the Company and your Subscription Agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the related prospectus once it has been declared effective. You will thereupon have the right to rescind your investment upon written request within ten business days from the postmark date of the notice we send to you that the post-effective amendment has been declared effective (and containing the related prospectus). We will promptly return any funds sent with a Subscription Agreement that is properly rescinded without penalty, although any interest previously paid on a rescinded L Bond will be deducted from the funds returned to you upon rescission. A written request for rescission, except in the case of a mailed rescission, must be postmarked on or before the tenth business day after our notice to you (described above). If you notify us other than by mail, we must actually receive your rescission request on or before the tenth business day after our notice to you.

We will not accept purchases of L Bonds through DTC settlement if, as of the end of the monthly closing for DTC settlement, we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the SEC, but such post-effective amendment has not yet been declared effective. In any such case, settlement of your L Bond purchase must occur in the following month.

Renewal or Repayment on Maturity

At least 30 days prior to the maturity of your L Bond, we will provide you with a notice indicating that your L Bond is about to mature and whether we will allow automatic renewal of your L Bond. If we allow you to renew your L Bond, we will also provide to you the then-current form of prospectus, which may include an interest rate or prospectus supplement and any other updates to the information contained in this prospectus. The prospectus, or the interest rate or prospectus supplement, will set forth the interest rates then in effect. The notice will recommend that you review the then-current prospectus, including any interest rate or prospectus supplement, prior to exercising one of the below options. If we do not provide you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original investment or any prior renewal, we will nonetheless send you a new copy of the prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days prior to the maturity date to exercise one of the following options:

•         You can do nothing, in which case (subject to applicable law) your L Bond will automatically renew for a new term equal to the original term but at the interest rate in effect at the time of renewal. Interest on renewed L Bonds will be paid on the same schedule (i.e., monthly or annually) as the original L Bond. If applicable, a new certificate will be issued.

•         You can elect repayment of your L Bond, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your L Bond will not earn interest on or after the maturity date.

•         You can elect repayment of your L Bond and use all or part of the proceeds to purchase a new L Bond with a different term or principal amount. To exercise this option, you will need to complete a new Subscription Agreement for the new L Bond and mail it along with your request, or else work with your broker if you wish to purchase your new L Bond through DTC settlement. Any proceeds from the old L Bond that are not applied to the new L Bond will be sent to you.

The foregoing options will be available to holders unless and until terminated under the indenture. Interest will accrue from the first day of each renewed term. Each renewed L Bond will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate L Bond portfolios for L Bonds of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar L Bonds are not then being offered, the (i) interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing L Bond if no such rate is specified, and (ii) the maturity will, if L Bonds of the same maturity are being offered at the time of renewal, be the same or, if not, the next earliest maturity.

If we notify the holder of our intention to repay an L Bond at maturity, or if the holder timely requests repayment, we will pay the principal and all accrued but unpaid interest on the L Bond on or prior to the fifth day of the calendar month after the maturity date (or the first business day following the fifth day of such month). Thus, in the case of an L Bond with a maturity date of January 31, 2016, actual payment will be made on or prior to February 5, 2016 (unless such date is not a business day, in which case actual payment will be made on the next business day). No interest will accrue after the maturity date. You should be aware that because payment is made by ACH transfer, funds may not be received in the holder’s account for two to three business days.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be entitled to renew your L Bonds upon their stated maturity at a time when we have determined that a post-effective amendment must be filed with the SEC, but such post-effective amendment has not yet been declared effective, then the period during which you can elect renewal (or repayment) will be automatically extended until ten days following the postmark date of our notice to you that the post-effective amendment has been declared effective, which notice shall contain a copy of the related prospectus. All other provisions relating to the renewal or redemption of L Bonds upon their stated maturity described above shall remain unchanged.

For any L Bonds offered hereby that mature on or after the three-year anniversary of the date on which the registration statement of which this prospectus is a part shall have been declared effective, we expect that the renewal of such L Bonds may require us to file a new registration statement. In such a case, the new registration statement must be declared effective before we can renew your L Bond. In this event, if the new registration statement has not yet been filed or become effective, we will extend your election period until ten days following the date of our notice to you that the new registration statement has become effective, which notice will include a new prospectus.

Call and Redemption Prior to Stated Maturity

We may call and redeem, in whole or in part, principal amount and accrued but unpaid interest on any L Bonds prior to their stated maturity only as set forth in the indenture and described below. The holder has no right to put or otherwise require us to redeem any L Bond prior to its maturity date (as originally stated or as it may be extended), except as indicated in the indenture and described below.

Our Voluntary Redemption

We have the right to redeem any L Bond, in whole or in part, at any time prior to its stated maturity upon at least 30 days written notice to the holder of the L Bond. The holder of the L Bond being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus accrued but unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which L Bonds we will redeem if we choose to do so. We are not required to redeem L Bonds on a pro rata basis.

Holder’s Put Election Upon Death, Bankruptcy or Total Permanent Disability

L Bonds may be redeemed prior to maturity at the election of a holder who is a natural person (including L Bonds held in an individual retirement account and the holders of a beneficial interest in a global certificate held by a depositary or its nominee), by giving us written notice within 45 days following the holder’s total permanent disability or bankruptcy, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following the death of the holder. Subject to the limitations described below, we will redeem the L Bonds not later than the 15th day of the month next following the month in which we establish to our satisfaction the holder’s death, bankruptcy or total permanent disability. In the event that the 15th day of the month next following the month in which we so establish such facts is not a business day, we will redeem the L Bonds on the next business day. The redemption price, in the event of such a death, bankruptcy or total permanent disability, will be the entire principal amount of the L Bonds, plus accrued but unpaid interest thereon up to and through the last day of the calendar month preceding the redemption date.

If spouses are joint registered holders of an L Bond, the right to elect to have us redeem L Bonds will apply when either registered holder dies, files bankruptcy or suffers a total permanent disability. If the L Bond is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we redeem the L Bonds unless all joint holders have died, filed bankruptcy or suffered a total permanent disability. If the L Bond is held by a trust, partnership, corporation or other similar entity, the right to request redemption upon death or total permanent disability does not apply.

Redemption at Request of Holder

We have no obligation to redeem any L Bonds other than upon maturity, or upon the death, bankruptcy or total permanent disability of a natural person holder. Nevertheless, at our sole discretion we may agree from time to time, at the written request of a holder (including the holder of a beneficial interest in a global certificate held by a depositary or its nominee), to redeem an L Bond, subject, however, to a redemption fee of 6.0% of the principal amount of such L Bond. If we so redeem any L Bond prior to maturity, we will redeem the entire principal amount of such L Bond together with accrued but unpaid interest thereon, The redemption fee will be subtracted from the amount paid to you.

Transfers

The L Bonds will be transferable in accordance with the indenture. For L Bonds that are issued solely in book-entry form, transfers will be effective only upon the delivery to us of an executed assignment or other conveyance instrument in customary form. For L Bonds that are represented by a global certificate held by a depositary or its nominee, transfers of beneficial interests in such certificate must be effected in accordance with the procedures and rules of the depositary.

Upon transfer of an L Bond, we will provide the new holder of the L Bond with a purchase confirmation that will evidence the transfer of the account on our records. If applicable (e.g., if transferred to a custodial account), a new certificate will be issued. No written confirmations will be provided with respect to transfers of beneficial interests in a global certificate held by a depositary or its nominee.

Quarterly Statements

We will provide holders of the L Bonds with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions made, if any, and the interest rate paid during the quarter. These statements will be sent electronically on or prior to the 10th business day after the end of each calendar quarter. If a holder is unwilling or unable to receive quarterly statements electronically, we will mail the statements to the address of record on or prior to the 10th business day after the end of each calendar quarter. In such a case, we may charge such holders a reasonable fee to cover our expenses incurred in mailing the statements.

Ranking

The L Bonds will constitute secured debt of GWG Holdings. The payment of principal and interest on the L Bonds will be:

•         pari passu with respect to payment and collateral securing the approximately $24.0 million in outstanding principal amount of Series I Secured Notes previously issued by our subsidiary GWG Life, and the L Bonds previously issued by GWG Holdings, Inc. (originally under the name Renewable Secured Debentures and later renamed “L Bonds” upon the effectiveness of the registration statement of which this prospectus is a part), of which approximately $387.1 million in principal amount is outstanding as of December 31, 2016 (see the caption “— Collateral Security” below);

•         structurally junior to the present and future obligations owed by our subsidiaries DLP III and DLP IV under our senior revolving credit facilities with Autobahn/DZ Bank and LNV/CLMG, respectively, and structurally or contractually junior to any future obligations that DLP III and DLP IV or other primary obligors or guarantors may have under future senior secured borrowing facilities; and

•         structurally junior to the present and future claims of creditors of our subsidiaries, other than GWG Life, including trade creditors, including trade creditors.

The indenture will permit us to issue other forms of debt, including secured and senior debt, in the future.

“Pari passu” means that claims for payment and entitlement to security among the holders of L Bonds, the holders of previously issued L Bonds, and the holders of Series I Secured Notes previously issued by GWG Life, together with the holders of any later-created class of “pari passu debt,” will be treated equally and without preference. Although we have no present intention of causing GWG Life to issue additional secured debt in the future, any such debt issued on a pari passu basis in the future would also be treated equally and without preference in respect of the L Bonds, the previously issued L Bonds and Series I Secured Notes. We may continue our offering of Series I Secured Notes and previously issued L Bonds for renewals only, and any such debt issued on a pari passu basis in the future would also be treated equally and without preference in respect of the L Bonds and any secured debt issued by GWG Life. Thus, in the event of any default on the L Bonds (or any other debt securities of ours that is pari passu with the L Bonds) resulting in claims for payment or claims on collateral security, the holders of the L Bonds and all such other debt securities pari passu with the L Bonds would share in payment or collateral in proportion to the amount of principal and interest owed on each such debt instrument.

Guarantee by GWG Life Subsidiary

The payment of principal and interest on the L Bonds is fully and unconditionally guaranteed by GWG Life. This guarantee, together with (i) the accompanying grant of a security interest in all of the assets of GWG Life, (ii) the pledge of ownership interests in GWG Holdings, Inc. by our principal stockholders, and (iii) an intercreditor agreement, as amended, between Bank of Utah (on behalf of the L Bond holders and on behalf of the holders of previously issued L Bonds) and Lord Securities Corporation (the collateral trustee for the Series I Secured Notes), make the L Bonds pari passu with the Series I Secured Notes and the previously issued L Bonds with respect to payment, security and collateral. For an explanation of the term “pari passu,” see “— Ranking” above. There were approximately $16.6 million in principal amount of Series I Secured Notes and approximately $387.1 million in principal amount of previously issued L Bonds outstanding as of December 31, 2016.

Collateral Security

The L Bonds are secured by the assets of GWG Holdings, Inc. We will grant a security interest in all of the assets of GWG Holdings to the indenture trustee for the benefit of the L Bond holders. The assets of GWG Holdings consist, and are expected to consist, primarily of (i) any cash proceeds received from its subsidiaries as distributions derived from life insurance assets of subsidiaries, (ii) all other cash and investments held in various accounts, (iii) the equity ownership interests in subsidiaries of GWG Holdings, including the equity ownership interest in GWG Life, together with (iv) all proceeds from the foregoing. This collateral security granted by us is referred to as the “GWG Holdings Assets Collateral.”

As indicated above, our direct and wholly owned subsidiary, GWG Life, will fully and unconditionally guarantee our obligations under the L Bonds. This guarantee will be supported by GWG Life’s grant of a security interest in all of its assets. The assets of GWG Life consist, and are expected to consist, primarily of (i) certain life insurance assets, (ii) any cash proceeds received from life insurance assets owned by GWG Life or received from its direct subsidiaries DLP III and DLP IV distributions derived from life insurance policies owned by that subsidiary, (iii) all other cash and investments held by GWG Life in its various accounts, (iv) GWG Life’s equity ownership interest in its direct subsidiaries DLP III and DLP IV, together with (v) all proceeds from the foregoing. The collateral security granted by GWG Life pursuant to its guarantee of our obligations under the L Bonds is referred to as the “GWG Life Assets Collateral.”

In addition, Messrs. Jon R. Sabes and Steven F. Sabes, our principal stockholders beneficially holding approximately 75% of the outstanding shares of our common stock, have pledged all of the shares they own in GWG Holdings to further secure our obligations under the L Bonds. This collateral security granted by Messrs. Jon R. Sabes and Steven F. Sabes is referred to as the “GWG Holdings Equity Collateral.”

Together, the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral comprise all of the collateral security for our obligations under the L Bonds. To the extent that we subsequently establish one or more wholly owned subsidiaries of GWG Holdings or GWG Life, the L Bonds will have a security interest in the equity ownership interests of those subsidiaries if and to the extent owned by GWG Holdings or GWG Life.

The guarantee by GWG Life is contained in the indenture, and the grant of security interests in the GWG Holdings Assets Collateral, GWG Life Assets Collateral and GWG Holdings Equity Collateral is effected through a

“Pledge and Security Agreement” that is an exhibit to the indenture and has been amended in connection with this offering of L Bonds. The grant of collateral security comprising the GWG Life Assets Collateral and GWG Holdings Equity Collateral is designed to afford the holders of L Bonds with rights to the same payment and collateral as that granted to holders of our Series I Secured Notes and the holders of our previously issued L Bonds on a pari passu basis. To effect this arrangement, the trustee under the indenture, Bank of Utah (to whom the security grant for L Bonds and the previously issued L Bonds are made under the Pledge and Security Agreement, as amended), has entered into an “Intercreditor Agreement” with Lord Securities Corporation (the trustee for our Series I Secured Notes). This Intercreditor Agreement is an exhibit to the indenture and has been amended in connection with this offering of L Bonds. Neither the indenture nor the Pledge and Security Agreement contain any provision preventing a pledging party from disposing of any collateral in the ordinary course of business. In this regard, the Pledge and Security Agreement permits the disposition of GWG Holdings Equity Collateral to the extent the number of shares continuing to constitute such collateral represents at least 10% of the number of shares held by each individual grantor as of the date of the Pledge and Security Agreement.

Substantially all of our life insurance assets are held in our subsidiaries. The L Bonds will not be directly secured by any security interest in the assets of DLP III and DLP IV. Instead, the L Bonds will be secured by a pledge of the equity ownership interests in DLP III and DLP IV owned by GWG Life by virtue of the guarantee provisions in the indenture and the Pledge and Security Agreement referenced above. An equity ownership interest is, by its very nature, subordinate to the interests of creditors. Therefore, although investors in the L Bonds will have a security interest in the ownership of DLP III and DLP IV, any claim they may have to the assets owned by such entity will be subordinate to the interests of creditors of that entity, including (i) Autobahn/DZ Bank and LNV/CLMG, which are the lenders to DLP III and DLP IV, respectively, under our senior revolving credit facilities, and all other creditors of DLP III and DLP IV, including trade creditors. In addition, there is the risk that the collateral security granted for our obligations under the L Bonds may be insufficient to repay the L Bonds upon an event of default. See “Risk Factors,” page 18 (“The collateral granted as security...”).

Subordination; Other Indebtedness

Our obligations under the L Bonds will be subordinate to all our senior debt. For this purpose, “our senior debt” presently includes all indebtedness of our subsidiaries with respect to which the L Bonds are not pari passu with respect to payment and collateral (i.e., other than our Series I Secured Notes and previously issued L Bonds). In this regard, (i) our subsidiary DLP III has, as of December 31, 2016, no debt outstanding under our senior revolving credit facility with Autobahn/DZ Bank, and (ii) our subsidiary DLP IV has, as of December 31, 2016, approximately $162.7 million of debt outstanding under our senior credit facility with LNV/CLMG. With respect to pari passu indebtedness, as of December 31, 2016 our subsidiary GWG Life has approximately $16.6 million of debt outstanding under our Series I Secured Notes, and we had approximately $387.1 million of debt outstanding under our previously issued L Bonds.

The maximum amount of debt, including the L Bonds, we may issue is limited by the indenture. In particular, the indenture prohibits us from issuing debt in an amount such that our “debt coverage ratio” would exceed 90%. The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing by us and our subsidiaries on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, directly or indirectly, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the cash flows derived from the face value of policy benefit assets we own, discounted at a rate equal to the weighted average cost of capital for all our indebtedness for the prior month.

We are required to notify the indenture trustee in the event that we violate this restrictive covenant. An “event of default” will exist under the indenture if a violation of this covenant persists for a period of 30 calendar days after our initial notice to the trustee. The L Bonds are guaranteed by GWG Life but otherwise are not guaranteed by any of our subsidiaries, affiliates or control persons. Neither indenture nor the Pledge and Security Agreement prevent holders of debt issued by our subsidiaries from disposing of, or exercising any other rights with respect to, any or all of the collateral securing that debt. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries (other than GWG Life), creditors of that subsidiary that are senior in rank will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as an equity owner of that subsidiary.

The indenture also contains specific subordination provisions, benefitting lenders under senior credit facilities to our operating subsidiaries, restricting the right of L Bond holders to enforce certain of their rights in certain circumstances, including:

•         a prohibition on challenging any enforcement action taken by a senior lender or interfering with any legal action or suits undertaken by the senior lender against us and our affiliates;

•         a 180-day standstill period during which there may not be brought any action to enforce an event of default against us or our affiliates unless our senior revolving credit facility has been repaid in full, which period may be extended if the credit facility provider takes action during such standstill period; and

•         a prohibition on filing a bankruptcy or insolvency case against us or our affiliates for at least one year plus one day after the senior revolving credit facility lender has been paid in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the L Bonds and any other indebtedness, and neither the holders of the L Bonds nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the L Bonds, if a default or event of default under any senior credit facility has occurred and is continuing, or if any default or event of default under any senior credit facility would result from such payment, in each case unless and until:

•         the default and event of default has been cured or waived or has ceased to exist; and

•         the end of the period commencing on the date the indenture trustee receives written notice of default from a holder of such credit facility and ending on the earlier of the indenture trustee’s receipt of (i) a valid waiver of default from the holder of a credit facility, or (ii) a written notice from the holder of a credit facility terminating the payment blockage period.

Notwithstanding the foregoing, if any of the blockage events described above have occurred and 179 days have passed since the indenture trustee’s receipt of the notice of default without the occurrence of the cure, waiver, termination, or extension of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and our obligations thereunder and under the L Bonds as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior credit facility until it is indefeasibly paid in full before being applied to the L Bonds. The indenture contains provisions whereby each investor in the L Bonds consents to the subordination provisions contained in the indenture and related agreements governing collateral security.

If the 180-day standstill period noted above or any other limitation on the rights of the trustee or L Bond holders to assert their rights to payment of principal or interest under the indenture or L Bonds is ultimately determined to conflict with provisions of the Trust Indenture Act of 1939 (most notably sections 316(b) and 317(a) of that Act), then the trustee, as well as any holder who shall not have earlier consented to such subordination provisions, shall (notwithstanding such provision contained in the indenture) be authorized to institute a lawsuit for the enforcement of any payment of principal or interest after their respective due dates.

No Sinking Fund

The L Bonds are not associated with any sinking fund. A sinking fund is generally any account to which contributions will be made, from which payments of principal or interest owed on the L Bonds will be made. See “Risk Factors,” page 18.

Restrictive Covenants

The indenture contains covenants that restrict us from certain actions as described below. In particular, the indenture provides that:

•         we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the L Bonds exists or would exist immediately following the declaration or payment of the dividend or other payment;

•         to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or the performance of the indenture;

•         our Board of Directors will not adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes; and

•         our debt coverage ratio may not exceed 90%.

The indenture defines the debt coverage ratio as a percentage calculated by the ratio of (A) obligations owing on all outstanding debt for borrowed money (including the L Bonds), over (B) the net present asset value of all life insurance assets we own, plus any cash held in our accounts. For this purpose, the net present asset value of our life insurance assets is equal to the present value of the face value of policy benefit assets we own, discounted at a rate equal to the weighted-average cost of capital for all our indebtedness for the prior month.

Importantly, we are not restricted from entering into “qualified sale and financing transactions” as defined — in the indenture, or incurring additional indebtedness, including additional senior debt.

Consolidation, Mergers or Sales

The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•         the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•         immediately after the transaction, and after giving effect to the transaction, no event of default shall exist under the indenture.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture in our name, and we (as an entity) will be released from all our liabilities and obligations under the indenture and under the L Bonds. Nevertheless, no such transaction will by itself eliminate or modify the collateral that we have provided as security for our obligations under the indenture.

Events of Default and Remedies

The indenture provides that each of the following constitutes an event of default:

•         the failure to pay interest or principal on any L Bond for a period of 30 days after it becomes due and payable;

•         a failure to observe or perform any material covenant, condition or agreement in the indenture, but only after notice of failure from the indenture trustee and such failure is not cured within 60 days;

•         our debt coverage ratio exceeds 90% for a period of 30 consecutive calendar days, but only after notice of such breach from the indenture trustee and such breach is not cured within 60 days;

•         certain events of bankruptcy, insolvency or reorganization with respect to us; or

•         the cessation of our business.

In addition, the indenture provides that for so long as any Series I Secured Notes or L Bonds remain outstanding, an event of default under the borrowing agreements relating to the Series I Secured Notes or L Bonds (as the same may from time to time be amended) will constitute an event of default under the indenture. In this regard, a default under the Series I Secured Note or L Bond borrowing agreements includes a default under our senior credit facilities.

As explained in other parts of this prospectus, through DLP III, we are party to a $105 million senior credit facility with Autobahn Funding Company LLC (referred to throughout this prospectus as Autobahn), with a maturity date of June 30, 2018. The facility is governed by a Credit and Security Agreement, and DZ Bank AG Deutsche Zentral-Genossenschaftsbank (referred to throughout this prospectus as DZ Bank) acts as the agent for Autobahn under the Credit and Security Agreement.

The maximum line of credit is $105 million subject to a borrowing base, which permits us to borrow up to 70% of the amount of eligible policies purchased and held in our portfolio. As of December 31, 2016, we had no outstanding debt under the line of credit. Proceeds from the line of credit may be used to purchase policies and loans. Advances under the line of credit bear interest based either at the commercial paper rates available to the lender at the time of funding or at the lender’s cost of borrowing plus an applicable margin.

The line of credit is secured by a pledge of substantially all of DLP III’s assets and requires GWG Holdings to provide certain indemnities to the lender. The line of credit is subject to customary affirmative and negative covenants. In addition, we must maintain certain financial covenants, including a positive consolidated net income measured annually and, at all times, a tangible net worth of not less than $45 million (calculated on a prescribed non-GAAP basis). In addition, the line of credit requires us to maintain cash and eligible investments at $15 million or above.

The line of credit is subject to certain customary events of default (e.g., payment defaults, covenant defaults, cross-defaults, material adverse change, changes in control and changes in management) and certain events of default specifically relating to our business, including but not limited to (i) portfolio defaults in excess of 10% on an annualized basis, (ii) failure to obtain an unqualified opinion on our annual consolidated financial statements, (iii) failure to maintain certain hedge transactions or replace hedge counterparties under any certain hedging transactions required under the Credit and Security Agreement, (iv) any governmental authority directs that the purchase and/or servicing of loans be terminated or any law, rule or regulation makes it unlawful to originate, purchase and/or service loans, (v) the performance guaranty of GWG Holdings shall cease to be in full force and effect (vi) a deficiency in the borrowing base, as calculated under the Credit and Security Agreement, or (vii) any default in the payment when due of other indebtedness in excess of $100,000.

In addition, as explained in other parts of this prospectus, through DLP IV, we are party to a $172.3 million senior credit facility with LNV Corporation (referred to in this prospectus as LNV), as the lender. The facility is governed by a Loan and Security Agreement, and CLMG Corp (referred to in this prospectus as CLMG) acts as the administrative agent for the lender under the Loan and Security Agreement. The Loan and Security Agreement makes available a total of up to $172.3 million in credit to DLP IV with a maturity date of September 14, 2026. Interest will accrue on amounts borrowed under the agreement at an annual interest rate, determined as of each date of borrowing, equal to (A) the greater of LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 5.75% per annum. As of December 31, 2016, approximately $162.7 million was outstanding under the line of credit. We may use proceeds of the line of credit to repay indebtedness outstanding under our line of credit with DZ/Autobahn, repay other short-term debt and acquire additional life insurance assets.

Under the Loan and Security Agreement, DLP IV has granted the administrative agent, for the benefit of the lenders under the agreement, a security interest in all of its assets. As with prior collateral arrangements relating to the senior secured debt of GWG Holdings and its subsidiaries (on a consolidated basis), GWG Holdings’ equity ownership in DLP IV will serve as collateral for the obligations of GWG Holdings under its L Bonds (although the life insurance assets owned by DLP IV will not themselves serve directly as collateral for those obligations). The Loan and Security Agreement, among other things, requires the DLP IV to maintain a reserve account to pay anticipated servicing fees for maintaining DLP IV’s pledged policies, debt service and reasonable administrative and third-party expenses identified under the agreement for 12 months. The initial amount set aside in the reserve account is $11.25 million.

In addition, the Loan and Security Agreement contains certain customary negative covenants restricting the ability of the borrower to directly or indirectly engage in a merger or exchange transaction, sell substantially all of its assets, or permit the amendment of the contracts governing the outstanding debt securities of GWG Holdings and its subsidiaries, without the prior consent of the lender.

The Loan and Security Agreement contains customary events of default (e.g., payment defaults, covenant defaults, cross-defaults, defaults arising by virtue of a change in control, and defaults arising from breaches of representations and warranties), as well as defaults for amendments to the organizational documents of the borrower, defaults from pledged policies falling out of good standing, the occurrence of an event that could terminate the arrangement by which GWG Life services the pledged life insurance policies, and the entry of a judgment against the borrower in an amount exceeding $50,000 without payment or discharge, or a stay of execution obtained, within 30 days thereafter.

With regard to the borrowing agreements relating to the Series I Secured Notes or L Bonds (including the senior credit facilities described above), the indenture requires that we give immediate notice to the indenture trustee upon the occurrence of an event of default, unless it has been cured or waived. The indenture trustee may then provide notice to the L Bond holders or withhold the notice if the indenture trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any L Bond.

If an event of default occurs, the indenture trustee or the holders of at least 25% in principal amount of the outstanding L Bonds, may by written notice to us declare the unpaid principal and all accrued but unpaid interest on the L Bonds to be immediately due and payable. Notwithstanding the foregoing, the indenture limits the ability of the L Bond holders to enforce certain rights under the indenture in certain circumstances. These limitations are required subordination provisions under our senior revolving credit facility and are summarized above under “— Subordination; Other Indebtedness.” The Pledge and Security Agreement permits the trustee to exercise on behalf of the holders of L Bonds all rights and remedies as are available to a secured creditor under applicable law, subject to any limitations in the indenture, that agreement or the intercreditor agreement. In this regard, the trustee is not authorized under the Pledge and Security Agreement to distribute in kind any collateral in its possession to the holders of L Bonds.

Amendment, Supplement and Waiver

Except as provided in this prospectus or the indenture, the terms of the indenture or the L Bonds then outstanding may be amended, supplemented or waived with the consent of the holders of at least a majority in principal amount of the L Bonds then outstanding (which consent will be presumed if a holder does not object within 30 days of a request for consent), and any existing default or compliance with any provision of the indenture or the L Bonds may be waived with the affirmative consent of the holders of a majority in principal amount of the then outstanding L Bonds.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the L Bonds held by a holder who him, her or itself has not consented if such amendment or waiver:

•         reduces the principal of, or changes the fixed maturity of, any L Bond;

•         reduces the rate of or changes the time for payment of interest, including default interest, on any L Bond;

•         waives a default or event of default in the payment of principal or interest on the L Bonds, except for a rescission or withdrawal of acceleration of the L Bonds made by the holders of at least a majority in aggregate principal amount of the then-outstanding L Bonds and a waiver of the payment default that resulted from such acceleration;

•         makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of L Bonds to receive payments of principal of or interest on the L Bonds; or

•         makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of L Bonds.

Notwithstanding the foregoing, the following kinds of amendments or supplements to the indenture may be effected by us and the trustee without any consent of any holder of the L Bonds:

•         to cure any ambiguity, defect or inconsistency;

•         to provide for assumption of our obligations to holders of the L Bonds in the case of a merger, consolidation or sale of all or substantially all of our assets;

•         to provide for additional uncertificated or certificated L Bonds;

•         to make any change that does not materially and adversely affect the legal rights under the indenture of any holder of L Bonds, including but not limited to an increase in the aggregate dollar amount of L Bonds which may be outstanding under the indenture and limited in amount thereunder;

•         to modify or eliminate our policy regarding redemptions elected by a holder of L Bonds prior to maturity, including our obligation to redeem L Bonds upon the death, bankruptcy or total permanent disability of any holder of the L Bonds, but only so long as such modifications do not materially and adversely affect any then-existing obligations under pending repurchase commitments for L Bonds;

•         to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, or to comply with other applicable federal or state laws or regulations;

•         to comply with the rules or policies of a depositary of the L Bonds; or

•         in connection with an amendment, extension, replacement, renewal or substitution of any senior debt, to amend the subordination provisions of the indenture to conform to the reasonable requirements of the holder or holders of such senior debt.

Rights of L Bond Holders

As an L Bond holder, you have limited rights to vote on our actions as set forth in the indenture. In general, you will have the right to vote on whether or not to approve some amendments to the indenture. For a description of these rights, see “— Amendment, Supplement and Waiver” above. You will also have the right to direct some actions that the trustee takes if there is an event of default with respect to the L Bonds. For a description of these rights, see above under the caption “— Events of Default.” For a complete description of your rights as an L Bond holder, we encourage you to read a copy of the indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. We will also provide you with a copy of the indenture upon your request.

The trustee and the L Bond holders will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available, except as otherwise provided in the indenture. The trustee may require reasonable indemnity, satisfactory to the trustee, from L Bond holders before acting at their direction. You will not have any right to pursue any remedy with respect to the indenture or the L Bonds unless you satisfy the conditions contained in the indenture.

The Indenture Trustee

General

Bank of Utah has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then-outstanding L Bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of L Bonds, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee

The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding L Bonds. In addition, we may remove the trustee for certain failures in its duties, including the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee

We will provide the trustee with (i) a calculation date report by the 15th day of each month containing a calculation of the debt coverage ratio that includes a summary of all cash, life insurance policy investments serving as collateral, as well as our total outstanding indebtedness including outstanding principal balances, interest credited and paid, transfers made, any redemption or repayment and interest rate paid; (ii) copies of our audited annual financials, no earlier than when the same become a matter of public record; and (iii) any additional information reasonably requested by the trustee.

Certain Charges

We and our servicing agents, if any, may assess service charges for changing the registration of any L Bond to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of an L Bond by the holder to another person. The indenture permits us to set off, against amounts otherwise payable to you under the L Bonds, the amount of these charges.

Variations in Terms and Conditions

We may from time to time vary the terms and conditions of the L Bonds offered, including but not limited to minimum initial principal investment amount requirements, maximum aggregate principal amount limits, interest rates, minimum denominations, service and other fees and charges, and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor (for example, new or current investor) or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any L Bonds already issued and outstanding at the time of such change.

Satisfaction and Discharge of Indenture

The indenture shall cease to be of further effect upon the payment in full of all of the outstanding L Bonds and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional L Bonds under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding L Bonds.

Reports

We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of L Bonds who sends us a written request.

PLAN OF DISTRIBUTION

General

We are offering up to 1,000,000 Units, representing $1,000,000,000 in aggregate principal amount, of L Bonds (referred to throughout this prospectus simply as “L Bonds”) on a continuous basis. The L Bonds will be sold at $1,000 per Unit, and in minimum amounts of 25 Units, or $25,000 or more in principal. There is no minimum amount of L Bonds that must be sold before we access and use the proceeds. The proceeds of new sales of L Bonds will be paid directly to us promptly following each sale and will not be placed in an escrow account. Even if we sell less than the entire $1,000,000,000 in aggregate principal amount of L Bonds Units being offered, the L Bonds that we sell will be issued, and the proceeds of those L Bond sales will be used by us, as described in this prospectus.

The L Bonds will be offered and sold on a best efforts basis by Emerson Equity LLC (our “dealer manager”) and any participating broker-dealers it engages for this purpose (together the “selling group”). Emerson Equity LLC will be the placement agent for our L Bonds. The L Bonds will be offered to the public on the terms set forth in this prospectus and any prospectus supplements we may file from time to time. Both we and the selling group plan to market the L Bonds directly to the public primarily through presentations, the Internet, and personal contacts made by us and through the selling group. We may also sell L Bonds to registered investment advisors. Neither our dealer manager nor any other broker-dealer participating in our selling group will have any obligation to take or purchase any L Bonds. Our dealer manager and each broker-dealer member of our selling group is expected to assist in the offering by: (1) conducting informational meetings for subscribers and other qualified potential purchasers; (2) keeping records of all subscriptions; and (3) training and educating employees regarding the mechanics and regulatory requirements of the offering process.

Members of the selling group will receive sales commissions of up to 6.00% of the gross offering proceeds depending upon the maturity of the L Bonds sold, of which up to 1.00% may be retained by the selling broker-dealer firm. In addition, members of our selling group may receive up to 3.00% of the gross offering proceeds as additional compensation consisting of (i) an accountable expense allowance, (ii) a dealer-manager fee (payable only to Emerson Equity LLC) for managing and coordinating the offering, and (iii) a wholesaling fee (payable only to wholesaling dealers). We have also agreed to reimburse Emerson Equity for certain pre-offering expenses that we expect will aggregate to no more than $30,000. In the event that the offering is terminated or abandoned such that the pre-offering monthly retainer paid to the dealer manager exceeds the amount of permitted accountable expenses, the dealer manager will reimburse us for such excess amount. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the L Bonds. Nevertheless, the aggregate selling commissions and additional compensation we pay to our placement agent and other FINRA members in the course of this offering will not exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds.

Our dealer manager will enter into participating dealer agreements with certain other broker-dealers that are members of FINRA, referred to as selling group members, to authorize such broker-dealers to sell our L Bonds. Upon the sale of L Bonds by such broker-dealers, the broker-dealer effecting the sale will receive selling commissions and additional compensation in connection therewith.

As part of the accountable expense allowance, the dealer manager and members of the selling group are expected to be reimbursed for accountable out-of-pocket expenses incurred by them during the course of the offering. Expenses eligible for reimbursement may include travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel, and reimbursement of actual costs of third-party professionals retained to by them. In no event will the total selling commissions, additional compensation and accountable due diligence expenses (including reimbursements), together with non-transaction-based and non-cash selling compensation, if any, exceed 8.00% of the aggregate gross offering proceeds we receive from the sale of L Bonds.

Our L Bonds will also be distributed through registered investment advisors who are generally compensated on a fee-for-service basis by the investor. In the event of the sale of L Bonds through an investment advisor compensated on a fee-for-service basis by the investor, our selling group member will waive its right to a commission.

In addition to the sales commissions, fees, allowances, reimbursements and expenses described above, we expect to pay approximately $1,500,500 in offering and related costs and expenses in connection with this offering. These kinds of expenses include all expenses to be paid by us in connection with the offering (other than sales commissions, additional compensation, and expense allowances and reimbursement to our selling group members), including but not limited to legal, accounting, printing and mailing expenses, registration, qualification and associated securities filing fees and other costs and expenses.

The table below sets forth the maximum amount of sales commissions and additional compensation (consisting of accountable expense allowances, a dealer-manager fee (payable only to Emerson Equity LLC), and a wholesaling fee (payable only to wholesaling dealers), and more fully described in fn. 2 to the table below) we may pay in connection with this offering.

L Bond Term	Sales Commission(1)	Additional Compensation(2)	Total
6 months	0.75%	3.00%	3.75%
1 year	1.50%	3.00%	4.50%
2 years	4.00%	3.00%	7.00%
3 years	5.00%	3.00%	8.00%
5 years	5.90%	2.10%	8.00%
7 years	6.00%	2.00%	8.00%

____________

(1)      Up to 1.00% of the sales commission may be retained by the selling broker-dealer firm with which any registered representative is associated.

(2)      As described above, additional compensation includes: (i) a dealer-manager fee payable to Emerson Equity in an amount equal to 0.50% of the principal amount of all L Bonds sold; and (ii) an accountable expense allowance, wholesaling fee, any non-transaction-based selling compensation and non-cash selling compensation that when aggregated will not exceed the lesser of 2.50% of the aggregate gross offering proceeds of all L Bonds sold or such lower amount that, when added to sales commissions and the dealer-manager fee, will not exceed 8.00% of the aggregate gross offering proceeds of all L Bonds sold. If all L Bonds sold have seven-year maturities resulting in sales commissions of 6.00%, then the maximum amounts of aggregates accountable expenses, wholesaling fees and non-transaction-based and non-cash selling compensation will not exceed 1.5%.

The line items reflected in the table below are our current estimates of average sales commissions and additional compensation (including accountable expenses) that we will pay. Specifically, we estimate that the average sales commission will be 5.00%, or $50,000,000 based on $1,000,000,000 in principal amount of L Bonds sold, and the average additional compensation will be 3.00%, or $30,000,000 based on $1,000,000,000 in principal amount of L Bonds sold. The components of “additional compensation” are detailed in fn. 1 to the table below. Actual costs may differ from the percentages and amounts shown in the table below, subject, however, to the limitations noted above.

L Bonds Sold	Sales Commission	Additional Compensation(1)	Total
$300,000,000	$15,000,000	$9,000,000	8.00%
$500,000,000	$25,000,000	$15,000,000	8.00%
$1,000,000,000	$50,000,000	$30,000,000	8.00%

____________

(1)      Additional compensation consists of all selling compensation (other than sales commissions) paid in the form of an accountable expense allowance, a dealer-manager fee, wholesale commissions, plus any non-transaction-based and non-cash selling compensation. Additional compensation consists of all selling compensation paid to our placement agent (and other FINRA members) other than selling commissions. Such additional compensation will be paid in the form of a dealer-manager fee, wholesaling fee, if applicable, an accountable expense allowance, plus any non-transaction-based and non-cash selling compensation. For purposes of the table above, we have assumed our payment of the maximum amount of such additional compensation.

Our dealer manager holds the FINRA licenses for wholesalers employed by us, who attend local, regional and national conferences of the participating broker-dealers and who contact participating broker-dealers and their registered representatives to make presentations concerning us and this offering and to encourage them to sell our L Bonds. The wholesalers will receive a portion of their base salaries as compensation for their selling efforts. We host training and education meetings for broker-dealers and their representatives. The costs of the training and education meetings will be borne by us.

In accordance with FINRA rules, in no event will our total compensation to FINRA members, including but not limited to sales commissions, the dealer-manager fee and accountable and non-accountable expense and other reimbursements to our dealer manager and selling group broker-dealers (including non-transaction-based and non-cash selling compensation), exceed 8.00% of our gross offering proceeds, in the aggregate.

We will indemnify the participating broker-dealers and our dealer manager against some civil liabilities, including certain liabilities under the Securities Act of 1933 and liabilities arising from breaches of our representations and warranties contained in the Managing Broker-Dealer Agreement. If we are unable to provide this indemnification, we may contribute to payments the indemnified parties may be required to make in respect of those liabilities.

The foregoing is a summary of the material terms relating to the plan of distribution of the L Bonds contained in the Managing Broker-Dealer Agreement. Any amendment to the Managing Broker-Dealer Agreement will be filed as an exhibit to an amendment to the registration statement of which this prospectus is a part.

Settlement Procedures

If you purchase L Bonds through a broker-dealer who is a DTC participant and offers “DTC settlement,” then you can place an order for the purchase of L Bonds through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds will be placed to facilitate the anticipated monthly closing cycle. Orders will be executed by your broker-dealer electronically and you must coordinate with your broker-dealer’s registered representative to pay the full purchase price of the L Bonds by the final settlement date. Orders may be placed at any time, and the final settlement date will be the date on which your subscription agreement is accepted. You will be credited with ownership of an L Bond on the first business day following the month in which the subscription is made. However, interest will begin to accrue from the final settlement date. If you purchase your L Bonds in this manner, your purchase price will not be held in escrow.

You also have the option to elect to settle your purchase directly with us, the Company. If you elect to use direct settlement with us, you should complete and sign a Subscription Agreement similar to the one filed as an exhibit to the registration statement of which this prospectus is a part. A form of Subscription Agreement is available from your broker-dealer’s registered representative. Once completed and signed, your Subscription Agreement should be provided to your broker-dealer who will deliver it to us to be held, together with your related subscription funds, until our acceptance of your subscription. In connection with a direct settlement subscription, you should pay the full purchase price of the L Bonds to us as set forth in the Subscription Agreement. Subscribers may not withdraw funds from the subscription account. Subscriptions will be effective upon our acceptance of your Subscription Agreement and related funds, and we reserve the right to reject any subscription in whole or in part.

Covered Security

Our L Bonds are a “covered security.” The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange. Our L Bonds are a covered security because they are senior to our common stock, which is listed on The Nasdaq Capital Market, and therefore our offering of L Bonds will be exempt from state registration.

Although the status of our L Bonds as a “covered security” will facilitate their purchase and sale to a broader range of investors than would otherwise be available to us, and although the offer and sale of a “covered security” generally involves fewer issuance costs to the issuer of such securities, our L Bonds are not a suitable purchase for all investors. In this regard, please carefully review the “Risk Factors” contained in this prospectus, as well as the disclosures on page 18 under the heading “Covered Security.”

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material United States (“U.S.”) federal income tax considerations relating to the initial purchase, ownership and disposition of the L Bonds by U.S. and non-U.S. holders. This discussion is a summary only and is not a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the L Bonds. We have based this summary on current provisions of the Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial opinions, and published rulings of the Internal Revenue Service (the “IRS”), all as in effect on the date of this prospectus. However, these laws and other guidance are subject to differing interpretations or change, possibly with retroactive effect. In addition, we have not sought, and will not seek, a ruling from the IRS or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of L Bonds. Thus, the IRS could take a different position regarding one or more of the tax consequences or matters described in this prospectus; and there can be no assurance that any position taken by the IRS would not be sustained.

This discussion is limited to purchasers of L Bonds who acquire the L Bonds from us in this offering and hold the L Bonds as capital assets for federal income tax purposes. This discussion does not address all possible tax consequences that may be applicable to you in light of your specific circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code, or special rules applicable to some categories of investors such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, real estate investment trusts, regulated investment companies, or persons who hold L Bonds as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction that may be subject to special rules. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction; or any U.S. estate or gift tax laws.

If you are considering the purchase of an L Bond, you should consult your own tax advisors as to the particular tax consequences to you of acquiring, holding or otherwise disposing of the L Bonds, including the effect and applicability of state, local or foreign tax laws, or any U.S. estate and gift tax laws.

As used in this discussion, the term “U.S. holder” means a holder of an L Bond that is:

(i)       for United States federal income tax purposes, a citizen or resident of the United States;

(ii)      a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or other entity characterized as a corporation or partnership for federal income tax purposes;

(iii)     an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(iv)     a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or if the trust was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

For the purposes of this discussion, a “non-U.S. holder” means any holder of L Bonds other than a U.S. holder. Any L Bond purchaser who is not a U.S. citizen will be required to furnish documentation, on IRS Form W-8BEN, that clearly states whether it is subject to U.S. withholding taxes, in accordance with applicable requirements of the United States taxing authority.

Characterization of the L Bonds

The federal income tax consequences of owning L Bonds depend on characterization of the L Bonds as debt for federal income tax purposes, rather than as equity interests or a partnership among the holders of the L Bonds. We believe that the L Bonds have been structured in a manner that will allow the L Bonds to be characterized as debt for federal income tax purposes. However, this is only our belief; and no ruling from the IRS or an opinion of counsel has been sought in this regard. Thus, the IRS could successfully challenge this characterization.

If the L Bonds were treated as equity interests, there could be adverse effects on some holders. For example, payments on the L Bonds could (1) if paid to non-U.S. holders, be subject to federal income tax withholding; (2) constitute unrelated business taxable income to some tax-exempt entities, including pension funds and some retirement accounts (if the relationship were characterized as a partnership for tax purposes); and (3) cause the timing and amount of income that accrues to holders of L Bonds to be different from that described below.

Because of these potential adverse effects, you are urged to consult your own tax advisors as to the tax consequences that may apply to your particular situation in the event the L Bonds are re-characterized as equity interests; and as to the likelihood that the L Bonds could be so re-characterized. The remainder of this discussion assumes that the L Bonds are characterized as debt.

Taxation of U.S. Holders

Stated Interest

Under general federal income tax principles, you must include stated interest in income in accordance with the method of accounting you use for federal income tax purposes. Accordingly, if you are using the accrual method of tax accounting, you must include stated interest in income as it accrues. If you are using the cash method of tax accounting, you must include stated interest in income as it is actually or constructively received. Payments of interest to taxable holders of L Bonds will constitute portfolio income, and not passive activity income, for the purposes of the passive loss limitations of the Code. Accordingly, income arising from payments on the L Bonds will not be subject to reduction by losses from passive activities of a holder.

Income attributable to interest payments on the L Bonds may be offset by investment expense deductions, subject to the limitation that individual investors may only deduct miscellaneous itemized deductions, including investment expenses other than interest, to the extent these deductions exceed 2% of the investor’s adjusted gross income.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds L Bonds, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership purchasing L Bonds, we urge you to consult your tax advisor.

Disposition of L Bonds

In general, a U.S. holder will recognize gain or loss upon the sale, exchange or other taxable disposition of an L Bond measured by the difference between (1) the sum of the cash and the fair market value of all other property received on such disposition, excluding any portion of the payment that is attributable to accrued interest on the L Bonds; and (2) your adjusted tax basis in the L Bond. A U.S. holder’s adjusted tax basis in an L Bond generally will be equal to the price the U.S. holder paid for the L Bond. Any of this gain or loss generally will be long-term capital gain or loss if, at the time of any such taxable disposition, the L Bond was a capital asset in the hands of the holder and was held for more than one year. Net long-term capital gain recognized by individual U.S. holders is eligible for a reduced rate of taxation. The deductibility of capital losses is subject to annual limitations.

The terms of the L Bonds may be modified upon the consent of a specified percentage of holders and, in some cases, without consent of the holders. In addition, the L Bonds may be assumed upon the occurrence of specific transactions. The modification or assumption of an L Bond could, in some instances, give rise to a deemed exchange of an L Bond for a new debt instrument for federal income tax purposes. If an exchange is deemed to occur by reason of a modification or assumption, you could realize gain or loss without receiving any cash.

Additional Tax on Net Investment Income

If you are a U.S. holder other than a corporation, you generally will be subject to a 3.8% additional tax on the lesser of (1) your “net investment income” for the taxable year, and (2) the excess of your modified adjusted gross income for the taxable year over a certain threshold. Your net investment income generally will include any income or gain recognized by you with respect to our L Bonds, unless such income or gain is derived in the ordinary course of the conduct of your trade or business (other than a trade or business that consists of certain passive or trading activities).

Considerations for Tax-Exempt Holders of L Bonds

Tax-exempt entities, including charitable corporations, pension plans, profit sharing or stock bonus plans, individual retirement accounts and some other employee benefit plans are subject to federal income tax on unrelated business taxable income. For example, net income derived from the conduct of a trade or business regularly carried on by a tax-exempt entity or by a partnership in which it is a partner is treated as unrelated business taxable income.

A $1,000 special deduction is allowed in determining the amount of unrelated business taxable income subject to tax. Tax-exempt entities taxed on their unrelated business taxable income are also subject to the alternative minimum tax for items of tax preference which enter into the computation of unrelated business taxable income.

In general, interest income does not constitute unrelated business taxable income. However, under the debt-financed property rules, if tax-exempt holders of L Bonds finance the acquisition or holding of L Bonds with debt, interest on the L Bonds will be taxable as unrelated business taxable income. The L Bonds will be treated as debt-financed property if the debt was incurred to acquire the L Bonds or was incurred after the acquisition of the L Bonds, so long as the debt would not have been incurred but for the acquisition and, at the time of the acquisition, the incurrence of the debt has already occurred or was foreseeable.

Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income consequences resulting from the ownership of the L Bonds by non-U.S. holders. However, application of the U.S. federal income tax rules associated with non-U.S. holders is complex and factually sensitive. Thus, if you could be considered to be a non-U.S. holder, you are urged to consult your own tax advisors with respect to the application of the federal income tax rules for your particular situation.

Payments of Interest to Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” payments of interest received by a non-U.S. holder generally will not be subject to U.S. federal withholding tax, provided (1) that (a) the non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (b) the non-U.S. holder is not a controlled foreign corporation, actually or constructively, through stock ownership; and (c) the beneficial owner of the L Bond complies with the certification requirements, including delivery of a statement, signed by the holder under penalties of perjury, certifying that the holder is a foreign person and provides its name and address; or (2) that the non-U.S. holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax and the non-U.S. holder complies with the reporting requirements. If an L Bond is held through a securities clearing organization or other specified financial institutions (an “Intermediary”), the Intermediary may provide the relevant signed statement and, unless the Intermediary is a “qualified” intermediary as defined under the Code, the signed statement provided by the Intermediary must be accompanied by a copy of a valid Form W-8BEN provided by the non-U.S. beneficial holder of the L Bond.

Payments of interest not exempt from United States federal withholding tax as described above will be subject to a withholding tax at the rate of 30%, subject to reduction under an applicable income tax treaty.

Payments of interest on an L Bond to a non-U.S. holder generally will not be subject to U.S. federal income tax, as opposed to withholding tax, unless the income is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States. To claim the benefit of a lower treaty withholding rate, a non-U.S. holder must provide a properly executed IRS Form W-8BEN to us or our paying agent before the payment of stated interest; and may be required to obtain a U.S. taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. You should consult your own tax advisor to determine the effects of the application of the U.S. federal withholding tax to your particular situation.

Disposition of the L Bonds by Non-U.S. Holders

Subject to the discussion below under “Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to United States federal income tax, and generally no tax will be withheld with respect to gains realized on the disposition of an L Bond, unless (a) the gain is effectively connected with a United States trade or business conducted by the non-U.S. holder or (b) the non-U.S. holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and other requirements are satisfied.

Non-U.S. Holders Subject to U.S. Income Taxation

If interest and other payments received by a non-U.S. holder with respect to the L Bonds, including proceeds from the disposition of the L Bonds, are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, or the non-U.S. holder is otherwise subject to United States federal income taxation on a net basis with respect to the holder’s ownership of the L Bonds, or are individuals that have by operation of law become residents in the United States for federal income tax purposes, the non-U.S. holder generally will be subject to the rules described above applicable to U.S. holders of L Bonds, subject to any modification provided under an applicable income tax treaty. If any of these non-U.S. holders is a corporation, it may also be subject to a U.S. “branch profits tax” at a 30% rate.

Backup Withholding and Information Reporting

Non-corporate U.S. holders may be subject to backup withholding at a rate of 28% on payments of principal, premium, and interest on, and the proceeds of the disposition of, the L Bonds. In general, backup withholding will be imposed only if the U.S. holder (1) fails to furnish its taxpayer identification number (“TIN”), which for an individual would be his or her Social Security number; (2) furnishes an incorrect TIN; (3) is notified by the IRS that it has failed to report payments of interest or dividends; or (4) under some circumstances, fails to certify under penalty of perjury that it has furnished a correct TIN and has been notified by the IRS that it is subject to backup withholding tax for failure to report interest or dividend payments. In addition, the payments of principal and interest to U.S. holders generally will be subject to information reporting. You should consult your tax advisors regarding your qualification for exemption from backup withholding and the procedure for obtaining an exemption, if applicable.

Backup withholding generally will not apply to payments made to a non-U.S. holder of an L Bond who provides the certification that it is a non-U.S. holder, and the payor does not have actual knowledge that a certificate is false, or otherwise establishes an exemption from backup withholding. Payments by United States office of a broker of the proceeds of a disposition of the L Bonds generally will be subject to backup withholding at a rate of 28% unless the non-U.S. holder certifies it is a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. In addition, if a foreign office of a foreign custodian, foreign nominee or other foreign agent of the beneficial owner, or if a foreign office of a foreign “broker” pays the proceeds of the sale of an L Bond to the seller, backup withholding and information reporting will not apply; provided that the nominee, custodian, agent or broker is not a “United States related person,” or a person which derives more than 50% of its gross income for some periods from the conduct of a trade or business in the United States or is a controlled foreign corporation. The payment by a foreign office of a broker that is a United States person or a United States related person of the proceeds of the sale of L Bonds will not be subject to backup withholding, but will be subject to information reporting unless the broker has documentary evidence in its records that the beneficial owner is not a United States person for purposes of the backup withholding and information reporting requirements and other conditions are met, or the beneficial owner otherwise establishes an exemption.

The amount of any backup withholding imposed on a payment to a holder of an L Bond will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund; provided that the required information is furnished to the IRS.

STATE, LOCAL AND FOREIGN TAXES

We make no representations regarding the tax consequences of the purchase, ownership or disposition of the L Bonds under the tax laws of any state, locality or foreign country. You should consult your own tax advisors regarding these state and foreign tax consequences.

ERISA CONSIDERATIONS

General

Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code impose restrictions on employee benefit plans that are subject to ERISA, or plans or arrangements that are subject to Code Section 4975, and on persons who are parties in interest or disqualified persons with respect to those plans or arrangements. Some employee benefit plans, like governmental plans and church plans (if no election has been made under Section 410(d) of the Code), are not subject to the restrictions of Title I of ERISA or Code Section 4975, and assets of these plans may be invested in the L Bonds without regard to the ERISA considerations described below, subject to the Code and other applicable federal and state laws affecting tax-exempt organizations generally. Any plan fiduciary that proposes to cause a plan to acquire any of the L Bonds should consult with its counsel with respect to the potential consequences under ERISA and the Code of the plan’s acquisition and ownership of the L Bonds. Investments by plans are also subject to ERISA’s and the Code’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan.

Prohibited Transactions

General

Section 406 of ERISA and Section 4975 of the Code prohibits certain “parties in interest” and “disqualified persons” with respect to a plan from engaging in select transactions involving a plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on parties in interest that engage in non-exempt “prohibited transactions.” Section 502(i) of ERISA requires the Secretary of the U.S. Department of Labor (“Labor”) to assess a civil penalty against a fiduciary who breaches any fiduciary responsibility under, or commits any other violation of, part 4 of Title I of ERISA, or any other person who knowingly participates in a breach or violation.

Plan Asset Regulations

Labor has issued regulations concerning the definition of what constitutes the assets of a plan for purposes of ERISA and the prohibited transaction provisions of the Code. The plan asset regulations describe the circumstances where the assets of an entity in which a plan invests will be considered to be “plan assets,” so that any person who exercises control over the assets would be subject to ERISA’s fiduciary standards. Generally, under the plan asset regulation, when a plan invests in another entity, the plan’s assets do not include, solely by reason of the investment, any of the underlying assets of the entity. However, the plan asset regulation provides that, if a plan acquires an “equity interest” in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940 the assets of the entity will be treated as assets of the plan investor unless exceptions apply.

Under the plan asset regulations the term “equity interest” is defined as any interest in an entity other than an instrument that is treated as indebtedness under “applicable local law” and that has no “substantial equity features.” Although the plan asset regulation is silent with respect to the question of which law constitutes “applicable local law” for this purpose, Labor has stated that these determinations should be made under the state law governing interpretation of the instrument in question. In the preamble to the plan asset regulation, Labor declined to provide a precise definition of what features are equity features or the circumstances under which the features would be considered “substantial,” noting that the question of whether a plan’s interest has substantial equity features is an inherently factual one, but that in making that determination it would be appropriate to take into account whether the equity features are such that a plan’s investment would be a practical vehicle for the indirect provision of investment management services. We believe that the L Bonds will be classified as indebtedness without substantial equity features for ERISA purposes.

Under the plan asset regulations the term “publicly-offered security” is defined as a security that is (i) freely transferable, (ii) part of a class of securities that is widely held, and (iii) either (A) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (B) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and the class of securities of which such security is a part is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. For purposes of the above, a class of securities is considered to be “widely held” if it is owned by 100 or more investors independent of the issuer and of one another. In the case of this offering, while the offer and sale of the L Bonds have been registered under the Securities Act of 1933, the L Bonds themselves have not been registered under the Securities Exchange Act of 1934. For this reason, we believe that the L Bonds will not likely meet the definition for “publicly-offered security” under the plan asset regulations.

In light of the foregoing, if the L Bonds were deemed to be equity interests for this purpose and no statutory, regulatory, or administrative exception applies, we could be considered to hold plan assets by reason of a plan’s investment in the L Bonds. These plan assets would include an undivided interest in all of our assets. In this case, we may be considered a fiduciary with respect to the investing plans. We would be subject to the fiduciary responsibility provisions of Title I of ERISA, including the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, and to Section 4975 of the Code with respect to transactions involving any of our assets. The ERISA fiduciary standards could affect the way we conduct the business, which would have consequences for all investors, not just those that are employee benefit plans.

Depending on the relevant facts and circumstances, prohibited transaction exemptions may apply to the purchase or holding of the L Bonds. See, for example, Prohibited Transaction Class Exemption (“PTE”) 96-23, which exempts some transactions effected on behalf of a plan or by an “in-house asset manager;” PTE 95-60, which exempts some transactions between insurance company general accounts and parties in interest; PTE 91-38, which exempts some transactions between bank collective investment funds and parties in interest; PTE 90-1, which exempts some transactions between insurance company pooled separate accounts and parties in interest; or PTE 84-14, which exempts some transactions effected on behalf of a plan by a “qualified professional asset manager.” However, there can be no assurance that any of these exemptions will apply with respect to any plan’s investment in the L Bonds, or that the exemption, if it did apply, would apply to all prohibited transactions that may occur in connection with the investment.

Any plan fiduciary considering whether to purchase L Bonds on behalf of a plan should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code. Before purchasing any L Bonds, a fiduciary of a plan should make its own determination as to (1) whether GWG Holdings, as issuer of and borrower under the L Bonds, is a “party in interest” under ERISA or a “disqualified person” under the Code with respect to the plan; (2) the availability of the relief provided in the plan asset regulation and (3) the availability of any other prohibited transaction exemptions. In addition, purchasers that are insurance companies should consult their own ERISA counsel with respect to their fiduciary responsibilities associated with their purchase and ownership of the L Bonds, including any responsibility under the Supreme Court case John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank.

LEGAL MATTERS

Certain legal matters in connection with the L Bonds will be passed upon for us by Maslon LLP, of Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of GWG Holdings, Inc. and its subsidiaries as of and for the years ended December 31, 2016 and December 31, 2015, included in this prospectus and in the registration statement of which this prospectus is a part, have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm. As indicated in their report with respect thereto, these consolidated financial statements are included in this prospectus in reliance upon the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the L Bonds to be offered and sold pursuant to the prospectus which is a part of that registration statement. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the L Bonds to be sold in this offering, we refer you to the registration statement, including the agreements, other documents and schedules filed as exhibits to the registration statement.

We file annual, quarterly and current reports, and other information with the SEC. We intend to make these filings available on our website at www.gwgh.com. Information on our website is not incorporated by reference in this prospectus. We maintain an office at 220 South Sixth Street, Suite 1200, Minneapolis, MN 55402 where all records concerning the L Bonds are to be retained. L Bond holders and their representatives can request information regarding the L Bonds by contacting our office by mail at our address or by telephone at (612) 746-1944 or by fax at (612) 746-0445. Upon request, we will provide copies of our filings with the SEC free of charge to our investors. Our SEC filings, including the registration statement of which this prospectus is a part, will also be available on the SEC’s Internet site at http://www.sec.gov. You may read and copy all or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may receive copies of these documents upon payment of a duplicating fee by writing to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and (ii) from the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus:

•         Our Annual Report on Form 10-K for the period ended December 31, 2016, filed with the SEC on March 15, 2017 (including all exhibits thereto);

•         Our Current Reports on Form 8-K filed with the SEC on February 9, 2017, February 22, 2017, March 8, 2017 and April 3, 2017 (including all exhibits thereto); and

•         Our definitive proxy statement filed with the SEC on March 30, 2017 (including all exhibits thereto).

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

The section entitled “Where You Can Find More Information” above describes how you can obtain or access any documents or information that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:

William Acheson, Chief Financial Officer

220 South Sixth Street, Suite 1200

Minneapolis, MN 55402

Telephone Number: (612) 746-1944

In addition, such reports and documents may be found on our website at www.gwgh.com.

GWG HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders, Audit Committee and Board of Directors

GWG Holdings, Inc. and Subsidiaries

Minneapolis, MN

We have audited the accompanying consolidated balance sheets of GWG Holdings, Inc. and Subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. We also have audited GWG Holdings, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework). The company’s management is responsible for these consolidated financial statements, for maintaining effective control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GWG Holdings, Inc. and Subsidiaries as of December 31, 2016 and 2015 and the results of their operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, GWG Holdings, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).

/s/ Baker Tilly Virchow Krause, LLP
Minneapolis, Minnesota

March 15, 2017

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$78,486,982	$34,425,105
Restricted cash	37,826,596	2,341,900
Investment in life insurance policies, at fair value	511,192,354	356,649,715
Secured MCA advances	5,703,147	—
Life insurance policy benefits receivable	5,345,000	—
Other assets	4,688,103	2,461,045
TOTAL ASSETS	$643,242,182	$395,877,765

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Senior credit facilities	$156,064,818	$63,279,596
Series I Secured Notes	16,404,836	23,287,704
L Bonds	381,312,587	276,482,796
Accounts payable	2,226,712	1,517,440
Interest payable	16,160,599	12,340,061
Other accrued expenses	1,676,761	1,060,786
Deferred taxes, net	2,097,371	1,763,968
TOTAL LIABILITIES	$575,943,684	$379,732,351

STOCKHOLDERS’ EQUITY

CONVERTIBLE PREFERRED STOCK – Series A
(par value $0.001; shares authorized 40,000,000; shares outstanding 2,640,521 and 2,781,735; liquidation preference of $19,804,000 and $20,863,000 as of December 31, 2016 and 2015, respectively)	19,701,133	20,784,841

REDEEMABLE PREFERRED STOCK – RPS
(par value $0.001; shares authorized 100,000; shares outstanding 59,183 as of December 31, 2016)	59,025,164	—

COMMON STOCK
(par value $0.001: shares authorized 210,000,000; shares issued and outstanding 5,980,190 and 5,941,790 as of December 31, 2016 and 2015, respectively)	5,980	5,942
Additional paid-in capital	7,383,515	14,563,834
Accumulated deficit	(18,817,294)	(19,209,203)
TOTAL STOCKHOLDERS’ EQUITY	67,298,498	16,145,414

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$643,242,182	$395,877,765

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31, 2016	December 31, 2015
REVENUE
Gain on life insurance policies, net	$67,801,565	$39,381,003
MCA income	929,303	—
Interest and other income	746,466	251,249
TOTAL REVENUE	69,477,334	39,632,252

EXPENSES
Interest expense	42,343,374	29,518,718
Employee compensation and benefits	11,784,296	8,010,020
Legal and professional fees	3,947,376	3,152,783
Other expenses	10,676,976	7,784,350
TOTAL EXPENSES	68,752,022	48,465,871

INCOME (LOSS) BEFORE INCOME TAXES	725,312	(8,833,619)
Income tax expense (benefit)	333,403	(3,509,587)

NET INCOME (LOSS)	391,909	(5,324,032)
Preferred stock dividends	(3,537,287)	(2,069,242)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,145,378)	$(7,393,274)

NET LOSS PER COMMON SHARE ATTRIBUTABLE TO COMMON SHAREHOLDERS
Basic	$(0.53)	$(1.25)
Diluted	$(0.53)	$(1.25)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	5,967,274	5,906,761
Diluted	5,967,274	5,906,761

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Preferred Stock Shares	Preferred Stock	Common Shares	Common Stock (par)	Additional Paid-in Capital	Accumulated Deficit	Total Equity
Balance, December 31, 2014	2,738,966	$20,527,866	5,870,193	$5,870	$15,741,371	$(13,885,171)	$22,389,936

Net loss	—	—	—	—	—	(5,324,032)	(5,324,032)

Issuance of common stock	—	—	60,000	60	581,940	—	582,000

Series A Preferred Stock conversion to common stock	(15,463)	(115,973)	11,597	12	115,961	—	—

Issuance of preferred stock	58,232	372,948	—	—	—	—	372,948

Preferred stock dividends	—	—	—	—	(2,069,242)	—	(2,069,242)

Stock-based compensation	—	—	—	—	193,804	—	193,804
Balance, December 31, 2015	2,781,735	$20,784,841	5,941,790	$5,942	$14,563,834	$(19,209,203)	$16,145,414

Net loss	—	—	—	—	—	391,909	391,909

Issuance of common stock	—	—	36,450	36	244,149	—	244,185

Redemption of Series A Preferred Stock	(239,749)	(1,788,451)	1,950	2	19,498	—	(1,768,951)

Issuance of Series A Preferred Stock	98,535	704,743	—	—	—	—	704,743

Issuance Redeemable Preferred Stock	59,183	59,025,164	—	—	(4,133,525)	—	54,891,639

Preferred stock dividends	—	—	—	—	(3,537,288)	—	(3,537,288)

Issuance of stock options	—	—	—	—	226,847	—	226,847
Balance, December 31, 2016	2,699,704	$78,726,297	5,980,190	$5,980	$7,383,515	$(18,817,294)	$67,298,498

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31, 2016	December 31, 2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$391,909	$(5,324,032)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Gain on life insurance policies	(48,988,406)	(39,371,059)
Amortization of deferred financing and issuance costs	8,445,252	3,712,056
Deferred income taxes	333,402	(3,509,587)
Preferred stock issued in lieu of cash dividends	689,742	683,133
Preferred stock dividends payable	302,972	6,800
(Increase) decrease in operating assets:
Due from related parties	1,169	(1,256)
Life insurance policy benefits receivable	(5,345,000)	1,750,000
Other assets	(23,022,962)	(304,526)
Increase in operating liabilities:
Accounts payable	709,272	313,864
Interest payable	4,868,196	2,213,529
Other accrued expenses	(4,399,443)	2,183,393

NET CASH FLOWS USED IN OPERATING ACTIVITIES	(66,013,897)	(37,647,685)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	(94,952,879)	(38,906,934)
Carrying value of matured life insurance policies	10,992,624	4,511,289
Investment in Secured MCA advances	(8,727,924)	—
Proceeds from Secured MCA advances	2,553,466	—
NET CASH FLOWS USED IN INVESTING ACTIVITIES	(90,134,713)	(34,395,645)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on (repayments of) Senior Credit Facilities	97,713,952	(7,150,000)
Payments for redemption of Series I Secured Notes	(7,469,462)	(4,891,681)
Proceeds from issuance of L Bonds	153,874,402	131,159,348
Payments for issuance and redemption of L Bonds	(10,149,316)	(7,499,601)
Payments for redemption of L Bonds	(45,754,691)	(35,984,061)
Proceeds from (increase in) restricted cash	(35,484,697)	1,954,153
Issuance of common stock	244,185	582,000
Proceeds from issuance of preferred stock	57,112,501	—
Payments for issuance costs of preferred stock	(4,140,866)	—
Payments for redemption of preferred stock	(2,198,233)	(295,185)
Payments of preferred stock dividends	(3,537,288)	(2,069,242)
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	200,210,487	75,805,731

NET INCREASE IN CASH AND CASH EQUIVALENTS	44,061,877	3,762,401

CASH AND CASH EQUIVALENTS
BEGINNING OF YEAR	34,425,105	30,662,704
END OF YEAR	$78,486,982	$34,425,105

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS – CONTINUED

	Year Ended December 31,
	2016	2015
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$34,607,000	$22,648,000
Premiums paid	$40,240,000	$26,650,000
Stock-based compensation	$227,000	$194,000

NON-CASH INVESTING AND FINANCING ACTIVITIES
Options issued to purchase common stock	638,000	353,000
Series I Secured Notes:
Conversion of accrued interest and commission payable to principal	$234,000	$203,000
L Bonds:
Conversion of accrued interest and commission payable to principal	$1,988,000	$806,000
Series A Preferred Stock:
Conversion to common stock	$39,000	$116,000
Issuance of preferred stock in lieu of cash dividends	$690,000	$683,000
Investment in life insurance policies included in accounts payable	$605,000	$1,079,000

The accompanying notes are an integral part of these Consolidated Financial Statements.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Nature of Business and Summary of Significant Accounting Policies

Nature of Business — WWe are a financial services company committed to finding new ways of disrupting and transforming the life insurance and related industries through innovative products and services, business processes, financing strategies, and advanced epigenetic technology. Historically, we have focused on creating opportunities for consumers to obtain significantly more value for their life insurance policies as compared to the traditional options offered by the insurance industry. As part of our business, we create opportunities for investors to receive income and capital appreciation from our various activities in the life insurance and related industries. Through its wholly owned subsidiaries, GWG Holdings, Inc. owns a portfolio of life insurance policies. As of March 15, 2017, the date on which we filed our Annual Report on Form 10-K for the period ended December 31, 2016, our portfolio had an aggregate fair value of $511.2 million. We earn income from changes in the fair value of our portfolio and through the benefits we receive upon the mortality of insureds.

GWG Holdings, Inc. and all of its subsidiaries are incorporated and organized in Delaware. Unless the context otherwise requires or we specifically so indicate, all references in these footnotes to “we,” “us,” “our,” “our Company,” “GWG,” or the “Company” refer to GWG Holdings, Inc. and its subsidiaries collectively and on a consolidated basis. References to the full names of particular entities, such as “GWG Holdings, Inc.” or “GWG Holdings,” are meant to refer only to the particular entity referenced.

On September 30, 2015, GWG Holdings formed a wholly owned subsidiary, Wirth Park Agency, LLC. Wirth Park Agency was formed to convert term life insurance policies into universal, or permanent life insurance. Wirth Park Agency produces commission revenue through this activity.

On December 7, 2015, GWG Holdings formed a wholly owned subsidiary, GWG MCA, LLC. On January 13, 2016, GWG MCA, LLC was converted to a corporation and became GWG MCA Capital, Inc. GWG MCA Capital, Inc. was formed to engage in the merchant cash advance business.

On August 25, 2016, GWG Holdings formed a wholly owned subsidiary, Actüa Life & Annuity Ltd. to engage in various life insurance related businesses and activities.

Use of Estimates — The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of revenue during the reporting period. We regularly evaluate estimates and assumptions, which are based on current facts, historical experience, and various other factors that it believes to be reasonable under the circumstances. The actual results that we experience may differ materially and adversely from our estimates. The most significant estimates with regard to these consolidated financial statements relate to (1) the determination of the assumptions used in estimating the fair value of our investments in life insurance policies, and (2) the value of our deferred tax assets and liabilities.

Cash and Cash Equivalents — We consider cash in demand deposit accounts and temporary investments purchased with an original maturity of three months or less to be cash equivalents. We maintain our cash and cash equivalents with highly rated financial institutions. The balances in our bank accounts may exceed Federal Deposit Insurance Corporation limits. We periodically evaluate the risk of exceeding insured levels and may transfer funds as we deem appropriate.

Life Insurance Policies — ASC 325-30 permits a reporting entity to account for its investments in life insurance policies using either the investment method or the fair value method. We elected to use the fair value method to account for our life insurance policies. Under the fair value method we recognize our initial investment at the purchase price. At each subsequent reporting period, we re-measure the investment at fair value in its entirety and recognize the change in fair value as revenue in the current period net of premiums paid.

We also recognize realized gain (revenue) from a life insurance policy upon one of the two following events: (1) our receipt of notice or verified mortality of the insured; or (2) our sale of the policy, filing of change-of-ownership forms and receipt of payment. In the case of mortality, the gain (or loss) we recognize is the difference between the policy benefits and the carrying values of the policy once we determine that collection of the

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  Nature of Business and Summary of Significant Accounting Policies (cont.)

policy benefits is realizable and reasonably assured. In the case of a policy sale, the gain (or loss) we recognize is the difference between the sale price and the carrying value of the policy on the date of our receipt of sale proceeds.

In a case where our acquisition of a policy is not complete as of a reporting date, but we have nonetheless advanced direct costs and deposits for the acquisition, those costs and deposits are recorded as “other assets” on our balance sheet until the acquisition is complete and we have secured title to the policy. On December 31, 2016 and 2015, a total of $42,000 and $31,000, respectively, of our “other assets” comprised direct costs and deposits that we advanced for policy acquisitions.

Other Assets – Actüa Life & Annuity Ltd. (“Actüa”) is a new wholly-owned subsidiary of GWG Holdings engaged in various life insurance businesses and activities. In August 2016, Actüa entered into an exclusive option agreement with the Regents of the University of California to explore the use of predictive mortality forecasting using an epigenetic mortality predictor invented by Dr. Steve Horvath. The cost of entering into this exclusive option agreement is listed as “other assets.”

Stock-Based Compensation: We measure and recognize compensation expense for all stock-based payments at fair value over the requisite service period. We use the Black-Scholes option pricing model to determine the weighted average fair value of options. For restricted stock grants, fair value is determined as the average price of our common stock on the date of grant. Equity-based compensation expense is recorded in administrative expenses based on the classification of the employee or vendor. The determination of fair value of stock-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as by assumptions regarding a number of subjective variables. These variables include, but are not limited to, the expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors.

The expected terms of the options are based on evaluations of historical and expected future employee exercise behavior. The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at grant date. Volatility is based on historical and expected future volatility of our stock. To date, we have not paid any dividends on our common stock. Forfeitures for both option and restricted stock grants are estimated at the time of the grant and revised in subsequent periods if actual forfeitures differ from estimates.

Deferred Financing and Issuance Costs — Loans advanced to us under our senior credit facilities, as described in Notes 5 and 6, are reported net of financing costs, which include issuance costs, sales commissions and other direct expenses, which are amortized using the straight-line method over the term of the facility. The Series I Secured Notes and L Bonds, as respectively described in Notes 7 and 8, are reported net of financing costs, which are amortized using the interest method over the term of those borrowings. The Series A, as described in Note 9, is reported net of financing costs (including the fair value of warrants issued), all of which were fully amortized using the interest method as of December 31, 2016. Selling and issuance costs of RPS and Series 2 Redeemable Preferred Stock (“RPS 2”), described in Notes 10 and 11, are netted against additional paid-in-capital.

Earnings (loss) per Share — Basic earnings (loss) per share attributable to common shareholders are calculated using the weighted-average number of shares outstanding during the reported period. Diluted earnings (loss) per share are calculated based on the potential dilutive impact of our outstanding Series A, RPS, warrants and stock options. Due to our net loss for years ended December 31, 2016 and 2015, there are no dilutive securities.

Recently Adopted Pronouncements — On April 7, 2015, the FASB issued Accounting Standards Update No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”), as part of its simplification initiative. ASU 2015-03 changes the presentation of debt issuance costs by presenting those costs in the balance sheet as a direct deduction from the related debt liability. Amortization of the costs is reported as interest expense. We adopted ASU 2015-03 effective January 1, 2016, as required for public reporting entities.

On February 25, 2016, the FASB issued ASU 2016-02 Leases (“ASU 2016-02”). The new guidance is effective for fiscal years beginning after December 15, 2018. ASU 2016-02 provides more transparency and comparability in the financial statements of lessees by recognizing all leases with a term greater than twelve months on the balance sheet. Leasees will also be required to disclose key information about their leases. Early adoption is permitted. We have not adopted ASU 2016-02 as of December 31, 2016.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2)  Restrictions on Cash

Under the terms of our senior credit facilities (discussed in Notes 5 and 6), we are required to maintain collection and escrow accounts that are used to fund the acquisition of policies, pay annual policy premiums, pay interest and other charges under the facility, and collect policy benefits. The agent for the lender authorizes the disbursements from these accounts. At December 31, 2016 and December 31, 2015, there was a balance of $37,827,000, and $2,342,000, respectively, in these restricted cash accounts.

(3)  Investment in Life Insurance Policies

Life insurance policies are valued based on unobservable inputs that are significant to their overall fair value. Changes in the fair value of these policies are recorded as gain or loss on life insurance policies, net of cash premiums paid on those policies, in our consolidated statements of operations. Fair value is determined on a discounted cash flow basis that incorporates life expectancy assumptions generally derived from reports obtained from widely accepted life expectancy providers, assumptions relating to cost-of-insurance (premium) rates and other assumptions. The discount rate we apply incorporates current information about discount rate applied by other reporting companies owning portfolios of life insurance policies, the discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance companies that issued the life insurance policies and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole. As a result of management’s analysis, discount rates of 10.96% and 11.09% were applied to our portfolio as of December 31, 2016 and December 31, 2015, respectively.

A summary of our policies, organized according to their estimated life expectancy dates as of the dates indicated, is as follows:

	As of December 31, 2016			As of December 31, 2015
Years Ending December 31,	Number of Policies	Estimated Fair Value	Face Value	Number of Policies	Estimated Fair Value	Face Value
2016	—	$—	$—	5	$7,503,000	$8,500,000
2017	11	14,837,000	16,939,000	12	12,875,000	17,418,000
2018	23	30,830,000	42,564,000	27	37,109,000	58,428,000
2019	55	57,556,000	88,858,000	51	54,242,000	100,967,000
2020	93	85,414,000	159,814,000	59	64,750,000	137,868,000
2021	86	73,825,000	158,744,000	48	45,724,000	116,805,000
2022	66	56,909,000	147,222,000	44	38,394,000	116,998,000
Thereafter	356	191,821,000	747,534,000	150	96,053,000	387,860,000
Totals	690	$511,192,000	1,361,675,000	396	$356,650,000	$944,844,000

We recognized life insurance benefits of $48,452,000 and $31,232,000 during 2016 and 2015, respectively, related to policies with a carrying value of $10,993,000 and $4,511,000, respectively, and as a result recorded realized gains of $37,459,000 and $26,721,000.

Reconciliation of gain on life insurance policies:

	Years Ended December 31,
	2016	2015
Change in fair value	$70,582,000	$39,371,000
Premiums and other annual fees	(40,240,000)	(26,711,000)
Policy maturities	37,460,000	26,721,000
Gain on life insurance policies, net	$67,802,000	$39,381,000

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3)  Investment in Life Insurance Policies (cont.)

We currently estimate that premium payments and servicing fees required to maintain our current portfolio of life insurance policies in force for the next five years, assuming no mortalities, are as follows:

Years Ending December 31,	Premiums	Servicing	Premiums and Servicing Fees
2017	$44,787,000	$534,000	$45,321,000
2018	50,165,000	534,000	50,699,000
2019	55,685,000	534,000	56,219,000
2020	60,561,000	534,000	61,095,000
2021	67,824,000	534,000	68,358,000
	$279,022,000	$2,670,000	$281,692,000

Management anticipates funding the premium payments estimated above with proceeds from our senior credit facilities, proceeds from additional debt and equity financing, and proceeds from maturities of life insurance policies. The proceeds of these capital sources may also be used for the purchase, financing, and maintenance of additional life insurance policies.

(4)  Fair Value Definition and Hierarchy

ASC 820 establishes a hierarchical disclosure framework that prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Market price observability is affected by a number of factors, including the type of investment, the characteristics specific to the investment and the state of the marketplace, including the existence and transparency of transactions between market participants. Assets and liabilities with readily available and actively quoted prices, or for which fair value can be measured from actively quoted prices in an orderly market, generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value. ASC 820 maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the use of observable inputs whenever available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect assumptions about how market participants price an asset or liability developed based on the best available information. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

The hierarchy is broken down into three levels based on the observability of inputs as follows:

•         Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that we have the ability to access. Since valuations are based quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•         Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•         Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary by types of assets and liabilities and is affected by a wide variety of factors, including, for example, whether an instrument is established in the marketplace, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by management in determining fair value is greatest for assets and liabilities categorized in Level 3.

Level 3 Valuation Process

The estimated fair value of our portfolio of life insurance policies is determined on a quarterly basis by our portfolio management committee, taking into consideration changes in discount rate assumptions, estimated premium payments and life expectancy estimate assumptions, as well as any changes in economic and other relevant

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  Fair Value Definition and Hierarchy (cont.)

conditions. The discount rate incorporates current information about discount rate applied by other reporting companies owning portfolios of life insurance policies, the discount rates observed in the life insurance secondary market, market interest rates, the credit exposure to the insurance company that issued the life insurance policy and management’s estimate of the risk premium a purchaser would require to receive the future cash flows derived from our portfolio as a whole.

These inputs are then used to estimate the discounted cash flows from the portfolio using the Model Actuarial Pricing System probabilistic portfolio price model, which estimates the cash flows using various mortality probabilities and scenarios. The valuation process includes a review by senior management as of each valuation date. We also engage a third-party expert to independently test the accuracy of the valuations using the inputs we provide on a quarterly basis. See Exhibit 99.1 filed herewith.

The following table reconciles the beginning and ending fair value of our Level 3 investments in our portfolio of life insurance policies for the periods ended December 31, as follows:

	Years Ended December 31,
	2016	2015
Beginning balance	$356,650,000	$282,883,000
Purchases	94,953,000	38,907,000
Maturities (initial cost basis)	(10,993,000)	(4,511,000)
Net change in fair value	70,582,000	39,371,000
Ending balance	$511,192,000	$356,650,000

In the past, we periodically updated the independent life expectancy estimates on the insured lives in our portfolio, other than insured lives covered under small face amount policies (i.e., $1 million in face value benefits or less), on a continuous rotating three-year cycle, and through that effort attempted to update life expectancies for approximately one-twelfth of our portfolio each quarter. Nevertheless, the terms of our senior credit facility with LNV Corporation currently requires us to attempt to update life expectancies on a rotating two-year cycle.

The following table summarizes the inputs utilized in estimating the fair value of our portfolio of life insurance policies:

	As of December 31, 2016	As of December 31, 2015
Weighted-average age of insured, years	81.6	82.6
Weighted-average life expectancy, months	83.2	79.3
Average face amount per policy	$1,973,000	$2,386,000
Discount rate	10.96%	11.09%

These assumptions are, by their nature, inherently uncertain and the effect of changes in estimates may be significant. For example, if the life expectancy estimates were increased or decreased by four and eight months on each outstanding policy, and the discount rates were increased or decreased by 1% and 2%, while all other variables were held constant, the fair value of our investment in life insurance policies would increase or (decrease) as summarized below:

Change in Fair Value of the Investment in Life Insurance Policies

	Change in life expectancy estimates
	minus 8 months	minus 4 months	plus 4 months	plus 8 months
December 31, 2016	$69,253,000	$34,601,000	$(33,846,000)	$(67,028,000)
December 31, 2015	$48,339,000	$24,076,000	$(23,501,000)	$(46,482,000)

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  Fair Value Definition and Hierarchy (cont.)

	Change in discount rate
	minus 2%	minus 1%	plus 1%	plus 2%
December 31, 2016	$53,764,000	$25,728,000	$(23,668,000)	$(45,491,000)
December 31, 2015	$35,024,000	$16,786,000	$(15,485,000)	$(29,803,000)

Other Fair Value Considerations

The carrying value of receivables, prepaid expenses, accounts payable and accrued expenses approximate fair value due to their short-term maturities and low credit risk. Using the income-based valuation approach, the estimated fair value of our Series I Secured Notes and L Bonds, having a combined aggregate face value of $403,681,000 as of December 31, 2016, is approximately $414,419,000 based on a weighted-average market interest rate of 6.45%. The carrying value of the senior credit facilities reflects interest charged at the commercial paper rate or 12-month LIBOR, as applicable, plus an applicable margin. The margin represents our credit risk, and the strength of the portfolio of life insurance policies collateralizing the debt. The overall rate reflects market, and the carrying value of the facility approximates fair value.

GWG MCA participates in the merchant cash advance industry by directly advancing sums to merchants and lending money, on a secured basis, to companies that advance sums to merchants. Each quarter, we review the carrying value of these advances and loans, and determine if an impairment reserve is necessary. At December 31, 2016 one of our secured loans was potentially impaired. The secured loan to Nulook Capital LLC had an outstanding balance of $2,527,000 and a loan loss reserve of $600,000 at December 31, 2016. We deem fair value to be the estimated collectible value on each loan or advance made from GWG MCA. Where we estimate the collectible amount to be less than the outstanding balance, we record a reserve for the difference.

The following table summarizes outstanding warrants as of December 31, 2016:

Month issued	Warrants issued	Fair value per share	Risk free rate	Volatility	Term
March 2012	38,130	$0.52	0.38%	36.20%	5 years
June 2012	161,840	$1.16	0.41%	47.36%	5 years
July 2012	144,547	$1.16	0.41%	47.36%	5 years
September 2012	2,500	$0.72	0.31%	40.49%	5 years
September 2014	16,000	$1.26	1.85%	17.03%	5 years
	363,017

 (5)  Credit Facility — Autobahn Funding Company LLC

Through DLP III, we are party to a $105 million senior credit facility with Autobahn Funding Company LLC (“Autobahn”), with a maturity date of June 30, 2018. The facility is governed by a Credit and Security Agreement (the “Agreement”), and DZ Bank AG Deutsche Zentral-Genossenschaftsbank (“DZ Bank”) acts as the agent for Autobahn under the Agreement. On September 14, 2016, we paid off the senior credit facility in full with funds received from a new senior credit facility with LNV Corporation as described in Note 6.

Advances under the facility bear interest at a commercial paper rate of the lender at the time of the advance, or at the lender’s cost of borrowing plus 4.25%. We make interest payments on a monthly basis. The effective rate of interest was 5.42% at September 14, 2016 and 5.58% at December 31, 2015.

The amount outstanding under this facility was $0 and $65,011,000 at December 31, 2016 and December 31, 2015, respectively. GWG Holdings is a performance guarantor of the various obligations of GWG Life, as servicer, under the Agreement. Obligations under the facility are secured by our pledge of ownership in our life insurance policies to DZ Bank through an arrangement under which Wells Fargo serves as a securities intermediary.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)  Credit Facility — Autobahn Funding Company LLC (cont.)

The Agreement has certain financial (as described below) and nonfinancial covenants, and we were in compliance with these covenants at both December 31, 2016 and 2015.

We have agreed to maintain (i) a positive consolidated net income on a non-GAAP basis (as defined and calculated under the Agreement) for each complete fiscal year, (ii) a tangible net worth on a non-GAAP basis (again, as defined and calculated under the Agreement) of not less than $45 million, and (iii) maintain cash and eligible investments of $15 million or above.

Consolidated non-GAAP net income and non-GAAP tangible net worth as of and for the four quarters ended December 31, 2016, as calculated under the Agreement, was $38,642,000 and $182,514,000, respectively.

Total funds available for additional borrowings under the facility at December 31, 2016 and 2015, were $0 and $39,989,000, respectively.

(6)  Credit Facility — CSG Investments, Inc.

On September 14, 2016, we entered into a senior credit facility with LNV Corporation as lender through our subsidiary GWG DLP Funding IV, LLC (“DLP IV”). The facility is governed by a Loan and Security Agreement (the “Loan Agreement”), with CLMG Corp. acting as administrative agent on behalf of the lenders under the Loan Agreement. The Loan Agreement makes available a total of up to $172,300,000 in credit with a maturity date of September 14, 2026. Additional quarterly advances are available under the Loan Agreement at the LIBOR rate as defined by the lender. Interest will accrue on amounts borrowed under the agreement at an annual interest rate, determined as of each date of borrowing or quarterly if there is no borrowing, equal to (A) the greater of 12-month LIBOR or the federal funds rate (as defined in the agreement) plus one-half of one percent per annum, plus (B) 5.75% per annum. Interest payments are made on a quarterly basis.

The amount outstanding under this facility was $162,725,000 at December 31, 2016. Obligations under the facility are secured by a security interest in DLP IV’s assets, for the benefit of the lenders under the Loan Agreement, through an arrangement under which Wells Fargo serves as security intermediary. The life insurance policies owned by DLP IV do not serve as direct collateral for the obligations of GWG Holdings under its L Bonds or Series I Secured Notes. The difference between the outstanding balance as of December 31, 2016 and the carrying amount relates to unamortized debt issuance costs.

The Loan Agreement requires DLP IV to maintain a reserve account in an amount sufficient to pay 12 months of servicing, administrative and third party expenses identified under the Loan Agreement, and 12 months of debt service as calculated under the Loan Agreement. As of December 31, 2016, the amount set aside in the reserve account was $27,500,000.

The Agreement has certain financial and nonfinancial covenants, and we were in compliance with these covenants at December 31, 2016.

Total funds available for additional borrowings under the facility at December 31, 2016 was $0.

(7)  Series I Secured Notes

Series I Secured Notes (“Series I”) are legal obligations of GWG Life and were privately offered and sold from August 2009 through June 2011. The Series I are secured by the assets of GWG Life and are subordinate to obligations under our senior credit facilities (see Notes 5 and 6). We are party to a Third Amended and Restated Note Issuance and Security Agreement dated November 1, 2011, as amended, under which GWG Life is obligor, GWG Holdings is guarantor, and Lord Securities Corporation serves as trustee of the GWG Life Trust (“Trust”). This agreement contains certain financial and non-financial covenants, and we were in compliance with these covenants at both December 31, 2016 and 2015.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7)  Series I Secured Notes (cont.)

The Series I were sold with original maturity dates ranging from six months to seven years, and with fixed interest rates varying from 5.65% to 9.55% depending on the term of the note. The Series I have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Effective September 1, 2016, we no longer renew the Series I.

Interest on the Series I is payable monthly, quarterly, annually or at maturity depending on the election of the investor. At December 31, 2016 and 2015, the weighted-average interest rate of our Series I was 8.68% and 8.47%, respectively. The principal amount of Series I outstanding was $16,614,000 and $23,578,000 at December 31, 2016 and 2015, respectively. The difference between the amount outstanding on the Series I and the carrying amount on our balance sheet is due to netting of unamortized deferred issuance costs. Overall, interest expense includes amortization of deferred financing and issuance costs of $332,000 and $362,000 in 2016 and 2015, respectively. Future expected amortization of deferred financing costs is $209,000 in total over the next five years.

Future contractual maturities of Series I payable and future amortization of their deferred financing costs at December 31, 2016 are as follows:

Years Ending December 31,	Contractual Maturities	Amortization of Deferred Financing Costs
2017	$10,523,000	$41,000
2018	2,401,000	41,000
2019	1,024,000	20,000
2020	1,725,000	52,000
2021	941,000	55,000
	$16,614,000	$209,000

 (8)  L Bonds

Our L Bonds are legal obligations of GWG Holdings. Obligations under the L Bonds are secured by the assets of GWG Holdings and by GWG Life, as a guarantor, and are subordinate to the obligations under our senior credit facilities (see Notes 5 and 6). We began publicly offering and selling L Bonds in January 2012 under the name “Renewable Secured Debentures.” These debt securities were re-named “L Bonds” in January 2015. L Bonds are publicly offered and sold on a continuous basis under a registration statement permitting us to sell up to $1.0 billion in principal amount of L Bonds. We are party to an indenture governing the L Bonds dated October 19, 2011, as amended (“Indenture”), under which GWG Holdings is obligor, GWG Life is guarantor, and Bank of Utah serves as indenture trustee. The Indenture contains certain financial and non-financial covenants, and we were in compliance with these covenants at December 31, 2016 and 2015.

Effective September 1, 2016, we ceased selling 6-month and 1-year L Bonds until further notice. In addition, effective September 1, 2016, the L Bond interest rates changed to 5.50%, 6.25%, 7.50% and 8.50% for the 2-, 3-, 5- and 7-year L Bonds, respectively. The bonds have renewal features under which we may elect to permit their renewal, subject to the right of bondholders to elect to receive payment at maturity. Interest is payable monthly or annually depending on the election of the investor.

At December 31, 2016 and 2015, the weighted-average interest rate of our L Bonds was 7.23% and 7.16%, respectively. The principal amount of L Bonds outstanding was $387,067,000 and $282,171,000 at December 31, 2016 and 2015, respectively. The difference between the amount of outstanding L Bonds and the carrying amount on our balance sheets is due to netting of unamortized deferred issuance costs and cash receipts for new issuances in process. Amortization of deferred issuance costs was $7,099,000 and $5,285,000 in 2016 and 2015, respectively. Future expected amortization of deferred financing costs as of December 31, 2016 is $11,636,000 in total over the next eight years.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8)  L Bonds (cont.)

Future contractual maturities of L Bonds, and future amortization of their deferred financing costs, at December 31, 2016 are as follows:

Years Ending December 31,	Contractual Maturities	Amortization of Deferred Financing Costs
2017	$106,955,000	$1,178,000
2018	109,407,000	3,000,000
2019	90,463,000	3,450,000
2020	20,679,000	809,000
2021	28,923,000	1,512,000
Thereafter	30,640,000	1,687,000
	$387,067,000	$11,636,000

 (9)  Series A Convertible Preferred Stock

From July 2011 until September 2012, we privately offered shares of Series A of GWG Holdings at $7.50 per share. In the offering, we sold an aggregate of 3,278,000 shares for gross consideration of $24,582,000. Holders of Series A are entitled to cumulative dividends at the rate of 10% per annum, paid quarterly. Dividends on the Series A are accumulating and are recorded as a reduction to additional paid-in capital. Under certain circumstances described in the Certificate of Designation for the Series A, additional Series A shares may be issued in lieu of cash dividends at the rate of $7.00 per share.

Holders of Series A are entitled to a liquidation preference equal to the stated value of their preferred shares (i.e., $7.50 per share) plus accrued but unpaid dividends. Holders of Series A may presently convert each share of their Series A into 0.75 shares of our common stock at a price of $10.00 per share.

As of December 31, 2016, we issued an aggregate of 473,000 shares of Series A in satisfaction of $3,310,000 in dividends on the Series A, and an aggregate of 696,000 shares of Series A were converted into 522,000 shares of our common stock. As of December 31, 2016, we had 2,640,000 Series A shares outstanding with respect to which we incurred aggregate issuance costs of $2,838,000, all of which is included as a component of additional paid-in capital.

Purchasers of Series A in our offering received warrants to purchase an aggregate of 431,954 shares of our common stock at an exercise price of $12.50 per share. The grant date fair value of these warrants was $428,000. As of December 31, 2016, none of these warrants were exercised, 69,000 warrants have expired. The weighted-average remaining life of these warrants was 0.56 and 1.43 years at December 31, 2016 and 2015, respectively.

In September 2014, we completed, at our discretion, a public offering of our common stock and, as a result, the Series A was reclassified from temporary equity to permanent equity. We may redeem Series A shares at a price equal to 110% of their liquidation preference ($7.50 per share) at any time. As of December 31, 2016, we have redeemed an aggregate of 277,000 shares of Series A.

(10)  Redeemable Preferred Stock

Beginning November 30, 2015, we began publicly offering up to 100,000 shares of Redeemable Preferred Stock (“RPS”) at $1,000 per share. Holders of RPS are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS are recorded as a reduction to additional paid-in capital. Under certain circumstances described in the Certificate of Designation for the RPS, additional shares of RPS may be issued in lieu of cash dividends.

The RPS ranks senior to our common stock and pari passu with our Series A, and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS may presently convert their RPS into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10)  Redeemable Preferred Stock (cont.)

minimum conversion price of $15.00 and in an aggregate amount limited to 15% of the stated value of RPS originally purchased by such holder from us and still held by such holder.

Holders of RPS may request that we redeem their RPS at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any. Nevertheless, the Certificate of Designation for RPS permits us complete discretion to grant redemption requests. Subject to certain restrictions and conditions, we may also redeem shares of RPS without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, after one year from the date of original issuance, we may, at our option, call and redeem shares of RPS at a price equal to their liquidation preference.

As of December 31, 2016, we had sold 59,183 shares of RPS for aggregate gross consideration of $59,025,000, and incurred approximately $4,134,000 of selling costs related to the sale of those shares.

At the time of its issuance, we determined that the RPS contained two embedded features: (1) optional redemption by the holder at our discretion and (2) optional conversion by the holder. We determined that each of the embedded features met the definition of a derivative and that the RPS should be considered an equity host for the purposes of assessing the embedded derivatives for potential bifurcation. Based on our assessment under ASC 470 “Debt” we do not believe bifurcation of either the holder’s redemption or conversion feature is appropriate.

(11)  Series 2 Redeemable Preferred Stock

On February 14, 2017, our public offering up to 150,000 shares of Series 2 Redeemable Preferred Stock (“RPS 2”) at $1,000 per share was declared effective. Holders of RPS 2 are entitled to cumulative dividends at the rate of 7% per annum, paid monthly. Dividends on the RPS 2, when payable, will be recorded as a reduction to additional paid-in capital. Under certain circumstances described in the Certificate of Designation for the RPS 2, additional shares of RPS 2 may be issued in lieu of cash dividends.

The RPS 2 ranks senior to our common stock and pari passu with our Series A and RPS, and entitles its holders to a liquidation preference equal to the stated value per share (i.e., $1,000) plus accrued but unpaid dividends. Holders of RPS 2 may, less an applicable conversion discount, if any, convert their RPS 2 into our common stock at a conversion price equal to the volume-weighted average price of our common stock for the 20 trading days immediately prior to the date of conversion, subject to a minimum conversion price of $12.75 and in an aggregate amount limited to 10% of the stated value of RPS 2 originally purchased from us.

Holders of RPS 2 may request that we redeem their RPS 2 at a price equal to their liquidation preference at a price equal to their stated value plus accrued but unpaid dividends, less an applicable redemption fee, if any. Nevertheless, the Certificate of Designation for RPS 2 permits us complete discretion to decline requests for redemption. Subject to certain restrictions and conditions, we may also redeem shares of RPS 2 without a redemption fee upon a holder’s death, total disability or bankruptcy. In addition, we may, at our option, call and redeem shares of RPS 2 at a price equal to their liquidation preference (subject to a minimum redemption price, in the event of redemptions occurring less than one year after issuance, of 107% of the stated value of the shares being redeemed).

We have not sold any shares of RPS 2.

(12)  GWG MCA Capital, Inc — 9% Preferred Stock

Beginning March 31, 2016, GWG MCA began privately offering up to 2,000,000 shares of GWG MCA 9% Preferred Stock (“MCA Preferred”) at $10.00 per share. Holders of MCA Preferred are entitled to cumulative dividends at a rate of 9% per annum, paid monthly. Dividends on the MCA Preferred are included as interest expense in the statements of operations. As of December 31, 2016, a total of 7,155 shares of MCA Preferred had been sold for aggregate gross consideration of $72,000 and approximately $7,000 of selling costs related to the sale of these shares were incurred.

Holders of MCA Preferred were redeemed as of December 31, 2016 at the stated value of their shares plus accrued but unpaid dividends.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13)  Income Taxes

We had a current income tax liability of $0 as of both December 31, 2016 and 2015. The components of deferred income tax expense (benefit) for 2016 and 2015, respectfully, consisted of the following:

Income tax provision:	2016	2015
Deferred:
Federal	$252,000	$(2,660,000)
State	81,000	(850,000)
Total income tax expense (benefit)	$333,000	$(3,510,000)

We provided a valuation allowance against the deferred tax asset related to a note receivable, which was charged-off for financial reporting purposes, because we believe that, when realized for tax purposes, it will result in a capital loss that will not be utilized because we have no expectation of generating a capital gain within the applicable carryforward period. Therefore, we do not believe that it is “more likely than not” that the deferred tax asset will be realized.

We also provided a valuation allowance against the deferred tax asset related to a tax basis capital loss generated with respect to our settlement and subsequent disposal of an earlier investment. As we have no expectation of generating capital gains with the applicable carryforward period, we do not believe that it is “more likely than not” that the deferred asset will be realized.

The primary differences between the December 31, 2016 effective tax rate and the statutory federal rate are state taxes, and other non-deductible expenses. The most significant temporary differences between GAAP net income and taxable net income are the treatment of interest costs with respect to the acquisition of the life insurance policies and revenue recognition with respect to the mark-to-market of our life insurance portfolio.

The following table provides a reconciliation of our income tax expense (benefit) at the statutory federal tax rate to our actual income tax expense (benefit):

	2016		2015
Statutory federal income tax	$247,000	34.0%	$(3,004,000)	34.0%
State income taxes, net of federal benefit	56,000	7.8%	(561,000)	6.3%
Other permanent differences	30,000	4.2%	55,000	(0.6)%
Total income tax expense	$333,000	46.0%	$(3,510,000)	39.7%

The tax effects of temporary differences that give rise to deferred income taxes were as follows:

	2016	2015
Deferred tax assets:
Note receivable from related party	$2,023,000	$2,023,000
Net operating loss carryforwards	10,781,000	7,049,000
Other assets	1,130,000	375,000
Subtotal	13,934,000	9,447,000
Valuation allowance	(2,164,000)	(2,164,000)
Deferred tax assets	11,770,000	7,283,000

Deferred tax liabilities:
Investment in life insurance policies	(13,867,000)	(9,046,000)
Other	—	(1,000)
Net deferred tax liability	$(2,097,000)	$(1,764,000)

At December 31, 2016 and 2015, we had federal net operating loss (“NOL”) carryforwards of $26,642,000 and $17,451,000, respectively, and aggregate state NOL carryforwards of approximately $26,616,000 and $17,423,000, respectively. The NOL carryforwards will begin to expire in 2031. Future utilization of NOL carryforwards is subject

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(13)  Income Taxes (cont.)

to limitations under Section 382 of the Internal Revenue Code. This section generally relates to a more than 50 percent change in ownership over a three-year period. We currently do not believe that any issuance of common stock has resulted in an ownership change under Section 382.

We provide for a valuation allowance when it is not considered “more likely than not” that our deferred tax assets will be realized. At both December 31, 2016 and 2015 based upon all available evidence, we provided a valuation allowance of $2,164,000, against deferred tax assets related to the likelihood of recovering the tax benefit of a capital loss on a note receivable from a related entity and other capital losses. Management believes all other deferred tax assets are recoverable.

ASC 740 requires the reporting of certain tax positions that do not meet a threshold of “more-likely-than-not” to be recorded as uncertain tax benefits. It management’s responsibility to determine whether it is “more-likely-than-not” that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based upon the technical merits of the position. Management has reviewed all income tax positions taken or expected to be taken for all open years and determined that the income tax positions are appropriately stated and supported. We do not anticipate that the total unrecognized tax benefits will significantly change prior to December 31, 2016.

Under our accounting policies, interest and penalties on unrecognized tax benefits, as well as interest received from favorable tax settlements are recognized as components of income tax expense. At December 31, 2016 and 2015, we recorded no accrued interest or penalties related to uncertain tax positions.

Our income tax returns for tax years ended December 31, 2013, 2014, 2015 and 2016, when filed, remain open to examination by the Internal Revenue Service and various state taxing jurisdictions. Our tax return for tax year 2012 has now been examined by the IRS (finalized April of 2015) but is open for examination by various state taxing jurisdictions.

(14)  Common Stock

In September 2014, we consummated an initial public offering of our common stock resulting in the sale of 800,000 shares of common stock at $12.50 per share, and net proceeds of approximately $8.6 million after the payment of underwriting commissions, discounts and expense reimbursements. In connection with this offering, we listed our common stock on the Nasdaq Capital Market under the ticker symbol “GWGH.”

On June 24, 2015 we issued 60,000 restricted common shares at $9.70 per share, determined by the closing market price on the date of grant, to a vendor as payment for services to be rendered over three years. The cost of these shares is amortized over a 12-month period. On March 17, 2016, we issued an additional 6,500 restricted common shares at an average price of $7.16 per share, determined by the closing market price on the date of grant, to this same vendor for additional services provided to us. On April 25, 2016, we issued 25,000 restricted shares of common stock at $6.25 per share, determined by the closing market price on the date of grant, to a vendor as a form of payment for services the vendor is providing to us, which is expensed in the current period.

(15)  Stock Incentive Plan

We adopted our 2013 Stock Incentive Plan in March 2013. The Compensation Committee of our Board of Directors is responsible for the administration the plan. Incentives under the plan may be granted incentive stock options and non-statutory stock options; stock appreciation rights; stock awards; restricted stock; restricted stock units; and performance shares. Eligible participants include officers and employees of GWG Holdings and its subsidiaries, members of our Board of Directors, and consultants. 2,000,000 common shares are presently issuable under the plan.

In September 2014, we entered into a stock option agreement with a new management employee granting the employee the right to purchase up to 318,000 of our common stock at an exercise price of $12.50. The grant of such rights to purchase our common stock was treated as an inducement grant and was issued outside the GWG Holdings Inc. 2013 Stock Incentive Plan.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(15)  Stock Incentive Plan(cont.)

Through December 31, 2016, we had issued stock options for 2,048,000 shares of common stock to employees, officers, and directors under the plan. Options for 738,000 shares have vested, and the remaining options are scheduled to vest over three years. The options were issued with an exercise price between $6.35 and $10.18 for those beneficially owning more than 10% of our common stock, and between $6.00 and $10.25 for all others, which is equal to the estimated market price of the shares on the date of grant. The expected annualized volatility used in the Black-Scholes model valuation of options issued during the period was 25.9%. The annual volatility rate is based on the standard deviation of the average continuously compounded rate of return of five selected comparable companies over the previous 52 weeks. A forfeiture rate of 15% is based on historical information and expected future trend. As of December 31, 2016, stock options for 437,000 shares were forfeited and stock options for 28,000 shares were exercised.

Outstanding stock options:

	Vested	Un-vested	Total
Balance as of December 31, 2014	314,288	685,813	1,000,101
Granted during the year	79,500	273,700	353,200
Vested during the year	238,999	(238,999)	—
Exercised during the year	(27,667)	—	(27,667)
Forfeited during the year	(121,417)	(150,602)	(272,019)
Balance as of December 31, 2015	483,703	569,912	1,053,615
Granted during the year	22,500	608,350	630,850
Vested during the year	251,788	(251,788)	—
Forfeited during the year	(19,926)	(82,140)	(102,066)
Balance as of December 31, 2016	738,065	844,334	1,582,399

Compensation expense related to un-vested options not yet recognized is $525,000. We expect to recognize this compensation expense over the next three years ($265,000 in 2017, $157,000 in 2018, and $103,000 in 2019).

Stock Appreciation Rights (SARs) - On September 19, 2016 we issued SARs for 145,388 shares of the common stock to employees. The strike price of the SARs was $8.76, which was equal to the market price of the common stock at the close of business on September 19, 2016. 56,358 of the SARs were vested as of December 31, 2016, on which date the market price of the common stock was $8.82. A forfeiture rate of 15% was used in calculating our liability for the SARs.

Outstanding Stock Appreciation Rights:

	Vested	Un-vested	Total
Balance as of December 31, 2015	—	—	—
Granted during the year	106,608	133,127	239,735
Forfeited during the year	—	—	—
Balance as of December 31, 2016	106,608	133,127	239,735

A liability for Stock Appreciation Rights - Compensation Expense was recorded on December 31, 2016 in the amount of $4,266 and Compensation Expense was charged for the same amount.

(16)  Net Loss per Common Share

We have outstanding Series A and RPS, as described in Notes 9 and 10. The Series A and RPS are anti-dilutive to our net loss attributable to common shareholders calculation for the years ended December 31, 2016 and December 31, 2015. We also issued warrants to purchase common stock in conjunction with the sale of Series A (see Note 9). Both those warrants and our vested stock options are anti-dilutive at December 31, 2016 and 2015 and have not been included in the fully diluted net loss per common share calculation.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(17)  Commitments

We are party to an office lease with U.S. Bank National Association as the landlord. On September 1, 2015, we entered into an amendment to our original lease that expanded the leased space to 17,687 square feet and extended the term through 2026. Under the amended lease we are obligated to pay base rent plus common area maintenance and a share of building operating costs. Rent expenses under this agreement were $415,000 and $283,000 during 2016 and 2015, respectively.

Minimum lease payments under the amended lease are as follows:

2017	178,000
2018	185,000
2019	191,000
2020	198,000
2021	204,000
2022	210,000
2023	217,000
2024	223,000
2025	230,000
$1,836,000

 (18)  Contingencies

Litigation – In the normal course of business, we are involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on our financial position, results of operations or cash flows.

(19)  Guarantee of L Bonds

We are publicly offering and selling L Bonds under a registration statement declared effective by the SEC, as described in Note 8. Our obligations under the L Bonds are secured by substantially all the assets of GWG Holdings, a pledge of all our common stock held individually by our largest stockholders, and by a guarantee and corresponding grant of a security interest in substantially all the assets of GWG Life. As a guarantor, GWG Life has fully and unconditionally guaranteed the payment of principal and interest on the L Bonds. Substantially all of our life insurance policies are held by DLP III, DLP IV and the Trust. The policies held by DLP III and DLP IV are not collateral for the L Bond obligations as such policies serve as direct collateral for the senior credit facilities.

The consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantor and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of GWG Holdings or GWG Life, the guarantor subsidiary, to obtain funds from its subsidiaries by dividend or loan, except as described in these notes. A majority of insurance policies we own are subject to a collateral arrangement with LNV described in Note 6. Under this arrangement, collection and escrow accounts are used to fund premiums for the insurance policies and to pay interest and other charges under the senior credit facility.

The following represents consolidating financial information as of December 31, 2016 and December 31, 2015, with respect to the financial position, and as of December 31, 2016 and 2015, with respect to results of operations and cash flows of GWG Holdings and its subsidiaries. The parent column presents the financial information of GWG Holdings, the primary obligor for the L Bonds. The guarantor subsidiary column presents the financial information of GWG Life, the guarantor subsidiary of the L Bonds, presenting its investment in DLP III, DLP IV and the Trust under the equity method. The non-guarantor subsidiaries column presents the financial information of all non-guarantor subsidiaries, including DLP III, DLP IV and the Trust.

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19)  Guarantee of L Bonds (cont.)

Consolidating Balance Sheets

December 31, 2016	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$28,481,047	$49,360,952	$644,983	$—	$78,486,982
Restricted cash	—	2,117,649	35,708,947	—	37,826,596
Investment in life insurance policies, at fair value	—	41,277,896	469,914,458	—	511,192,354
Secured MCA advances	—	—	5,703,147	—	5,703,147
Life insurance policy benefits receivable	—	—	5,345,000	—	5,345,000
Other assets	3,854,233	2,056,822	810,640	(2,033,592)	4,688,103
Investment in subsidiaries	429,971,148	352,337,037	—	(782,308,185)	—

TOTAL ASSETS	$462,306,428	$447,150,356	$518,127,175	$(784,341,777)	$643,242,182

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior credit facilities	$—	$—	$156,064,818	$—	$156,064,818
Series I Secured Notes	—	16,404,836	—	—	16,404,836
L Bonds	381,312,587	—	—	—	381,312,587
Accounts payable	853,470	731,697	641,545	—	2,226,712
Interest payable	9,882,133	3,743,277	2,535,189	—	16,160,599
Other accrued expenses	862,369	544,032	2,303,952	(2,033,592)	1,676,761
Deferred taxes, net	2,097,371	—	—	—	2,097,371
TOTAL LIABILITIES	395,007,930	21,423,842	161,545,504	(2,033,592)	575,943,684

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	425,726,514	356,581,671	(782,308,185)	—
Convertible preferred stock	19,701,133	—	—	—	19,701,133
Redeemable preferred stock	59,025,164	—	—	—	59,025,164
Common stock	5,980	—	—	—	5,980
Additional paid-in capital	7,383,515	—	—	—	7,383,515
Accumulated deficit	(18,817,294)	—	—	—	(18,817,294)
TOTAL STOCKHOLDERS’ EQUITY	67,298,498	425,726,514	356,581,671	(782,308,185)	67,298,498

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$462,306,428	$447,150,356	$518,127,175	$(784,341,777)	$643,242,182

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19)  Guarantee of L Bonds (cont.)

Consolidating Balance Sheets (continued)

December 31, 2015	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS

Cash and cash equivalents	$32,292,162	$1,982,722	$150,221	$—	$34,425,105
Restricted cash	—	2,102,257	239,643	—	2,341,900
Investment in life insurance policies, at fair value	—	—	356,649,715	—	356,649,715
Other assets	1,742,074	688,071	30,900	—	2,461,045
Investment in subsidiaries	269,886,254	291,295,951	—	(561,182,205)	—

TOTAL ASSETS	$303,920,490	$296,069,001	$357,070,479	$(561,182,205)	$395,877,765

LIABILITIES & STOCKHOLDERS’ EQUITY

LIABILITIES
Senior credit facilities	$—	$(1,000,000)	$64,279,596	$—	$63,279,596
Series I Secured Notes	—	23,287,704	—	—	23,287,704
L Bonds	276,482,796	—	—	—	276,482,796
Accounts payable	280,988	157,217	1,079,235	—	1,517,440
Interest payable	8,529,959	3,544,626	265,476	—	12,340,061
Other accrued expenses	717,365	343,421	—	—	1,060,786
Deferred taxes, net	1,763,968	—	—	—	1,763,968
TOTAL LIABILITIES	287,775,076	26,332,968	65,624,307	—	379,732,351

STOCKHOLDERS’ EQUITY (DEFICIT)
Member capital	—	269,736,033	291,446,172	(561,182,205)	—
Convertible preferred stock	20,784,841	—	—	—	20,784,841
Common stock	5,942	—	—	—	5,942
Additional paid-in capital	14,563,834	—	—	—	17,149,391
Accumulated deficit	(19,209,203)	—	—	—	(19,209,203)
TOTAL STOCKHOLDERS’ EQUITY	16,145,414	269,736,033	291,446,172	(561,182,205)	16,145,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$303,920,490	$296,069,001	$357,070,479	$(561,182,205)	$395,877,765

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19)  Guarantee of L Bonds (cont.)

Consolidated Statements of Operations

For the year ended December 31, 2016	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Policy servicing fees	$—	$13,417	$—	$(13,417)	$—
Gain on life insurance policies, net	—	379,405	67,422,160	—	67,801,565
MCA income	—	—	929,303	—	929,303
Interest and other income	260,087	59,340	639,414	(212,375)	746,466
TOTAL REVENUE	260,087	452,162	68,990,877	(225,792)	69,477,334

EXPENSES
Origination and servicing fees	—	—	13,417	(13,417)	—
Interest expense	32,149,577	2,311,819	8,094,353	(212,375)	42,343,374
Employee compensation and benefits	6,874,368	4,358,406	551,522	—	11,784,296
Legal and professional fees	2,107,053	1,628,408	211,915	—	3,947,376
Other expenses	5,822,621	2,871,318	1,983,037	—	10,676,976
TOTAL EXPENSES	46,953,619	11,169,951	10,854,244	(225,792)	68,752,022

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(46,693,532)	(10,717,789)	58,136,633	—	725,312

EQUITY IN INCOME OF SUBSIDIARIES	47,418,844	58,822,543	—	(106,241,387)	—

NET INCOME BEFORE INCOME TAXES	725,312	48,104,754	58,136,633	(106,241,387)	725,312

INCOME TAX EXPENSE	333,403	—	—	—	333,403
NET INCOME	391,909	48,104,754	58,136,633	(106,241,387)	391,909
Preferred stock dividends	(3,537,287)	—	—	—	(3,537,287)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(3,145,378)	$—	$—	$—	$(3,145,378)

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19)  Guarantee of L Bonds (cont.)

For the year ended December 31, 2015	Parent	Guarantor Subsidiary	Non-Guarantor Subsidiaries	Eliminations	Consolidated
REVENUE
Policy servicing fees	$—	$2,217,471	$—	$(2,217,471)	$—
Gain on life insurance policies, net	—	—	39,381,003	—	39,381,003
Interest and other income	45,613	62,125	143,511		251,249
TOTAL REVENUE	45,613	2,279,596	39,524,514	(2,217,471)	39,632,252

EXPENSES
Origination and servicing fees	—	—	2,217,471	(2,217,471)	—
Interest expense	22,416,821	2,703,124	4,398,743	—	29,518,718
Employee compensation and benefits	6,007,347	2,002,673	—	—	8,010,020
Legal and professional fees	2,115,580	1,037,203	—	—	3,152,783
Other expenses	4,295,085	3,347,294	141,971	—	7,784,350
TOTAL EXPENSES	34,834,863	9,090,294	6,758,185	(2,217,471)	48,465,871

INCOME (LOSS) BEFORE EQUITY IN INCOME OF SUBSIDIARIES	(34,789,250)	(6,810,698)	32,766,329	—	(8,833,619)

EQUITY IN INCOME OF SUBSIDIARIES	25,955,631	32,766,108	—	(58,721,739)	—

NET INCOME (LOSS) BEFORE INCOME TAXES	(8,833,619)	25,955,410	32,766,329	(58,721,739)	(8,833,619)

INCOME TAX BENEFIT	(3,509,587)	—	—	—	(3,509,587)
NET INCOME (LOSS)	(5,324,032)	25,955,410	32,766,329	(58,721,739)	(5,324,032)
Preferred stock dividends	(2,069,242)	—	—	—	(2,069,242)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(7,393,274)	$—	$—	$—	$(7,393,274)

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19)  Guarantee of L Bonds (cont.)

Consolidated Statements of Cash Flows

For the year ended December 31, 2016	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$391,909	$48,104,754	$58,136,633	$(106,241,387)	$391,909
Adjustments to reconcile net income to net cash flows from operating activities:
(Equity) of subsidiaries	(47,418,845)	(58,822,542)	—	106,241,387	—
Gain on life insurance policies, gross	—	—	(48,988,406)	—	(48,988,406)
Amortization of deferred financing and issuance costs	7,720,065	(1,307,640)	2,032,827	—	8,445,252
Deferred income taxes	333,402	—	—	—	333,402
Preferred stock issued in lieu of cash dividends	689,742	—	—	—	689,742
Preferred stock dividends payable	302,972	—	—	—	302,972
(Increase) decrease in operating assets:
Life insurance policy benefits receivable	—	—	(5,345,000)	—	(5,345,000)
Due from related parties	—	1,169	—	—	1,169
Other assets	(112,725,117)	(44,866,357)	19,683,919	114,884,593	(23,022,962)
Increase (decrease) in operating liabilities:
Due to related party	(2,033,592)	—	2,033,592	—	—
Accounts payable	572,483	574,481	(437,692)	—	709,272
Interest payable	2,191,113	420,259	2,256,824	—	4,868,196
Other accrued expenses	706,718	2,873,233	(7,979,395)	—	(4,399,444)
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(149,269,149)	(53,022,643)	21,393,302	114,884,593	(66,013,897)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	—	(94,952,879)	—	(94,952,879)
Carrying value of matured life insurance policies	—	—	10,992,624	—	10,992,624
Investment in Secured MCA advances	—	—	(8,727,924)	—	(8,727,924)
Proceeds from Secured MCA advances	—	—	2,553,466	—	2,553,466
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(90,134,713)	—	(90,134,713)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings on senior credit facilities	—	—	97,713,952	—	97,713,952
Payments for redemption of Series I Secured Notes	—	(7,469,462)	—	—	(7,469,462)
Proceeds from issuance of L Bonds	153,874,402	—	—	—	153,874,402
Payment of deferred issuance costs for L Bonds	(10,149,316)	—	—	—	(10,149,316)
Payments for redemption of L Bonds	(45,754,691)	—	—	—	(45,754,691)
Issuance of common stock	244,185	—	—	—	244,185
Proceeds (payments) from restricted cash	—	(15,392)	(35,469,305)	—	(35,484,697)
Proceeds from issuance of preferred stock	57,040,946	—	71,555	—	57,112,501
Payments for issuance costs of preferred stock	(4,133,526)	—	(7,340)	—	(4,140,866)
Payments for redemption of preferred stock	(2,126,678)	—	(71,555)	—	(2,198,233)
Payments of preferred stock dividends	(3,537,288)	—	—	—	(3,537,288)
Issuance of member capital	—	107,885,727	6,998,866	(114,884,593)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	145,458,034	100,400,873	69,236,173	(114,884,593)	200,210,487

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,811,115)	47,378,230	494,762	—	44,061,877

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	32,292,162	1,982,722	150,221	—	34,425,105

END OF THE PERIOD	$28,481,047	$49,360,952	$644,983	$—	$78,486,982

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(19)  Guarantee of L Bonds (cont.)

Consolidated Statements of Cash Flows (continued)

For the year ended December 31, 2015	Parent	Guarantor Sub	Non-Guarantor Sub	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(5,324,032)	$25,955,410	$32,766,329	$(58,721,739)	$(5,324,032)
Adjustments to reconcile net income to net cash flows from operating activities:
(Equity) of subsidiaries	(25,955,632)	(32,766,107)	—	58,721,739	—
Gain on life insurance policies, gross	—	—	(39,371,059)	—	(39,371,059)
Amortization of deferred financing and issuance costs	4,081,051	362,457	(731,452)	—	3,712,056
Deferred income taxes	(3,509,587)	—	—	—	(3,509,587)
Preferred stock issued in lieu of cash dividends	683,133	—	—	—	683,133
Preferred stock dividends payable	6,800	—	—	—	6,800
(Increase) decrease in operating assets:
Due from related parties	—	(1,256)	—	—	(1,256)
Life insurance policy benefits receivable	—	—	1,750,000	—	1,750,000
Other assets	(58,689,451)	(43,314,345)	—	101,699,270	(304,526)
Increase (decrease) in operating liabilities:
Accounts payable	(129,909)	(85,463)	529,236	—	313,864
Interest payable	2,730,921	233,786	(751,178)	—	2,213,529
Other accrued expenses	2,059,136	149,242	(24,985)	—	2,183,393
NET CASH FLOWS USED IN OPERATING ACTIVITIES	(84,047,570)	(49,466,276)	(5,833,109)	101,699,270	(37,647,685)

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in life insurance policies	—	—	(38,906,934)	—	(38,906,934)
Proceeds from settlement of life insurance policies	—	—	4,511,289	—	4,511,289
NET CASH FLOWS USED IN INVESTING ACTIVITIES	—	—	(34,395,645)	—	(34,395,645)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayment of senior credit facilities	—	—	(7,150,000)	—	(7,150,000)
Payments for redemption of Series I Secured Notes	—	(4,891,681)	—	—	(4,891,681)
Proceeds from issuance of L Bonds	131,159,348	—	—	—	131,159,348
Payment of deferred issuance costs for L Bonds	(7,499,601)	—	—	—	(7,499,601)
Payments for redemption of L Bonds	(35,984,061)	—	—	—	(35,984,061)
Proceeds (payments) from restricted cash	—	(2,019,757)	3,973,910	—	1,954,153
Issuance of common stock	582,000	—	—	—	582,000
Payments for redemption of preferred stock	(295,185)	—	—	—	(295,185)
Payments of preferred stock dividends	(2,069,242)	—	—	—	(2,069,242)
Issuance of member capital	—	58,144,205	43,555,065	(101,699,270)	—
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	85,893,259	51,232,767	40,378,975	(101,699,270)	75,805,731

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,845,689	1,766,491	150,221	—	3,762,401

CASH AND CASH EQUIVALENTS
BEGINNING OF THE PERIOD	30,446,473	216,231	—	—	30,662,704

END OF THE PERIOD	$32,292,162	$1,982,722	$150,221	$—	$34,425,105

GWG HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(20)  Concentration

We purchase life insurance policies written by life insurance companies having investment-grade ratings by independent rating agencies. As a result, there may be certain concentrations of policies with life insurance companies. The following summarizes the face value of insurance policies with specific life insurance companies exceeding 10% of the total face value held by us.

	As of December 31,
Life insurance company	2016	2015
John Hancock	14.36%	12.73%
AXA Equitable	13.42%	14.00%
Lincoln National	11.22%	*

____________

*         percentage does not exceed 10% of the total face value.

The following summarizes the number of insurance policies held in specific states exceeding 10% of the total face value held by us:

	As of December 31,
State of residence	2016	2015
California	20.72%	25.25%
Florida	19.42%	19.95%

 (21)  Subsequent Events

Subsequent to December 31, 2016, eight policies covering seven individuals have matured. The combined insurance benefits of these policies were $15,975,000. We recorded realized gains of $13,956,000 on these seven policies.

Subsequent to December 31, 2016, we have issued approximately an additional $15,318,000 in principal amount of L Bonds.

Subsequent to December 31, 2016 we have issued approximately $16,871,000 of RPS.

On February 9, 2017, we declared a special cash dividend in the amount of $2.50 per share, payable on or about April 14, 2017, to the holders of RPS of record as of the close of business on April 5, 2017.

On February 14, 2017, we began a public offering of up to 150,000 shares of RPS 2 at $1,000 per share. As of March 15, 2017, the date on which we filed our Annual Report on Form 10-K for the period ended December 31, 2016, we have not sold any shares of RPS 2.

Effective February 16, 2017, Paul Siegert, Director and Executive Chairman, voluntarily resigned from the Board of Directors. As part of his resignation, we agreed to repurchase Mr. Siegert’s 200,445 shares of GWG common stock for an aggregate of approximately $1.604 million. As a separation payment, Mr. Siegert will continue to receive his regular salary payments (annualized to approximately $201,000) through December 31, 2017 and he forfeited all options, both unvested and vested, to purchase shares of GWG common stock. Following his resignation, the Board of Directors appointed Mark Schwarzmann as a director of the Board and Jon Sabes was appointed Chairman of the Board.

(22)  Reclassification of Preferred Stock Dividends

For the quarter ended December 31, 2016, we identified an error relating to prior periods in the classification of preferred stock dividends on the consolidated statement of operations and balance sheet. Preferred stock dividends have been classified as interest expense since the third quarter of 2014, when our initial public offering became effective. As a result, dividend cost resulted in an increase of the accumulated deficit on the balance sheet. The preferred stock dividends should have been charged directly to additional paid-in capital and are separately reflected as preferred stock dividends on the consolidated statement of operations. The reclassification of preferred stock dividends did not result in any changes to total equity in any of the periods effected. Additionally, the reclassification did not result in any changes to net loss attributable to common shareholders or net loss per common share for the year ended December 31, 2015.

1,000,000 Units
($1,000,000,000)

GWG HOLDINGS, INC.

L Bonds

_______________

PROSPECTUS

_______________

April 5, 2017